UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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KBR, INC.

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ONE KBR

2017 Annual Meeting of Stockholders and Proxy Statement

RBS RBS RBS

Yas Island, Abu Dhabi, United Arab Emirates: As the Project Management Consultant for Yas Island, KBR has played an integral part in the development of Yas Island delivering a unique international tourist destination in addition to a sustainable resident community. KBR's scope incorporated project management services; stakeholder management; health, safety and environment; design management; project controls; information management; and procurement for the Formula 1 Grand Prix Circuit, Ferrari World theme park, hotels, marinas and golf courses development, as well as the design, construction and operation of a 20,000 person camp for the site's construction workers.

To Our Stockholders,

Last year, we worked hard to position KBR for long-term earnings growth and deliver on the strategy outlined to our shareholders in December 2014. We achieved significant milestones and strategic successes and we made good progress resolving substantial legacy legal and project challenges. At the same time, we worked to expand our business despite a challenging energy market and strengthened our commercial processes from bidding through project execution. As a result KBR now has become a global leader in differentiated professional services with a lower risk, more sustainable contract portfolio with a world class safety culture.

KBR welcomed new colleagues and completed strategic acquisitions expanding our government services offerings, technology portfolio, and industrial maintenance specialty welding and turnarounds capability through our Brown & Root joint venture. We see a number of great opportunities ahead in all of our businesses.

In the Government Services (“GS”) markets globally we see earnings growth due to the start-up of two long-term major contracts awarded in 2016 in the UK. In addition, we see new prospects through KBRwyle providing full spectrum support for government mission requirements including research and development, program management and integration, testing, engineering, logistics, deployed operations, and life-cycle sustainment. In 2017 we will also have the first full year of earnings from our acquisitions of Wyle Inc. and Honeywell Technology Solutions Inc.

We see momentum in Technology & Consulting (“T&C”) through an expanded portfolio of proprietary and partner technologies leveraging our strong engineering and technical expertise and increased consulting activity on upstream studies and projects with potential pull-through opportunities for other KBR capabilities. T&C has a large and growing installed base of gas monetization and refining facilities globally and this positions us well for an increasing number of revamp/expansion opportunities. We will continue to push boundaries to offer value-add and innovative solutions to our customers.

For Engineering & Construction (“E&C”), the past year has been one of challenges but also opportunities. E&C remains well-placed for the next cycle of downstream, modular, and mid-scale LNG opportunities and to selectively pursue large hydrocarbons projects provided they meet the appropriate risk/return profile. During 2016 we repositioned our portfolio across E&C to be more operating expenditure facing. Our industrial services business now operates globally in the areas of maintenance, turnaround and brownfield/sustaining capital small projects. The Industrial Services market continues to present a good growth opportunity. In addition, E&C will focus on strong engagement with customers and new opportunities through concept/pre-FEED/FEED studies and capitalizing on our growing infrastructure and downstream opportunities.

KBR continues to succeed because of the determination and resilience of our employees. I am immensely proud and appreciative of our people, who are KBR’s greatest strength. We know our business. We know how to solve complex problems and collaborate with customers to develop solutions. We know how to work together and go beyond what is expected to get the job done. That spirit is the key to our success. Empowered, collaborative, committed, accountable, and passionate — our people are the foundation on which we will meet the challenges of the future.

I am grateful to our stockholders for their on-going support. KBR is a great company with many more exciting chapters yet to be written. This is only the beginning of our journey following the successful implementation of our strategic plan. We are more strongly positioned with a solid foundation on which to build and prosper even during the most challenging of times.

I would also like to thank Richard Slater for his invaluable service to KBR as a member of our Board of Directors for over 10 years. I wish him the very best in his well-deserved retirement.

I am proud of what we have accomplished, and going forward, we remain committed to providing value to our stockholders through the innovation and passion that are the heart of KBR.

Sincerely,

Stuart J. B. Bradie

President and Chief Executive Officer

April 3, 2017

Notice of Annual Meeting of Stockholders

Wednesday, May 17, 2017

9:00 a.m.

601 Jefferson Street, Houston, Texas 77002

KBR, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Wednesday, May 17, 2017, at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. At the meeting, stockholders will be asked to consider and act upon the following matters discussed in the attached proxy statement:

1.

To elect as directors the nominees named in the attached proxy statement.

2.

To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2017.

3.

To consider and act upon an advisory vote to approve the named executive officer compensation as described in the Compensation Discussion and Analysis herein.

4.

To consider and act upon an advisory vote to approve a one-year frequency of the advisory vote on the named executive officer compensation.

5.

To transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Wednesday, March 22, 2017, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

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electronically via the Internet at www.proxyvote.com,

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by telephone, if you are in the U.S. or Canada, by calling 1-800-690-6903, or

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by marking your votes, dating and signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.

If you hold KBR shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

April 3, 2017

By Order of the Board of Directors,

Eileen Akerson

Secretary

IF YOU PLAN TO ATTEND:

Attendance at the meeting is limited to stockholders. No guests will be admitted. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin promptly at 9:00 a.m. Each stockholder holding KBR shares in brokerage accounts is required to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

Table of Contents

PROXY SUMMARY	6
PROXY STATEMENT	16
GENERAL INFORMATION	16
ELECTION OF DIRECTORS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
EXECUTIVE OFFICERS	23
CORPORATE GOVERNANCE	26
COMPENSATION DISCUSSION AND ANALYSIS	33
COMPENSATION COMMITTEE REPORT	52
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	52
EXECUTIVE COMPENSATION	53
DIRECTOR COMPENSATION	66
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	67
RELATED PERSON POLICIES	67
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	67
AUDIT COMMITTEE REPORT	68
PRINCIPAL ACCOUNTANT FEES AND SERVICES	70
PROPOSAL NO. 2 Ratify the Appointment of Independent Registered Public Accounting Firm	70
PROPOSAL NO. 3 Advisory Vote to Approve Named Executive Officer Compensation	71
PROPOSAL NO. 4 Advisory Vote to Approve the Frequency of Advisory Votes on Named Executive Officer Compensation	72
QUESTIONS AND ANSWERS ABOUT VOTING	73
ADDITIONAL INFORMATION	75
OTHER MATTERS	75
ADDITIONAL INFORMATION AVAILABLE	75
2017 | PROXY STATEMENT	5

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. For more information about these topics, we encourage you to review the complete proxy statement prior to voting.

STRATEGIC EXPANSION YEAR

Strategic Expansion Highlights

KBR underwent a significant strategic expansion in 2016. While the overall financial results in 2016 were below expectations, our chief executive officer (“CEO”) initiated actions in 2016 that successfully executed our strategy to become a global professional services company providing differentiated technical and professional services and technologies across the asset and program lifecycle within the government and hydrocarbons industries and grow earnings in the long term. Described below are elements key to KBR’s strategic change.

•

We completed strategic acquisitions in three key focus areas: differentiated Government Services, Technology, and Industrial Services (as part of Engineering and Construction (“E&C”)). KBR acquired Wyle Inc. and Honeywell Technology Solutions Inc., two well-established and highly technical government services companies; a small portfolio of complementary technologies from Chematur Technologies AB; and a specialty welding and turnarounds company through our Brown & Root joint venture. These acquisitions furthered our long-term strategy to position KBR as a global leader in differentiated professional services, and to do so under an increasingly lower risk, reimbursable-type contract portfolio. These businesses provide a greater stability and predictability of future earnings with high cash conversion rates. The steady earnings and cash flows also provide us with the financial flexibility to be selective in determining which large Engineering, Procurement, and Construction (“EPC”) prospects we should pursue in the future.

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We had significant and highly strategic wins in the UK Government Services business with the United Kingdom Military Flying Training System and Army 2020 contracts, which have a combined award value of almost $1 billion.

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We continue to see revenue growth and high margins in our Technology and Consulting business.

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We continued the strategic expansion of KBRwyle, including our heritage U.S. government services business.

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We grew Industrial Services revenue by over 20% through both organic and acquisitive growth.

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We were awarded several Front End Engineering and Design (“FEED”) and pre-FEED studies in multiple strategic areas.

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We have seen good growth coming out of our E&C business in the Middle East and Australia.

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We had sizeable employee growth over the last two years. We currently have over 34,000 employees globally (including our joint ventures). Even with headwinds in the oil and gas market, we have stabilized our revenue base across KBR.

2017 | PROXY STATEMENT	6

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KBRwyle: In July 2016, KBR acquired Wyle Inc. (Wyle), a leading provider of specialized engineering and professional, scientific, and technical services primarily to the U.S. federal government. Wyle now operates under the new company brand “KBRwyle” that preserves the Wyle name and logo, acknowledges the value of KBR’s new ownership, and honors the legacies of both companies. The combined brand “KBRwyle” maintains continuity for Wyle’s existing clients and highlights to KBR’s clients and the market that together with Wyle’s technical capabilities, KBR’s Government Services capabilities and service offerings now span the full spectrum of government mission requirements including research and development, testing, engineering, logistics, deployed operations, and life-cycle sustainment. Pictured above is an F-35 fighter jet, for which KBRwyle provides engineering and integration support services.

KTS: In September 2016, KBR acquired Honeywell Technology Solutions Inc., which we converted into KBRwyle Technology Solutions, LLC (KTS). The acquisition of KTS continues KBR’s strategy of expanding its global Government Services solutions into higher-end technical services that offer increased margins and a lower risk profile. The addition of KTS builds on KBR’s acquisition of KBRwyle, and KTS will be integrated into KBRwyle. The combination of KBRwyle, KTS, and KBR’s existing government services business will create a total life cycle government services organization that spans the aerospace and defense programs from research and development, through test and evaluation, to operations, maintenance, and field logistics. Pictured above is a rendering of a satellite orbiting earth, which is representative of KTS’s space business line where KTS offers satellite mission lifecycle services.

2017 | PROXY STATEMENT	7

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Status of Strategic Initiatives

In 2016, we made significant progress toward completing our strategic initiatives that were outlined to our shareholders in December 2014, as noted below:

Strategic Initiatives	Status
• Exit non-strategic businesses
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Completed two of three fixed-priced EPC Power projects in 2015; final project targeted completion Q2 2017

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Sold Building Group in 2015; pre-tax gain $28 million; cash proceeds $23 million

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Sold U.S. Infrastructure business in 2015; pre-tax gain $12M; cash proceeds $18 million

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Closed U.S. Minerals office in 2015

• Businesses under review	• Transferred U.S. Industrial Services Business to Brown & Root JV • Transferred Canadian Pipe Fabrication/Module Assembly Business to EPIC JV
• Reduce costs by $200 million by Y/E 2016	• Approximately $297 million identified and actioned by December 31, 2016
• Achieve Target Margins by Y/E 2016: • T&C (Low 20s) • E&C (High single digits) • GS (Low teens)	• T&C 2016: 21% • E&C 2016: 2.5% • GS 2016: 13%
• Resolve outstanding disputes
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U.S. Government audits through 2011 largely completed. Only $9 million in questioned costs remain open out of approximately $46 billion audited

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LogCAP III tort cases – Sodium Dichromate cases dismissed on merits. Subject to appeal.

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PEMEX – in advanced settlement discussions

• Employ a balanced capital allocation policy
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Returned $50 million to shareholders in 2016; $1.1 billion since January 2007

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Paid a competitive yielding dividend

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Purchased 21% of pipe fabrication business (EPIC JV) in 2015

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Acquired three technology subsidiaries from Chematur Technologies AB (closed 1Q16)

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Acquired Wyle Inc. (closed in 3Q16)

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Acquired Honeywell Technology Solutions Inc. (closed in 3Q16)

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Acquired a specialty welding and turnarounds company through our Brown & Root joint venture (closed 4Q16)

2017 | PROXY STATEMENT	8

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Reducing Portfolio Risk

Despite the significant milestones and strategic achievements in 2016, we took charges on certain legacy major lump sum EPC projects during the year. The projects for which we took charges in 2016 are the final legacy major lump sum domestic EPC projects remaining in our E&C portfolio. These legacy projects were initiated before the implementation of our new strategy in December 2014.

In addition, we resolved a number of outstanding commercial issues and made significant progress in resolving several legal matters, including engaging in advanced discussions between Commisa and PEP to settle our EPC 1 legal claim subject to final approval by the parties. Additionally, we resolved several legal matters from the legacy LogCAP III contract and made significant progress in resolving the SEC investigation and associated class action lawsuits related to the restatement of our 2013 financial statements.

Our backlog is greater than 70% cost plus, Private Finance Initiative, small project, and recurring revenue. This, coupled with the above, derisks the future considerably.

A Balanced Portfolio

Two of KBR’s strategic acquisitions, Wyle Inc. and Honeywell Technology Solutions Inc., now KTS, greatly expanded our Government Services capabilities. The below charts show the change in the percentage of 2016 pro forma revenue by business when these acquisitions (annualized) are added.

2017 | PROXY STATEMENT	9

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FINANCIAL HIGHLIGHTS AND SHAREHOLDER RETURN

As presented in our 2016 10-K, which was filed on February 24, 2017, we took actions during the year which have positioned KBR to successfully execute our strategy and grow earnings in the long-term. However, our overall financial results in 2016 were below expectations, which translated into lower than expected earnings per share in 2016 and a lower one-year relative shareholder return than in 2015, as provided below.

PAY FOR PERFORMANCE PHILOSOPHY AT WORK

In 2016, we delivered on our strategic expansion. While our total shareholder return (“TSR”) was positive in 2016, we had write-downs on several of our projects that resulted in less than expected earnings per share. Appropriately, the compensation of our Named Executive Officers (“NEOs”) was aligned with this performance. Specifically, our:

•

NEOs’ base salary was left unchanged in 2016;

•

CEO’s base salary has not increased since he began with KBR in 2014;

•

2016 Short-Term Incentive Plan average payout to our NEOs was significantly below target at approximately 49% after discretionary downward adjustment by our Compensation Committee; and

•

Long-Term Cash Performance Award Plan paid zero for the awards granted in 2012, 2013, and, after a discretionary downward adjustment by our Compensation Committee, 2014.

Our three-year TSR from January 1, 2014, to December 31, 2016, trailed below the median of our TSR Peer Group (defined in the Compensation Discussion and Analysis of this proxy statement under the section titled “KBR Long-Term Performance Cash Awards” (in October 2014, the 2014 TSR Peer Group was automatically revised to exclude URS Corporation because it was acquired by AECOM Technology Corporation, and as a result, the 2014 TSR Peer Group is now the same as the 2015 and 2016 TSR Peer Groups)) and largely reflects performance on projects started prior to the strategy implementation announced in December 2014. Consequently, the long-term performance cash awards payable for the three-year period ending on December 31, 2016 earned zero, which represented 60% of our NEOs’ annual long-term incentive compensation opportunity when granted in 2014. This will be the third year our NEOs have received zero payouts under the KBR Long-Term Performance Cash Awards.

The target value granted to our NEOs under the KBR Long-Term Performance Cash Awards over the last three years and the actual payout at the end of the three-year performance period is illustrated below.

2017 | PROXY STATEMENT	10

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In addition, our CEO forfeited 100% of his KBR Performance Restricted Stock Units (“PRSUs”) that were scheduled to vest in 2016. Our CEO was subject to an additional performance criterion on the below restricted stock units granted in 2014 because of his assumption of the CEO role mid-year. In order to vest in these PRSUs, our stock must have 6% TSR for each year prior to vesting.

These payouts and forfeitures demonstrate a compensation program designed on the principles of “Pay for Performance.” Our incentive plan payouts are more fully described in our Compensation Discussion and Analysis section of this proxy statement. Even though we believe our compensation program reflects pay for performance, our Compensation Committee exercised downward discretion to reduce the 2016 Short-Term Incentive Plan payouts for our NEOs below the achieved metrics (for a more detailed description of how the downward discretion was applied, see the section titled “Short-Term Incentives (Annual)” in our Compensation Discussion and Analysis section of this proxy statement).

In addition to the downward discretion applied to the NEOs’ 2016 Short-Term Incentive Plan payouts, our Compensation Committee exercised downward discretion to reduce the payout of the KBR Long-Term Performance Cash Awards payable for the period ended on December 31, 2016, from a 30.5% payout to a 0% payout.

CHANGES MADE TO NEOs’ 2016 COMPENSATION

Based on prior year performance, peer-comparative data, and the recommendation of our CEO, our Compensation Committee approved zero 2016 base salary increases for all NEOs. In addition, our Compensation Committee approved zero 2016 short-term incentive target increases and zero 2016 long-term incentive target increases for all NEOs, excluding the CEO and Mr. Ibrahim.

Based on peer-comparative data for the CEO’s level of compensation, our strong financial and TSR (third best TSR out of 10 companies in our TSR Peer Group) results in 2015, and on our Board’s satisfaction with his personal engagement in formulating and leading KBR’s strategic expansion (our CEO’s performance is more fully described on page 33 of this proxy statement in the section titled “Performance Highlights”), our Compensation Committee and Board approved increases to our CEO’s short- and long-term at-risk incentive targets for 2016 rather than increasing his base salary. These increases were made to recognize our CEO’s performance in 2015 and to bring his target compensation closer to the median of our Core Peer Group (our Core Peer Group is described below in the Compensation Discussion and Analysis of this proxy statement under the section titled “Core Peer Group”). The CEO’s 2016 total target compensation was kept below the median total target compensation for our Core Peer Group.

With respect to Mr. Ibrahim, based on peer-comparative data and his strong performance, our Compensation Committee approved an increase to Mr. Ibrahim’s short-term incentive target for 2016. Mr. Ibrahim’s short-term incentive target was kept below the median short-term incentive target for our Core Peer Group.

2017 | PROXY STATEMENT	11

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Skikda LNG Project (Skikda, Algeria): The Skikda liquid natural gas project expanded with the addition of the largest liquid natural gas train ever built in Algeria. KBR has provided engineering, procurement, and construction services to the Skikda project in this challenging location.

Gorgon LNG Project (Barrow Island, Western Australia): Gorgon is one of the world’s largest natural gas projects and the largest single resource development in Australia’s history. It is one of two liquid natural gas projects in Australia for which KBR is providing engineering, procurement, and construction services.

2017 | PROXY STATEMENT	12

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ZERO HARM – A PERSONAL RELATIONSHIP WITH SAFETY

In alignment with our commitment to safety, our CEO launched our Zero Harm initiative company-wide in 2014, which is aimed at continuously decreasing our recordable incident rates in an effort to become an industry safety leader. Our initiative incorporates three dynamic components – Zero Harm, 24/7, and Courage to Care. Periodic teleconferences not to exceed two week intervals are hosted by KBR Regional/Business Unit leadership and their respective projects from around the globe. The purpose of these teleconferences is to review recent incidents to ensure steps have been taken to prevent recurrence and to share information globally. These calls are also used to screen incidents for inclusion in Regional and Global Incident Review Board sessions. To further underscore our commitment to safety, we increased the weighting of the safety performance metric under our short-term incentive plan from 5% in 2014 to 10% in 2015 and continued the 10% weighting in 2016. Since the significant drop in total recordable incident rate (“TRIR”) in 2015, we have been approaching goal setting as a Continuous Improvement Model where every business and the entirety of KBR is expected to improve on the TRIR from the previous year. In 2016, we went even further, breaking down the TRIR into two targets: KBR TRIR Fabrication Yards and KBR TRIR minus Fabrication Yards for more transparency given that we expected to have a significant drop in our fabrication hours in 2016 (from 64 million fabrication hours in 2015 to 25 million fabrication hours in 2016) with zero fabrication hours after August 2016. With the fabrication hours reduction, we wanted to ensure an equitable comparison with our consolidated safety from 2015. This was intended to ensure that our Consolidated Safety metric maintained the same level of rigor as in 2015. We saw an improvement in both targets, where KBR TRIR Fabrication Yards had a 42.3% improvement from 0.097 in 2015 to 0.056 in 2016 and KBR TRIR (minus Fabrication Yards) had a 15.1% improvement from 0.279 in 2015 to 0.237 in 2016.

In addition to our improvement in lagging indicator metrics, we have realized a higher level of engagement in health-, safety-, and environment-specific leading indicator activities like Courage to Care Conversations, Leadership SAFE (Shaping Accident Free Environments) Tours, and an annual Zero Harm Day celebrated around the globe. KBR’s Zero Harm Day event provides an opportunity to recognize improvements in KBR’s safety performance, reflect on the importance of being an incident free organization, and focus on ways to maintain and improve upon personal and workplace safety practices. At KBR’s second annual Zero Harm Day held at KBR’s headquarters in Houston, our CEO and the Houston Fire Department unveiled a KBR-sponsored ‘Zero Harm’ vehicle that was purchased with a donation made to the Houston Fire Department by KBR’s annual charity golf tournament. Houston firefighters will use the vehicle five days a week to install smoke detectors in homes in at-risk, local neighborhoods.

2017 | PROXY STATEMENT	13

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TAIF-NK VCC™ Project (Nizhnekamsk, Tatarstan, Russia): TAIF is the largest capacity implementation of KBR’s Veba Combi Cracking (VCC™) technology. KBR provided the technology and basic engineering design packages for the unit as well as start-up support services.

Mississippi Power’s Kemper County Energy Facility (Mississippi, USA): In 2016, TRIG™, a revolutionary and innovative technology jointly developed by KBR, Southern Company, and the U.S. Department of Energy, was successfully deployed at a commercial scale to convert low rank coal into synthesis gas that is used for generating clean electricity. At the same time, the facility captures about 65% of carbon dioxide emissions making it the world’s most advanced coal plant with a minimal impact on the environment.

2017 | PROXY STATEMENT	14

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ASPIRE – GROUP TO PROMOTE GENDER DIVERSITY AT KBR

In January 2016, our CEO helped launch ASPIRE, a new employee resource group with a mission to cultivate women leaders and promote gender diversity through a collaborative community for the benefit of all employees and KBR. ASPIRE’s vision is to make KBR an employer of choice where women are influencing, leading, and learning. ASPIRE is leading the way in KBR’s focus on promoting diversity of all types across our workforce. ASPIRE recently launched its UK chapter with a full day of events including a breakfast briefing from senior management, a professional development lunch, and an evening reception to introduce the network. ASPIRE UK’s aim is to build a culture of inclusion and respect that enhances team performance, making KBR a more efficient business.

ASPIRE activities held in 2016 included a Women@KBR exhibit, several interactive sessions led by female leadership, brown bag sessions, webinars, and book club sessions. For each activity, influential leaders within KBR or from the community are invited as speakers. In celebration of International Women’s Day on March 8, 2017, ASPIRE invited Annise Parker, former Mayor of Houston, to speak with employees about leadership. A periodic newsletter is issued to keep employees apprised of upcoming events and to profile women in leadership roles at KBR.

2017 | PROXY STATEMENT	15

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Proxy Statement

General Information

The accompanying proxy is solicited by the Board of Directors of KBR, Inc. (“KBR,” the “Company,” “we” or “us”). By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting of Stockholders.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis and no guests will be admitted. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you are required to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

If you attend the meeting, you may vote in person. If you are not present, your shares can be voted only if you have followed the instructions for voting via the Internet or by telephone or returned a properly executed proxy, and in these cases, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the meeting.

The record date for determination of stockholders entitled to vote at the meeting is Wednesday, March 22, 2017. KBR’s common stock, par value $0.001, is the only class of capital stock that is outstanding. As of March 22, 2017, there were 143,140,791 shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the meeting.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Except as set forth below, shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.

Directors are elected by a majority of votes cast (the number of shares voted “for” a candidate must exceed the number of shares voted “against” the candidate). Shares present but not voting on the election of directors will be disregarded, except for quorum purposes, and will have no legal effect.

The election inspectors will treat shares held in street name that cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters for which brokers may exercise their own discretion.

The frequency of future advisory votes on the named executive officer compensation receiving the greatest number of votes (every one, two, or three years) will be considered the frequency recommended by stockholders in an advisory manner. For this purpose, abstentions and broker non-votes are not counted as a vote cast “for” any of a one-, two-, or three-year frequency.

The proxy solicitor, the election inspectors, and the tabulators of all proxies, ballots, and voting tabulations that identify stockholders are independent and are not employees of KBR.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about April 3, 2017, at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2016, is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 601 Jefferson Street, Suite 3400, Houston, Texas 77002 and our website address is www.kbr.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

2017 | PROXY STATEMENT	16

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ELECTION OF DIRECTORS

At our 2017 Annual Meeting of Stockholders, nine directors are to be elected to hold office until the 2018 Annual Meeting of Stockholders. All directors are elected annually, with nominees standing for election to one-year terms. The members of our Board of Directors hold office until their successors are elected and qualified or until their earlier resignation or removal. The size of our Board of Directors is currently set at ten members, with one director electing not to stand for re-election.

Each nominee has indicated his willingness to serve, if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as we may designate. We have no reason to believe that any of the nominees will be unable to serve if elected. If a quorum is present, the nominees for director receiving the majority of votes will be elected directors.

Board Composition

A top priority of the Board and the Nominating and Corporate Governance Committee is ensuring that the Board of Directors is composed of directors who bring a variety of skills relevant to our business, provide expertise that is useful to KBR and complementary to the background and experience of other Board members, and effectively represent the long-term interests of our stockholders.

Over the last 3 years, our Board of Directors has gone through significant changes, as follows:

5 New Directors Elected/Appointed

All New Directors have Extensive Knowledge of KBR's Business, Clients, and/or Industries

Independent Director Became Chairman of the Board

Rotation of Half of all Committee Memberships and Chairs

New CEO Added to the Board

4 Directors Retired

5 1/2 YEARS Average Tenure

For additional information regarding the qualifications the Nominating and Corporate Governance Committee and the Board consider in the nomination process, see “Corporate Governance — Nominating and Corporate Governance Committee — Qualifications of Directors.”

The Board of Directors recommends that you vote FOR the election of all the director nominees listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

Directors are elected by a majority of votes cast (the number of shares voted “For” a candidate must exceed the number of shares voted “Against” the candidate). Shares present but not voting on the election of directors will be disregarded, except for quorum purposes, and will have no effect on the election of directors.

The following biographical information is furnished with respect to each of the director nominees for election at the meeting. The information includes age as of March 22, 2017, present position, if any, with KBR, period served as director, and other business experience during at least the past five years.

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Johnson Space Center: KBR’s Board poses with NASA Astronaut Michael R. Barratt, M.D. in front of a mockup of the Orion Crew Module that will be used to carry humans on exploration missions beyond low earth orbit. As part of the Human Health and Performance Contract, KBRwyle is instrumental in providing human engineering support to NASA for the design and development of human interfaces for Orion and other space vehicles, understanding and mitigating the human health and performance risks of exploration missions, assuring mission success, and developing hardware that will function in harsh spaceflight environments. Not pictured is KBR Board member Richard Slater.

Nominees for Director – Term Ending 2017

Mark Baldwin

Director Since October 2014

Age 63

Member of the Audit Committee and the Health, Safety, Security, Environment and Social Responsibility Committee

Mark Baldwin served as the Executive Vice President and Chief Financial Officer of Dresser-Rand Group, Inc., from 2007 until his retirement in 2013. Prior to joining Dresser-Rand, he served as the Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC Inc. from 2004 through 2007, and Operating Partner at First Reserve Corporation from 2003 through 2004. Mr. Baldwin served as Executive Vice President and Chief Financial Officer for NextiraOne from 2001 through 2002, and as Chairman of the Board and Chief Executive Officer for Pentacon Inc., from 1997 through 2001. From 1980 through 1997, Mr. Baldwin served in a variety of finance and operations positions with Keystone International Inc., including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group.

Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Mr. Baldwin currently serves as a director of Nine Energy Service, Inc. and TETRA Technologies, Inc., where he is also the Chairman of the Audit Committee.

The Board believes that Mr. Baldwin’s experience in the oil services industry provides valuable insight into different aspects of the oil and gas industry, one of KBR’s most important markets. Also, his experience as a chief financial officer of a public company and qualification as an audit committee financial expert under the rules of the NYSE provide the Board and Audit Committee important perspective on KBR’s financial reporting and governance obligations.

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James Blackwell

Director Since August 2014

Age 58

Member of the Compensation Committee and the Nominating and Corporate Governance Committee

James Blackwell began his career as a roustabout with Gulf Oil, which merged with Standard Oil Company of California to form Chevron. Mr. Blackwell worked his way up to Executive Vice President, Technology and Services, with responsibility for a portfolio that included the major capital projects organization for Chevron.

The Mississippi native holds bachelor’s degrees in biology and environmental technology from the University of Southern Mississippi. He subsequently graduated with a Master’s degree in petroleum engineering from Tulane University.

Currently, Mr. Blackwell is a director of Harbour Energy Ltd. and a member of the Board of Trustees at Saint Mary’s College of California. He previously served as a director of the National Action Council for Minorities in Engineering, Inc. and the National Bureau of Asian Research. He is a member of the CSIS U.S.-China Policy Roundtable and the CSIS U.S.-ASEAN Strategy Commission.

The Board concluded that Mr. Blackwell should continue to serve as a Director because of his extensive senior management experience at Chevron Corporation, which enables him to advise management on a wide range of strategic, financial, and governance matters related to the oil and gas industry. His experience with the capital projects for one of KBR’s major customers also provides insight into the budgetary priorities and processes for one of KBR’s most important markets.

Stuart Bradie

Director Since August 2014

Age 50

Stuart Bradie assumed the role of President and Chief Executive Officer for KBR, Inc. on June 2, 2014. He leads KBR from its global headquarters in Houston, Texas.

With more than 25 years of industry experience, Mr. Bradie joined KBR from WorleyParsons Ltd., where he held the position of Group Managing Director - Operations and Delivery. In that role, Mr. Bradie led the Group’s global operations across over 40 countries in the hydrocarbons, mining and chemicals, power and infrastructure sectors. He joined WorleyParsons in 2001 and was previously Managing Director across Europe, Africa, Asia and the Middle East.

Prior to joining WorleyParsons, Mr. Bradie held Managing Director and Country Manager roles with PT Kvaerner Indonesia and Kvaerner Philippines.

Mr. Bradie has a Bachelor’s Degree in Mechanical Engineering from Aberdeen University and a Master of Business Administration from the Edinburgh Business School, Heriot Watt University.

The Board concluded that Mr. Bradie should continue to serve as a Director because of his role as the Chief Executive Officer of KBR.

Loren Carroll

Director Since April 2007

Age 73

Chairman of the Board

Loren Carroll is currently an independent consultant and business advisor. From March 1994 until April 2006, Mr. Carroll served as President and Chief Executive Officer of M-I SWACO and Executive Vice President and Chief Financial Officer of Smith International, Inc., the world’s leading supplier of drilling fluids and related equipment and services to the oil and gas industry. M-I SWACO was owned 60% by Smith International, Inc. Mr. Carroll began his career with Smith International, Inc. in 1984. Prior to that time, Mr. Carroll was a managing partner with Arthur Andersen & Co.

Mr. Carroll graduated from California State University at Long Beach with a Bachelor of Science Degree in Accounting.

Mr. Carroll currently serves on the board of directors of CGG and is a member of its Audit Committee. He previously served as a director of Forest Oil Corporation where he was also Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

The Board concluded that Mr. Carroll should continue to serve both as a Director and as non-executive Chairman of the Board primarily because of his long-term experience dealing with the hydrocarbons industry as the chief executive of M-I SWACO and as the chief financial officer of Smith International, Inc. Mr. Carroll also qualifies as an audit committee financial expert under the rules of the New York Stock Exchange (“NYSE”) and provides the Board the insights from over 40 years of experience in finance and accounting, including experience as a managing partner at a major accounting firm.

Jeffrey Curtiss

Director Since November 2006

Age 68

Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee

Jeffrey Curtiss is a private investor. From January 2000 to June 2006, Mr. Curtiss served as the Senior Vice President and Chief Financial Officer of Service Corporation International, a leading provider of funeral and cemetery services. Previously, Mr. Curtiss was the Senior Vice President and Chief Financial Officer of Browning-Ferris Industries, Inc. from January 1992 to July 1999.

Mr. Curtiss received law degrees from two universities in 1971 and 1975. He received his CPA certificate from Colorado in 1971 and became a CFA charterholder in 2006.

Mr. Curtiss was the President of the CFA Society of Houston during the 2012-2013 fiscal year and remains on its Board of Directors. He also serves as a director of the Houston Chapter of Financial Executives International.

After assessing Mr. Curtiss’s experience and skills, the Board concluded that he should continue to serve as a Director, primarily on the basis of his extensive experience supervising the finance and accounting functions for large organizations similar in size and complexity to KBR. In addition, Mr. Curtiss has legal training and qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee in their risk oversight function.

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Umberto della Sala

Director Since January 2015

Age 68

Member of the Compensation Committee and the Health, Safety, Security, Environment and Social Responsibility Committee

Umberto della Sala retired from Foster Wheeler AG., a global engineering, procurement and construction company, on December 31, 2013. Mr. della Sala spent his entire career with Foster Wheeler starting in 1973 as a process engineer of its environmental division and enjoying positions of increasing responsibility culminating in his serving as its President and Chief Operating Officer from 2007 until his retirement and as its interim Chief Executive Officer from October 2010 through September 2011. Mr. della Sala also served on the Foster Wheeler Board of Directors from 2011 to May 2014.

Mr. della Sala holds a Laurea in Chemical Engineering from Politecnico di Milano.

Mr. della Sala is acting as Industrial Advisor to the Italian Strategic Fund (FSI) which has now changed its name to CDP Equity. In this connection, he serves as Chairman of the Board of Ansaldo Energia until January 16, 2017 and continues to serve as a director of Trevi Finanziaria Industriale SPA and Kedrion SPA, of which FSI owns minority participations. Prior to March 1, 2016, Mr. della Sala served on the Supervisory Board of Stork Technical Services.

Mr. della Sala brings 40 years of experience in engineering, procurement, and construction with one of the most important companies in KBR’s peer group, including having served as its chief executive officer. The Board concluded that Mr. della Sala should continue to serve as a Director not only due to his long-term experience in the industry but also for his extensive experience in foreign markets.

General Lester Lyles, USAF (Ret.)

Director Since November 2007

Age 70

Chairman of the Health, Safety, Security, Environment and Social Responsibility Committee and a member of the Audit Committee

Lester Lyles, a retired Four-Star General of the U. S. Air Force, has been an independent consultant since 2003. Prior to that time, he served in the U.S. Air Force for over 35 years as: Commander of the Space and Missile Systems Center from 1994 to 1996; Director of the Ballistic Missile Defense Organization from 1996 to 1999; Vice Chief of Staff of the Headquarters of the U.S. Air Force from 1999 to 2000; and Commander of the U.S. Air Force Materiel Command from 2000 to 2003.

General Lyles holds a Bachelor of Science degree in mechanical engineering from Howard University in Washington D.C. and a Master of Science degree in mechanical and nuclear engineering from the Air Force Institute of Technology Program from New Mexico State University in Las Cruces. He is a graduate of the Defense Systems Management College, Fort Belvoir, Virginia, the Armed Forces Staff College, Norfolk, Virginia, the National War College, Fort Lesley J. McNair, Washington, D.C., and the National and International Security Management Course at Harvard University, Cambridge, Massachusetts. General Lyles received Honorary Doctor of Laws degrees from New Mexico State University and Urbana University.

General Lyles currently serves as Chairman of the Board of Directors of the United Services Automobile Association. He is also a director of General Dynamics Corporation, where he serves on the Audit Committee, and Baltelle Memorial Institute, a nonprofit organization. General Lyles is a member of the International Security Advisory Board at the U.S. State Department and a member of the NASA Advisory Council. He has served on the Defense Science Board in the Pentagon since 2009, and he served on the President’s Intelligence Advisory Board in the White House from 2009-2013. General Lyles served as a director of the Dayton Power and Light Company until its acquisition by The AES Corporation in 2012. He served as a director of Precision Castparts Corp. until its acquisition by Berkshire Hathaway in February 2016. General Lyles was inducted into the National Academy of Engineering in 2009.

In light of the importance of KBR’s relationship with the U.S. government as a primary provider of logistical support for U.S. forces deployed in the Middle East and elsewhere, the Board of Directors considered General Lyles’s distinguished experience in the U.S. Air Force, especially his command of the Air Force Materiel Command, as the most important factor in concluding that General Lyles should continue to serve on the Board. In addition, General Lyles qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

Jack Moore

Director Since January 2012

Age 63

Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee

Jack Moore served as Chairman of the Board for Cameron International Corporation from 2011 until its acquisition by Schlumberger Limited in April 2016. He also served as Cameron’s Chief Executive Officer until October 2015. Mr. Moore was named President and Chief Executive Officer in April 2008 and became Cameron’s Chairman of the Board in May 2011. He joined Cameron’s Drilling & Production Systems group in July 1999 as Vice President and General Manager, Western Hemisphere, and was named President of this group in July 2002. He became President and Chief Operating Officer in January 2007 and a Director of Cameron in 2007. Prior to joining Cameron, Mr. Moore held various management positions with Baker Hughes Incorporated where he was employed for twenty-three years.

Mr. Moore holds a B.B.A. degree from the University of Houston and is a graduate of the Advanced Management Program at Harvard Business School.

Mr. Moore serves on the boards of directors of Occidental Petroleum Corporation, ProPetro Holding Corp., Rowan Companies plc, and United Way of Greater Houston. He is Chairman of the Board for the University of Houston’s Board of Visitors and serves as a board member of MAM.

The Board concluded that Mr. Moore should continue to serve on the Board because he has a wealth of experience in the oilfield service sector and so brings important insight into the hydrocarbons sector, which includes many of the Company’s most important customers. Additionally, his positions as President and Chief Executive Officer and Chief Operating Officer of a public company provide the Board with an independent perspective on the needs and pressures facing a senior executive. Mr. Moore’s experience in manufacturing also provides perspective from outside of service focused companies such as the Company. In addition, Mr. Moore qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board with its risk oversight function.

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Ann Pickard

Director Since December 2015

Age 61

Member of the Audit Committee and the Health, Safety, Security, Environment and Social Responsibility Committee

Ann Pickard retired from Royal Dutch Shell plc (“Shell”) on February 1, 2016. Ms. Pickard held numerous positions of increasing responsibility during her 15-year tenure with Shell. She last served as Executive Vice President, Arctic and was responsible for Shell’s Arctic exploration efforts. This followed three successful years as Executive Vice President of Shell’s Exploration and Production business and Country Chair of Shell in Australia where she oversaw Gas Commercialization, Manufacturing, Chemicals, Supply and Distribution, Retail, Lubricants, Trading and Shipping, and Alternative Energy. Ms. Pickard was previously Shell’s Regional Executive Vice President for Sub Saharan Africa. Based in Lagos, Nigeria, she was accountable for Shell’s Exploration & Production, Natural Gas, and Liquefied Natural Gas (LNG) activities in the region. Before that, Ms. Pickard was Director, Global Businesses and Strategy and a member of the Shell Gas & Power Executive Committee with responsibility for Global LNG, Power, and Gas & Power Strategy. Ms. Pickard joined Shell in 2000 after an 11-year tenure with Mobil prior to its merger with Exxon. Ms. Pickard has significant business experience throughout South America, Australia, the countries of the former Soviet Union, the Middle East, and Africa.

Ms. Pickard holds a Bachelor of Arts degree from the University of California, San Diego and a Master of Arts degree from the University of Pennsylvania.

Ms. Pickard serves on the boards of directors of Woodside Petroleum Ltd. and The University of Wyoming Foundation, where she is also a member of the Budget/Audit Committee. In addition, Ms. Pickard is a member of Chief Executive Women. She was formerly a member of the Westpac Banking Corporation Board of Directors.

The Board concluded that Ms. Pickard should continue to serve on the Board because of her extensive senior management experience and extensive foreign market experience during her tenure with Shell. In addition, Ms. Pickard qualifies as an audit committee financial expert under the rules of the NYSE.

The Following Director with a Term Ending in 2017 is Retiring and Elected Not to Stand for Re-Election

Richard Slater

Director Since November 2006

Age 70

Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee

Richard Slater has been Chairman of ORBIS LLC, an investment and corporate advisory firm, since February 2003. Previously, Mr. Slater served in various executive positions with Jacobs Engineering Group Inc. (“JEG”), beginning in May 1980. Mr. Slater was employed as a consultant to the chief executive officer of JEG from January 2003 to October 2006, and prior to that, he served as Executive Vice President, Operations from March 1998 to December 2002.

Mr. Slater received a degree in Civil Engineering from the University of Aston.

Mr. Slater served as non-executive Chairman of Bluebeam Software Inc. from 2006 to 2013. He was an independent director of Reliance Steel & Aluminum Co. from 2006 to 2009. Mr. Slater was also a member of the Board of Trustees of Claremont Graduate University.

Mr. Slater had over 20 years’ experience with JEG, including five years as JEG’s Executive Vice President of Worldwide Operations.

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Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information, as of March 15, 2017, regarding the beneficial ownership of KBR’s common stock by persons known by KBR to beneficially own more than five percent of its outstanding common stock, each director or nominee, each of the named executive officers referenced in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. Information regarding five percent stockholders in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to KBR. To our knowledge, except as otherwise noted in the footnotes to this table or as provided by applicable community property laws, each individual has sole voting and investment power with respect to the shares of common stock listed in the second column below as beneficially owned by the individual.

Name and Address of Beneficial Owner(1)	Shares of KBR Common Stock Beneficially Owned
	Number of Shares(2)	Percentage of Class
BlackRock, Inc.(3) 55 East 52nd Street, New York City, New York 10055	13,360,252	9.4%
Huber Capital Management, LLC(4) 2321 Rosecrans Avenue, Suite 3245, El Segundo, California 90245	11,036,494	7.74%
The Vanguard Group(5) 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	11,016,865	7.72%
Stuart J. B. Bradie(6)(7)	181,972	*
Brian K. Ferraioli(6)	108,632	*
Ivor J. Harrington(6)	48,341	*
K. Graham Hill(6)(7)	42,861	*
J. Jay Ibrahim(6)(7)	24,239	*
Farhan Mujib(6)(7)	124,016	*
Roy B. Oelking(6)	148,043	*
Mark E. Baldwin(6)(7)	21,020	*
James R. Blackwell(6)(7)	20,431	*
Loren K. Carroll(6)(7)	45,715	*
Jeffrey E. Curtiss(6)(7)	56,881	*
Umberto della Sala(6)(7)	15,242	*
Lester L. Lyles(6)(7)	36,207	*
Jack B. Moore(6)(7)	26,734	*
Ann D. Pickard(6)(7)	13,501	*
Richard J. Slater(6)(7)	62,112	*
All directors and executive officers as a group (20 persons)(6)(7)(8)	835,968	*
*

Less than one percent (1%).

(1)

The address of each of the named executive officers and directors is c/o KBR, Inc., 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

(2)

Beneficial ownership means the sole or shared power to vote, or to direct the voting of, shares of KBR common stock, or investment power with respect to KBR common stock, or any combination of the foregoing. Each director and executive officer and the directors and executive officers as a group beneficially own less than 1% of the outstanding shares of KBR common stock.

(3)

Based solely on a Schedule 13G filed January 25, 2017, BlackRock, Inc. is deemed to be the beneficial owner of 13,360,252 shares as a result of being a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(4)

Based solely on a Schedule 13G filed February 13, 2017, Huber Capital Management, LLC is deemed to be the beneficial owner of 11,036,494 shares as a result of being an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(5)

Based solely on a Schedule 13G filed February 10, 2017, The Vanguard Group is deemed to be the beneficial owner of 11,016,865 shares as a result of being an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(6)

Includes the following shares of restricted stock and/or restricted stock units that have vested or will vest on or before May 14, 2017: Mr. Bradie, 99,855; Mr. Ferraioli, 61,209; Mr. Harrington, 48,341; Mr. Hill, 24,613; Mr. Ibrahim, 16,843; Mr. Mujib, 51,826; Mr. Oelking, 65,223; Mr. Baldwin, 21,020; Mr. Blackwell, 20,431; Mr. Carroll, 45,715; Mr. Curtiss, 56,881; Mr. della Sala, 15,242; General Lyles, 36,207 (4,186 of which were deferred into the nonqualified elective deferral plan for non-executive directors); Mr. Moore, 26,734; Ms. Pickard, 13,501; Mr. Slater, 62,112 (24,181 of which were deferred into the nonqualified elective deferral plan for non-executive directors); and all executive officers as a group, 150,387. Includes the following shares that may be acquired upon the exercise of options that are exercisable or will become exercisable on or before May 14, 2017: Mr. Bradie, 82,117; Mr. Ferraioli, 47,423; Mr. Hill, 18,248; Mr. Ibrahim, 7,396; Mr. Mujib, 72,190; Mr. Oelking, 82,820; and all executive officers as a group, 190,766. Includes 15,000 shares of common stock purchased by Mr. Sopp on March 7, 2017, and March 8, 2017.

(7)

Does not include the following shares of restricted stock units as to which the holder has no voting power and no investment power, but which convert to common stock on a 1-to-1 ratio upon vesting, which for some restricted stock units requires that certain performance measures be met: Mr. Bradie, 336,665; Mr. Hill, 51,160; Mr. Ibrahim, 37,868; Mr. Mujib, 60,944; and all executive officers and directors as a group, 769,287.

(8)

All directors and executive officers as a group refers to the current 10 directors (Ms. Pickard and Messrs. Baldwin, Blackwell, Bradie, Carroll, Curtiss, della Sala, Lyles, Moore, and Slater) and the current 10 executive officers, excluding Mr. Bradie (Ms. Akerson and Messrs. Conlon, Derbyshire, Hill, Ibrahim, Mackey, Mujib, Rowe, Sopp, and Wiederkehr).

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Executive Officers

The following biographical information is furnished with respect to each of KBR’s executive officers. The information includes age as of March 22, 2017, present position, KBR employment history, and other business experience.

Eileen Akerson

Executive Vice President, General Counsel and Corporate Secretary

Age 51

Eileen Akerson became KBR’s Executive Vice President and General Counsel effective November 1, 2014, and was appointed Corporate Secretary in April 2015. Previously, Ms. Akerson served in an operational role as Senior Vice President, Commercial responsible for project commercial management and oversight of the review and approval process for significant transactions and joint venture relationships. Prior to that role, she served as Vice President – Legal & Chief Counsel and was responsible for managing the legal functions for the Hydrocarbons Business Group. She also provided advice and counsel to senior management on company policies affecting ethics and compliance matters. Before joining KBR in 1999, Ms. Akerson worked as an attorney for Spriggs & Hollingsworth in Washington D.C.

Ms. Akerson earned a Bachelor of Arts degree at Catholic University of America and a Doctor of Jurisprudence from Catholic University of America Columbus School of Law. Eileen is a member of the bars of Texas, Connecticut and the District of Columbia.

Greg Conlon

President, APAC

Age 48

Greg Conlon is KBR’s President, Asia-Pacific (APAC) and is responsible for E&C and Government Services (GS) in that region. He joined KBR in May 2016. Previously, Mr. Conlon served as KBR’s President, E&C APAC. Mr. Conlon has over 25 years of experience in the E&C business, with global experience across a range of subsectors from hydrocarbons to specialist infrastructure. He progressed from engineering project management and engineering design to operational management in Asia, Europe, and North America. Throughout his career, Mr. Conlon has pursued challenging project execution and management opportunities in the energy and resources sector and has held positions in Australia, Canada, China, Indonesia, Singapore, Thailand, and the United Kingdom. Prior to joining KBR, Mr. Conlon held the position of Executive Vice President and led business development globally for the WorleyParsons Services business line, the largest business within WorleyParsons. He also headed operations in Europe, Australia, Asia, and North America responsible for delivering projects in multiple countries around the world. Mr. Conlon’s exposure to mega-project delivery began in the 1990’s in Australia, and over the last decade he successfully sponsored mega projects in Singapore, Kazakhstan, the Middle East, Canada, and the North Sea. At the same time, he was also responsible for front-end consulting businesses and engineering and EPC resources within his operations.

Mr. Conlon holds a degree in Mechanical Engineering from Royal Melbourne Institute of Technology.

John Derbyshire

President, Technology & Consulting

Age 66

John Derbyshire is KBR’s President, Technology & Consulting. He joined KBR in 2008. Mr. Derbyshire’s 38 years of experience have focused on managing companies involved in engineering design, technology licensing, project execution, and customer services. Previously, he served as President, KBR Technology and was responsible for KBR’s global technology licensing business, delivering technology, proprietary equipment, engineering, and consulting services to the refining, petrochemical, coal monetization, and synthesis gas segments. Prior to that role, Mr. Derbyshire was Senior Vice President, Commercial Management for the Technology Business Unit. Before joining KBR, Mr. Derbyshire was Vice President and General Manager of Invensys Process Systems global solutions business and held numerous executive leadership roles at Aspen Technology. He also served as a Vice President, Sales and Marketing at ABB Process Automation.

Mr. Derbyshire holds a Bachelor of Science in Chemical Engineering from the University of Salford in the UK.

Graham Hill

Executive Vice President, Global Business Development & Strategy

Age 63

Graham Hill is KBR’s Executive Vice President responsible for Global Business Development & Strategy. He joined KBR in November 2014. Mr. Hill has 40 years of experience in the hydrocarbons industry in all aspects of contracting, commercial foundations for mutual success, negotiation, and all technical aspects of the EPC business. Prior to joining KBR, he held the position of Senior Vice President of Global Business Development at WorleyParsons.

Mr. Hill holds a Master of Chemical Engineering degree from the University of Cambridge, England. He is a Fellow of the Institution of Chemical Engineers (FIChemE), UK and a Chartered Engineer (CEng). Mr. Hill is a graduate of the Australian Institute of Company Directors (GrAICD).

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Jay Ibrahim

President, EMEA

Age 56

Jay Ibrahim is KBR’s President, Europe, Middle East and Africa (EMEA) and is responsible for E&C and Government Services (GS) in that region. He joined KBR in May 2015. Previously, Mr. Ibrahim served as KBR’s President, E&C EMEA. Mr. Ibrahim has 21 years of experience in the Middle East Region, having served in a variety of engineering, project management, business development, and business management roles for Parsons E&C/WorleyParsons. He leads KBR’s continued expansion in the Middle East Region, which is expected to provide growth opportunities in the GS business and throughout the hydrocarbons value-chain (upstream, midstream, and downstream). Mr. Ibrahim brings to KBR a wealth of experience in complex contract negotiations, business analysis and management, and long-range strategic planning in international markets across multiple business sectors. He has a background in developing customer relationships, with a focus on profitable business and achieving corporate goals.

Mr. Ibrahim holds a master’s degree in Mechanical Engineering from Wichita State University, Kansas and a Diploma in Advanced Management from Harvard University, Massachusetts.

Ian Mackey

Executive Vice President, Chief Corporate Officer

Age 51

Ian Mackey is KBR’s Executive Vice President and Chief Corporate Officer and is responsible for Human Resources, Information Technology, Real Estate, and Travel. Mr. Mackey is also the Chairman of the Board of Directors of Brown & Root Industrial Services, KBR’s industrial services joint venture. He joined KBR in January 2015. Previously, Mr. Mackey served as KBR’s Executive Vice President, Global Human Resources. Mr. Mackey is highly experienced in leading human resources in the engineering and construction industry with extensive experience in global businesses. Mr. Mackey was previously the Global People Director at WorleyParsons Services where he was responsible for the overall strategy and delivery of all human resources activities for the company. Before joining WorleyParsons in 2006, Mr. Mackey spent nine years as the Director of Human Resources at Carillion PLC.

Farhan Mujib

President, E&C Americas

Age 53

Farhan Mujib is KBR’s President, E&C Americas and is responsible for E&C Americas in Offshore Hydrocarbons, Onshore Hydrocarbons (including LNG/GTL, Oil & Gas, Downstream, and Industrial Services), and the Global Project Management Office (PMO). He joined KBR in 1988. During his 28-year career with KBR, Mr. Mujib has worked in Africa, Australia, Asia, Europe, the Americas, and the Middle East, employing his in-depth knowledge of international project requirements, cultural sensitivities, and business practices to manage a number of major developments. Prior to his current role, he held positions of Executive Vice President, Commercial and Executive Vice President, Operations.

Mr. Mujib holds a Bachelor of Science in Civil Engineering from the University of Engineering and Technology in Lahore, Pakistan; a Master of Engineering from the Asian Institute of Technology in Bangkok, Thailand; and a Master of Business Administration from Macquarie University in Sydney, Australia. He is a Fellow, Institution of Engineers, Australia and is a Chartered Professional Engineer.

Nelson Rowe

Vice President and Chief Accounting Officer

Age 52

Nelson Rowe is KBR’s Vice President and Chief Accounting Officer. He was appointed to this position in March 2014. Previously, Mr. Rowe served as KBR’s Vice President and Business Group Controller, most recently supporting the Infrastructure, Government & Power and Services Business Groups. He joined KBR in March 2011. Mr. Rowe brings a broad range of leadership experience to KBR from positions held in Aerospace, Automotive, Computers & Electronics, Consumer / Industrial Products, and the Oil and Gas Industries. Prior to joining KBR, he was Vice President, Finance & IT of Dresser, Inc. from March 2006 to March 2011 and Director, Operations Finance of Dresser Wayne from February 2004 to March 2006. Mr. Rowe accomplished his objective to facilitate stronger processes in strategic planning, financial analysis and modeling, auditing / accounting, and operations management. During his tenure with Dresser, Mr. Rowe received his Six Sigma Black Belt and Lean Champion certifications. He also received his Six Sigma Green Belt certification at Allied-Signal Aerospace. These certifications demonstrate the leadership and expertise in the application of statistical problem solving tools that unlock value across all business processes.

Mr. Rowe received both the Bachelor of Science Degree in Accounting and Master of Science Degree in Management – Strategic Management and Finance Concentration from Purdue University. While at Purdue, he was given the Cornell A. Bell Award in recognition of outstanding contributions to Purdue University.

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Mark Sopp

Executive Vice President and Chief Financial Officer

Age 51

Mark Sopp is KBR’s Executive Vice President and Chief Financial Officer. He joined KBR in February 2017. Mr. Sopp brings many years of financial leadership experience to KBR. From 2005 to 2015, he served as Chief Financial Officer and Executive Vice President for Leidos Holdings, Inc., previously called Science Applications International Corporation (SAIC), which is one of the largest publicly traded government contractors in the U.S. and also has significant technically-focused commercial professional services operations, including serving energy markets. Previously, Mr. Sopp served in various executive positions with Titan Corporation, also involved in government contracting and commercial business areas.

Mr. Sopp earned his Bachelor’s Degree in Accounting from New Mexico State University and completed the executive program from the Anderson School at UCLA.

Roger Wiederkehr

President KBRwyle

Age 49

Roger Wiederkehr is KBR’s President, KBRwyle. He was appointed to this position in September 2016. Mr. Wiederkehr joined KBR in July 2016 when KBR acquired Wyle Inc. and subsequently formed KBRwyle. Prior to the acquisition, Mr. Wiederkehr served as Wyle’s Chief Executive Officer and President, a role to which he was appointed in December 2014 after serving as Chief Operating Officer since December 2012. Mr. Wiederkehr joined Wyle in 2005 and held several different senior executive positions before becoming Chief Operating Officer. Prior to joining Wyle, Mr. Wiederkehr was a member of URS Corporation’s Corporate Strategy Group and a management consultant with McKinsey & Company.

Mr. Wiederkehr holds a law degree from the University of Zürich and received a master’s degree in business administration from Yale University.

Magnetospheric MultiScale (MMS): The MMS mission, comprised of four spacecraft flown in formation and launched in 2015, is operated by KBR’s subsidiary, KBRwyle Technology Solutions, LLC, for NASA Goddard Space Flight Center.

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Corporate Governance

CORPORATE GOVERNANCE MATERIALS

We are committed to good corporate governance and to effective communication with our stockholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that our stockholders have access to our governing documents, we provide copies of our Code of Business Conduct and Corporate Governance Guidelines and the charters of each of the committees of our Board of Directors on our website at www.kbr.com, and copies will be provided to any stockholder who requests them by writing to our Investor Relations Department at: 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

ROLE OF THE BOARD OF DIRECTORS

The Board of Directors represents the interests of our stockholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide oversight of the effectiveness of management’s policies and decisions, including the execution of its strategies, with a commitment to enhancing stockholder value over the long term. To this end, Board members are expected to act in the best interests of all stockholders, be knowledgeable about our businesses, exercise informed and independent judgment and maintain an understanding of general economic trends and conditions as well as trends in corporate governance. In addition, it is our Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and committees of the Board upon which they serve, as well as stockholder meetings. All of KBR’s directors attended 75% or more of the aggregate of all meetings of the Board and of committees on which they served during the periods that they served during 2016.

Our Corporate Governance Guidelines provide that all Directors should attend our annual stockholder meetings, and all of our directors attended (in person or via teleconference) our 2016 Annual Meeting of Stockholders.

INDEPENDENCE STANDARDS

At this time, all of our directors are independent, as set forth in our Corporate Governance Guidelines and outlined below, except our President and Chief Executive Officer, Mr. Bradie, who does not qualify as an independent director.

A director will be considered independent under our Corporate Governance Guidelines if he or she:

•

has no material relationship with KBR;

•

has not been employed by us or any affiliate of ours during the preceding three years, and no member of the director’s immediate family has been employed as an executive officer of ours or any of our affiliates during the preceding three years;

•

has not received, and does not have an immediate family member who has received, during any twelve-month period within the preceding three years, more than $100,000 in direct compensation from KBR, other than director’s fees, committee fees or pension or deferred compensation for prior service;

•

is not a partner or an employee of KBR’s independent auditor, and was not during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•

does not have an immediate family member who is a partner of KBR’s independent auditor or an employee of KBR’s independent auditor who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice or was during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•

is not a current employee and does not have an immediate family member who is a current executive officer of any company that has made payments to, or received payments from, KBR or any of its affiliates in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

has not (and has not had a family member who) within the preceding three years served as an executive officer with a company for which a KBR executive served on its compensation committee.

The definition of independence and compliance with this policy will be reviewed periodically by the Nominating and Corporate Governance Committee. All directors complete independence questionnaires at least annually, and our Board makes determinations of the independence of its members under the listing standards of the NYSE and the SEC requirements for Audit Committee members. Our Board believes that its membership should include no more than two directors who are also employees of KBR. While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, employee directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

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BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Since March 31, 2014, Mr. Carroll, the Company’s former Lead Director, began serving as non-executive Chairman of the Board. Our non-executive Chairman leads the Board. Mr. Carroll has significant board experience, as described in his biographical information in this proxy statement, and works closely with Mr. Bradie and the Board on risk oversight and governance matters. Prior to being non-executive Chairman of the Board, Mr. Carroll served as the Company’s Lead Director, as well as Chairman of the Nominating and Corporate Governance Committee, since 2012, and a director since April 2007. Our CEO is responsible to the Board for the overall management and functioning of the Company.

KBR’s Corporate Governance Guidelines provide for the Chairman of the Board, if the Chairman of the Board is independent, to perform a strong role in the leadership of the Board, as follows:

•

The Chairman of the Board presides at executive sessions of the non-executive directors at each regular Board meeting and sets the agenda for these sessions.

•

The Chairman of the Board approves meeting agendas for each regular Board and committee meeting and approves the information to be sent to the directors with respect to each meeting.

•

The Chairman of the Board presides at the executive session of the Board to evaluate the performance of our CEO. In addition, he has a key role in communicating to the CEO, after approval by the Compensation Committee, the evaluation and compensation of the CEO for the next full year and the results of the Board’s review and approval of management succession plans and development programs.

KBR’s Corporate Governance Guidelines provide for the following checks and balances regarding the role of the CEO:

•

The CEO may not serve on any committees of the Board, as only non-executive directors may do so.

•

One of the elements of the CEO’s evaluation is the extent to which he keeps the Board informed on matters affecting the Company and its operating units.

•

At least two-thirds of the Board must be independent directors. In practice, our CEO has been the only executive director at KBR since its inception as an independent public company. Each of our other directors is independent, as defined under the listing standards of the NYSE.

KBR’s Board of Directors has determined that its current leadership structure is appropriate as of the date of this proxy statement, given the complexity and global nature of KBR’s business and the risks inherent in our business. The Board believes that Mr. Carroll, acting in his role as non-executive Chairman, is well positioned to facilitate communications with the Board of Directors and stockholders about our complex business. During Mr. Carroll’s service on the Board, KBR’s business has undergone significant transformation, including reorganization into more strategically-aligned business groups and evolution from a wholly owned subsidiary with significant support from its parent company into an independent operating company.

RISK OVERSIGHT ROLE OF THE BOARD OF DIRECTORS

KBR’s Board of Directors considers risk oversight to be an integral part of its role, and discussions regarding risks faced by the Company are part of its meetings and deliberations throughout the year. As part of the implementation of KBR’s strategic expansion, KBR’s management improved its enterprise risk management system to provide greater executive oversight for managing risks and provided semi-annual reports to the Board regarding significant strategic, operational, financial, and hazard risks determined by management to have a potential significant impact on the Company as a whole. The risk report involves both current and emerging risks and is the culmination of a process involving input from all business groups and executive leadership. Management’s assessment of risk included specific strategic, operational, financial and hazard risks, the perceived trend for each of those specific risks — whether increasing, decreasing or stable — and the measures being taken to monitor and mitigate those risks.

In addition to the enterprise risk management process described above, the Board also engages in risk oversight through the project approval process, whereby projects reaching a threshold level of expected revenues require Board approval. Fixed-price contracts have a lower threshold level than reimbursable-type contracts because of their potential price and financial risks. In reviewing projects, the Board is presented with management’s assessment of a particular project’s cost exposure associated with operations risk, liabilities and funding risks, among others. In this manner, KBR’s Board is engaged in risk oversight at the outset of the largest projects, which could have a material effect on KBR’s operations and financial condition.

The Board also engages in risk oversight through the approval of acquisitions proposed by management where the purchase consideration exceeds a certain threshold. The review conducted by the Board includes presentations by management regarding the strategic fit of the acquired business within the Company’s existing operations and offerings; the commercial, legal, and financial risks identified in the diligence process, among others, and the measures to be implemented by management to mitigate those risks; the valuation analysis and projected returns on investment; agreement terms, including conditions to close, ability to terminate and terms of indemnification protection; details on the planned integration, including budgets and employee resources; and metrics identified for measuring the success of the acquisition. In this process, the Board engages in oversight of the various risks associated with acquiring and integrating new businesses, which, if not successfully performed, could have a material effect on KBR’s operations and financial condition. The Board is also engaged in risk oversight through regular reports from its Audit Committee. The Audit Committee is charged with reviewing with management the Company’s major financial risk exposures, as well as other areas of risk exposure if requested to do so by the Board, and the steps management has taken to monitor and mitigate those exposures. The Audit Committee receives periodic reports from management on these areas of potential exposure, including litigation, liquidity and capital resources, financial reporting and disclosures, regulatory and tax risks, among others. The Audit Committee also receives in-depth periodic reports from management regarding specific processes designed to monitor and manage risk, such as internal controls testing program development and foreign exchange risk management. The Audit Committee also receives periodic reports from management on cyber security measures and assessments

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performed on their efficacy. The Audit Committee conducts private sessions with KBR’s Chief Financial Officer, Vice President of Internal Audit and General Counsel at each regular meeting and with KBR’s independent auditors at each meeting prior to the release of quarterly and annual results. The Audit Committee Chairman gives a report of the Audit Committee’s activities to the full Board at each regular meeting and in this manner the entire Board is informed of matters that the Audit Committee determines warrant full Board discussion. Additional risk oversight reviews undertaken by the Audit Committee in 2016 are included in the Audit Committee Report on page 68.

Finally, the Health, Safety, Security, Environment and Social Responsibility Committee has the responsibility for the oversight of KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas. The Health, Safety, Security, Environment and Social Responsibility Committee receives periodic reports from KBR’s Chief HSSE Officer relating to these risk exposures and the Company’s efforts to mitigate those risks.

DIRECTORS’ MEETINGS AND STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

The Board of Directors will meet each year immediately following the Annual Meeting of Stockholders to transact such business as may properly be brought before the meeting. Additional regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine, but shall consist of at least four other regularly scheduled meetings. Special meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Corporate Secretary or a majority of the directors in office. KBR’s Bylaws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing or by electronic transmission. During 2016, the Board of Directors held 13 meetings. The Chairman of the Board presides at all Board meetings.

During each regular Board meeting, KBR’s non-executive directors, all of whom have been determined by our Board to be independent under the standards of our Corporate Governance Guidelines and the NYSE, meet in scheduled executive sessions. Our non-executive Chairman of the Board, Mr. Carroll, presides at all executive sessions of the Board. During 2016, the non-executive directors met without management four times.

In addition, each December our non-executive directors meet in executive session to evaluate the performance of our Chief Executive Officer. In evaluating our CEO, the non-executive directors consider qualitative and quantitative elements of the CEO’s performance, including:

•

leadership and vision;

•

integrity;

•

keeping the Board informed on matters affecting KBR and its operating units;

•

performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);

•

development and implementation of initiatives to provide long-term economic benefit to KBR;

•

accomplishment of strategic objectives; and

•

development of management.

In addition, the non-executive directors annually review management succession plans and development programs for senior members of executive management. The CEO’s performance evaluation and compensation for the next full year, management succession plans, and development programs will be communicated to the CEO only after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

MANAGEMENT SUCCESSION PLANNING

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Our Corporate Governance Guidelines, which are available on our website at www.kbr.com/About/Corporate-Governance/, provide that the Board’s responsibility for effective governance of the corporation includes reviewing succession plans and management development programs for members of executive management. The Board of Directors, with input from the Nominating and Corporate Governance Committee, the Chairman of the Board, and the CEO, regularly reviews KBR’s succession plan and management development programs for all senior management positions. The review process includes identification of internal candidates, any developmental needs for such candidates, and a determination of whether a search for external candidates would be more appropriate.

Issues relating to CEO succession planning are also addressed regularly, and no less than annually, by the entire Board. This process is led by the non-executive Chairman of the Board on behalf of the non-executive directors. While the Nominating and Corporate Governance Committee performs the initial review of the succession plans and makes recommendations to the Board as necessary, the entire Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for succession of the CEO. This process necessarily involves the development and review of criteria for the CEO position that reflect the Company’s business strategy and identifying and developing internal candidates or identifying the need for external candidates, as appropriate. Additionally, one of the elements that the CEO is evaluated upon each year by the Compensation Committee is the existence and completeness of a succession plan, including assessment and development of internal candidates for the CEO and top level executive positions. The CEO’s evaluation and compensation for the next full year, including an evaluation of the completeness of aspects of the management succession plans and development programs that are the responsibility of the CEO, are communicated to the CEO by the non-executive Chairman of the Board after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

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THE BOARD OF DIRECTORS AND STANDING COMMITTEES OF DIRECTORS

KBR’s Bylaws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. A substantial portion of the analysis and work of the Board is done by standing Board committees. A director is expected to participate actively in the meetings of each committee to which he or she is appointed. At this time, the Board of Directors has four standing committees to which it has delegated certain duties and responsibilities: the Audit Committee, the Compensation Committee, the Health, Safety, Security, Environment and Social Responsibility Committee, and the Nominating and Corporate Governance Committee. Each of the standing committees is comprised entirely of non-executive and, in the business judgment of the Board, independent, directors. The members and chairmen of the respective committees are indicated below:

	Chairman of the Board	Audit Committee		Compensation Committee		Health, Safety, Security, Environment and Social Responsibility Committee		Nominating and Corporate Governance Committee
Mark E. Baldwin		X				X
James R. Blackwell				X				X
Loren K. Carroll	X
Jeffrey E. Curtiss		X	*					X
Umberto della Sala				X		X
Lester L. Lyles		X				X	*
Jack B. Moore				X	*			X
Ann D. Pickard		X				X
Richard J. Slater				X				X	*
* Chairman

The Board of Directors has approved a charter for each of the standing committees, which sets forth the duties and responsibilities delegated to each of the committees by the Board of Directors and governs each of the committee’s actions. The purpose, duties and responsibilities of each committee are briefly described below.

AUDIT COMMITTEE

The Audit Committee currently comprises Ms. Pickard and Messrs. Baldwin, Curtiss, and Lyles. Mr. Curtiss serves as Chairman. The Audit Committee met 11 times in 2016.

The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our principal independent public accountants and our internal auditing staff and reviews with the principal independent public accountants the effectiveness of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our Code of Business Conduct. The Audit Committee also engages our principal independent registered public accounting firm for each fiscal year, reviews the audit and other professional services rendered by our principal independent registered public accounting firm and periodically reviews the independence of our principal independent registered public accounting firm. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors.

AUDIT COMMITTEE FINANCIAL EXPERT DETERMINATIONS

Our Board has determined that each member of its Audit Committee is financially literate and qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K and, as described above, that each member of the Audit Committee is independent, as defined by our Corporate Governance Guidelines, the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

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COMPENSATION COMMITTEE

The Compensation Committee currently comprises Messrs. Blackwell, della Sala, Moore, and Slater. Mr. Moore serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the listing standards of the NYSE. The Compensation Committee met six times during 2016.

The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of our executive officers, establishes and reviews general policies relating to our compensation and benefits and administers the compensation plans described in the Compensation Discussion and Analysis in this proxy statement. The Compensation Committee’s responsibilities include, but are not limited to:

•

evaluating and advising the Board regarding the compensation policies applicable to our executive officers, including guidance regarding the specific relationship of corporate performance to executive compensation;

•

reviewing and recommending to the Board: the corporate goals and objectives relevant to compensation for the CEO; the CEO’s performance in light of these established goals and objectives; the CEO’s compensation, including salary, bonus, incentive and equity compensation based on this evaluation and considering, with respect to the long-term incentive compensation component of the CEO’s compensation, KBR’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years and any other factors it deems relevant;

•

reviewing the CEO’s recommendations with respect to, and approving, the compensation to be paid to KBR’s other executive officers in accordance with the general compensation policies established by the Board;

•

reviewing and making recommendations to the Board with respect to incentive compensation and other stock-based plans;

•

assisting the full Board with respect to the administration of KBR’s incentive compensation and other stock-based plans;

•

maintaining appropriate, regular contact with KBR management;

•

reviewing and discussing with management the “Compensation Discussion and Analysis” and determining whether to recommend to the Board that it be included in KBR’s annual proxy statement or annual report on Form 10-K;

•

preparing and publishing, over the names of the members of the Compensation Committee, an annual executive compensation report as required by the SEC to be included in KBR’s annual proxy statement or annual report on Form 10-K;

•

evaluating its own performance and reviewing the adequacy of its charter, at least annually;

•

reviewing the risk assessment of KBR’s compensation plans to ensure that the programs do not create risks that are reasonably likely to have a material adverse effect on KBR (in 2016, our Compensation Committee determined that our compensation plans do not create risks that are reasonably likely to have a material adverse effect on KBR);

•

approving disclosures and making recommendations to the Board regarding the disclosures on KBR’s Advisory Vote To Approve Named Executive Officer Compensation and the Advisory Vote On The Frequency of Advisory Votes To Approve Named Executive Officer Compensation to be included in KBR’s annual proxy statement or annual report on Form 10-K and to disclose on Form 8-K, if required, the frequency in which KBR will hold the Advisory Vote To Approve Named Executive Officer Compensation;

•

reviewing periodically the compensation paid to non-executive directors (including Board and committee chairpersons) in the form of annual retainers and meeting fees, if any, and making recommendations to the Board regarding any adjustments; and

•

selecting a compensation consultant or other adviser to the Compensation Committee after considering the factors identified by the SEC (as well as any other factors identified by the NYSE) as affecting the independence of such consultant or adviser, including, but not limited to the following:

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the provision of other services to KBR by the employer of the compensation consultant or other adviser;

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the amount of fees received from KBR by the employer of the compensation consultant or other adviser, as a percentage of the total revenue of the employer of the compensation consultant or other adviser;

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the policies and procedures of the compensation consultant or other adviser that are designed to prevent conflicts of interest;

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any business or personal relationship of the compensation consultant or other adviser with a member of the Compensation Committee;

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any stock of KBR owned by the compensation consultant or other adviser; and

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any business or personal relationship of the compensation consultant or other advisor or the compensation consultant or other advisor’s employer with any of the executive officers of KBR.

HEALTH, SAFETY, SECURITY, ENVIRONMENT AND SOCIAL RESPONSIBILITY COMMITTEE

The Health, Safety, Security, Environment and Social Responsibility Committee currently comprises Ms. Pickard and Messrs. Baldwin, della Sala, and Lyles. General Lyles serves as Chairman. The Health, Safety, Security, Environment and Social Responsibility Committee met twice in 2016.

The Health, Safety, Security, Environment and Social Responsibility Committee’s responsibilities include, but are not limited to:

•

reviewing the status of KBR’s health, safety, security, environmental, and social responsibility policies and performance, including processes to ensure compliance with applicable laws and regulations;

•

reviewing KBR’s health, safety, security, environmental, and social responsibility performance to determine consistency with policies and goals;

•

reviewing and providing input to KBR on the management of current and emerging health, safety, security, environmental, and social responsibility issues;

•

overseeing KBR’s activities in managing its major risk exposures within the health, safety, security, environmental, and social responsibility areas;

•

reviewing KBR’s political and charitable contributions and social responsibility activities; and

•

reviewing KBR’s public sustainability report.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee currently comprises Messrs. Blackwell, Curtiss, Moore, and Slater. Mr. Slater serves as Chairman. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times during 2016.

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•

developing, implementing and periodically reviewing KBR’s corporate governance guidelines;

•

developing and implementing a process to assess Board and committee effectiveness;

•

identifying and evaluating individuals qualified to become Board members, consistent with Board-approved criteria, the listing standards of the NYSE and any other applicable law, regulation or rule;

•

performing an annual evaluation of our independent directors;

•

determining the composition of the Board and its committees, including selection of the director nominees for the next annual meeting of stockholders, and changes to the size and composition of the Board or any of its committees; and

•

reviewing succession plans and management development programs for members of executive management and the CEO and providing regular reports on the progress of the succession planning and management development to the Board.

STOCKHOLDER NOMINATIONS OF DIRECTORS

Stockholders may suggest candidates for nomination by the Nominating and Corporate Governance Committee by contacting the Committee in the manner provided below under “Contact the Board.” If selected for nomination by the Nominating and Corporate Governance Committee, as described below under “Process for the Selection of New Directors,” such candidate will be included in KBR’s proxy statement for the annual meeting of stockholders.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our Bylaws, although such nominees will not necessarily be included in KBR’s proxy statement. The Bylaws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to our Secretary at the address set forth on page 75 of this proxy statement and must be received at our principal executive offices not less than ninety (90) days, nor more than one hundred twenty (120) days, prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice shall set forth the information required by our Bylaws, including:

•

as to each person the stockholder proposes to nominate for election or reelection as a director:

–

the name, age, business address and residence address of the person;

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the principal occupation or employment of the person;

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the class and number of shares of KBR common stock that are beneficially owned by the person;

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all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

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such person’s written consent to serve as a director if elected;

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a description of all direct and indirect compensation and other material monetary or other arrangements between the stockholder and such person; and

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such person’s completed director’s and officer’s questionnaire and agreement not to enter into certain arrangements; and

•

as to the stockholder giving the notice:

–

the name and record address of the stockholder;

–

the class and number of shares of KBR common stock that are beneficially owned by the stockholder;

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a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the nomination;

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any hedging or other transactions entered into with the effect or intent to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the stockholder with respect to KBR’s shares; and

–

a representation whether the stockholder intends to solicit proxies from the holders of at least the percentage of common stock required to elect the nominee.

The proposed nominee may be required to furnish other information as KBR may reasonably require to determine the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

QUALIFICATIONS OF DIRECTORS

Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•

personal characteristics:

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highest personal and professional ethics, integrity and values;

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an inquiring and independent mind;

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practical wisdom and mature judgment;

•

broad training and experience at the policy-making level in business, government, education or technology;

•

expertise that is useful to KBR and complementary to the background and experience of other Board members so that an optimum balance of members on the Board can be achieved and maintained;

•

willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

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•

commitment to serve on the Board for several years to develop knowledge about KBR’s principal operations;

•

willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•

involvement only in activities or interests that do not create a conflict with his or her responsibilities to KBR and its stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates, but KBR does not have a policy with regard to any particular aspect of diversity of its directors.

PROCESS FOR THE SELECTION OF NEW DIRECTORS

The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, KBR management, and stockholders. Each of the nominees for director at this meeting is an incumbent director recommended by the non-executive directors. The Committee may also retain an independent executive search firm to identify candidates for consideration. The Nominating and Corporate Governance Committee will also consider candidates nominated by the stockholders in accordance with our Bylaws. A stockholder who wishes to recommend a prospective candidate should notify KBR’s Secretary, as described in this proxy statement.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate and the Committee’s knowledge of the candidate.

This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the non-executive Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience, and reputation and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

CODE OF ETHICS

KBR has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. KBR’s code of ethics, known as its Code of Business Conduct, applies to all directors, officers, and employees of KBR, including, but not limited to, its principal executive officer, principal financial officer, principal accounting officer, and controllers, and also applies to all employees of KBR’s agents. KBR has posted its Code of Business Conduct on its website, www.kbr.com. In addition, KBR intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct that relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, including the requirements of Item 5.05 of Form 8-K, by posting such information on its website, www.kbr.com. The most recent revisions to the Code of Ethics were approved by the Board of Directors in February 2016.

CONTACT THE BOARD

To foster better communication with our stockholders, KBR has established a process for stockholders and other interested parties to communicate with the Audit Committee and the Board of Directors. The process has been approved by our Board and its Audit Committee and is designed to meet the requirements of the NYSE and the SEC. You may communicate with our Board of Directors or the non-executive directors via mail (Board of Directors c/o Director of Business Conduct, KBR, Inc., P.O. Box 3406, Houston, Texas 77253-3406), telephone (1-855-231-7512 (toll-free from the U.S. or Canada) or 1-503-619-1884 (calling collect from any other country)), or e-mail (fhoukbrbod@kbr.com). Information regarding these methods of communication is also on our website, www.kbr.com, under “Corporate Governance.”

Our Director of Business Conduct reviews all communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal controls, auditing matters or any other significant communications. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-executive directors are promptly sent to the non-executive Chairman of the Board. A report summarizing the significant communications is sent to each director quarterly, and copies of communications are available for review by any director, except that those designated for the non-executive directors are not available to executive directors. The process has been approved by both the Audit Committee and the Board and is designed to meet the requirements of the NYSE and the SEC. Concerns may be reported anonymously or confidentially.

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Compensation Discussion and Analysis

EXECUTIVE SUMMARY

NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis provides a detailed description of our compensation philosophy, objectives, policies, and practices in place during 2016, and explains the factors considered by the Compensation Committee of our Board of Directors (our “Compensation Committee” or the “Committee”) in making compensation decisions during 2016. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers or “NEOs” for 2016, namely:

Name	Title
Stuart Bradie	President and Chief Executive Officer
Brian Ferraioli (through February 28, 2017)	Executive Vice President and Chief Financial Officer
Farhan Mujib	President, E&C Americas
Jay Ibrahim	President, EMEA
Graham Hill	Executive Vice President, Global Business Development & Strategy
Roy Oelking (through September 28, 2016)	Former President, E&C Americas
Ivor Harrington (through February 12, 2016)	Former President, E&C APAC

These NEOs, together with the other members of our Senior Executive Management whose compensation is determined by our Compensation Committee and our Board of Directors, are referred to as our “Senior Executive Management.”

FINANCIAL AND PERFORMANCE HIGHLIGHTS

Performance Highlights

KBR underwent a significant strategic expansion in 2016. While the overall financial results in 2016 were below expectations, our CEO initiated actions in 2016 that successfully executed our strategy to become a global professional services company providing differentiated technical and professional services and technologies across the asset and program lifecycle within the government and hydrocarbons industries and grow earnings in the long term.

Actions taken during the year have positioned the Company to successfully execute our strategy and grow earnings in the long-term. Last year was an expansion year for KBR during which there were significant highlights such as the completion of several strategic acquisitions: we acquired two well established and highly technical government services companies, a smaller technology-driven portfolio, and a turnaround and specialty welding company through our Brown & Root joint venture. These acquisitions were part of our strategy to build on the vision of KBR as a global leader in differentiated professional services. These businesses have historically provided stable earnings and cash flows, which should reduce the volatility of our financial results associated with large EPC projects traditionally executed by our Engineering & Construction segment. The steady earnings and cash flows also provide us with the financial flexibility to be selective in determining which large EPC prospects we pursue in the future. In 2017, we forecast over 70% of our revenue will come from work being executed under services and reimbursable-type contracts. Finally, we made significant progress toward completion of our last domestic EPC power project which is the final step in exiting the fixed price EPC power business. All of these strategic actions coupled with some key new awards in the Government Services segment during the year and the elimination of well over $200 million in annual operating costs, have positioned the Company for stronger long-term earnings growth, higher and more predictable margins, and greater free cash flow going forward.

2016 was the second full year for our CEO at KBR. In 2016, Mr. Bradie’s performance exceeded our Board’s expectations. Not only was he instrumental in making significant progress against our strategic objectives, as noted above, he has reorganized and refreshed our leadership team. His efforts to simplify and focus our Company on its strengths through divestiture of nonstrategic businesses, acquisitions of complementary businesses, aggressive cost control, and deploying a balanced capital allocation policy have better positioned KBR to be competitive in the future.

Below are the performance highlights of our CEO and Senior Executive Management in 2016:

Expanded our Industrial Services business (revenue grew by over 20%) through our Brown & Root joint venture with several key project wins and the acquisition of a turnaround and specialty welding business in November 2016.

Expanded our Technology & Consulting segment with key technology acquisitions and the following strategic alliances:

•

Enex for Phenol Cleavage Technology to upgrade our Phenol capability;

•

Enex for Polycarbonate technology to extend the Phenolics chain; and

•

AMT for Aromatics Extraction (BTX) technology.

Expanded our Government Services offerings with two major acquisitions and the start-up of two major contracts, as follows:

•

Acquired Wyle Inc. and Honeywell Technology Solutions Inc. and created a single brand, KBRwyle, for our U.S. government services business. This brand along with the support KBR provides to the governments in the UK and Australia delivers offerings and a strong

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competitive position that span the full spectrum of government mission requirements including research and development, program management and integration, testing, engineering, logistics, deployed operations, and life-cycle sustainment globally; and

•

Start-up of two long-term major contracts that were awarded in 2016: United Kingdom Military Flying Training System and Army 2020, which have a combined award value of almost $1 billion.

In addition to the above, below are additional elements of our strategic expansion:

•

We continue to see revenue growth and high margins in our Technology and Consulting business.

•

We continued the strategic expansion of KBRwyle, including our heritage U.S. government services business.

•

We were awarded several FEED and pre-FEED studies in multiple strategic areas.

•

We have seen good growth coming out of our E&C business in the Middle East and Australia.

•

We had sizeable employee growth over the last two years. We currently have over 34,000 employees globally (including our joint ventures). Even with headwinds in the oil and gas market, we have stabilized our revenue base across KBR.

Status of Strategic Initiatives

In 2016, we made significant progress toward completing our strategic initiatives that were outlined to our shareholders in December 2014, as noted below:

Strategic Initiatives	Status
• Exit non-strategic businesses
•

Completed two of three fixed-priced EPC Power projects in 2015; final project targeted completion Q2 2017

•

Sold Building Group in 2015; pre-tax gain $28 million; cash proceeds $23 million

•

Sold U.S. Infrastructure business in 2015; pre-tax gain $12M; cash proceeds $18 million

•

Closed U.S. Minerals office in 2015

• Businesses under review	• Transferred U.S. Industrial Services Business to Brown & Root JV • Transferred Canadian Pipe Fabrication/Module Assembly Business to EPIC JV
• Reduce costs by $200 million by Y/E 2016	• Approximately $297 million identified and actioned by December 31, 2016
• Achieve Target Margins by Y/E 2016: • T&C (Low 20s) • E&C (High single digits) • GS (Low teens)	• T&C 2016: 21% • E&C 2016: 2.5% • GS 2016: 13%
• Resolve outstanding disputes
•

U.S. Government audits through 2011 largely completed. Only $9 million in questioned costs remain open out of approximately $46 billion audited

•

LogCAP III tort cases – Sodium Dichromate cases dismissed on merits. Subject to appeal.

•

PEMEX – in advanced settlement discussions

• Employ a balanced capital allocation policy
•

Returned $50 million to shareholders in 2016; $1.1 billion since January 2007

•

Paid a competitive yielding dividend

•

Purchased 21% of pipe fabrication business (EPIC JV) in 2015

•

Acquired three technology subsidiaries from Chematur Technologies AB (closed 1Q16)

•

Acquired Wyle Inc. (closed in 3Q16)

•

Acquired Honeywell Technology Solutions Inc. (closed in 3Q16)

•

Acquired a specialty welding and turnarounds company through our Brown & Root joint venture (closed 4Q16)

Reducing Portfolio Risk

Despite the significant milestones and strategic achievements in 2016, we took charges on certain legacy major lump sum EPC projects during the year. The projects for which we took charges in 2016 are the final legacy major lump sum domestic EPC projects remaining in our E&C portfolio. These legacy projects were initiated before the implementation of our new strategy in December 2014.

In addition, we resolved a number of outstanding commercial issues and made significant progress in resolving several legal matters, including engaging in advanced discussions between Commisa and PEP to settle our EPC 1 legal claim subject to final approval by the parties. Additionally, we resolved several legal matters from the legacy LogCAP III contract and made significant progress in resolving the SEC investigation and associated class action lawsuits related to the restatement of our 2013 financial statements.

Our backlog is greater than 70% cost plus, Private Finance Initiative, small project, and recurring revenue. This, coupled with the above, derisks the future considerably.

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Financial Highlights

As presented in our 2016 10-K, which was filed on February 24, 2017, we took actions during the year which have positioned KBR to successfully execute our strategy and grow earnings in the long-term. However, our overall financial results in 2016 were below expectations, which translated into lower than expected earnings per share in 2016 and a lower one-year relative shareholder return than in 2015, as more fully described on page 10 of this proxy statement in the section titled “Financial Highlights and Shareholder Return.”

Pay for Performance in 2016

In 2016, we delivered on our strategic expansion. While our total shareholder return (“TSR”) was positive in 2016, we had write-downs on several of our projects that resulted in less than expected earnings per share. Appropriately, the compensation of our NEOs was aligned with this performance. Specifically, our:

•

NEOs’ base salary was left unchanged in 2016;

•

CEO’s base salary has not increased since he began with KBR in 2014;

•

2016 Short-Term Incentive Plan average payout to our NEOs was significantly below target at approximately 49% after discretionary downward adjustment by our Compensation Committee; and

•

Long-Term Cash Performance Award Plan paid zero for the awards granted in 2012, 2013, and, after a discretionary downward adjustment by our Compensation Committee, 2014.

Our three-year TSR from January 1, 2014, to December 31, 2016, trailed below the median of our TSR Peer Group (defined in the Compensation Discussion and Analysis of this proxy statement under the section titled “KBR Long-Term Performance Cash Awards”) and largely reflects performance on projects started prior to the strategy implementation announced in December 2014. Consequently, the long-term performance cash awards payable for the three-year period ending on December 31, 2016, earned zero, which represented 60% of our NEOs’ annual long-term incentive compensation opportunity when granted in 2014. This will be the third year our NEOs have received zero payouts under the KBR Long-Term Performance Cash Awards.

The target value granted to our NEOs under the KBR Long-Term Performance Cash Awards over the last three years and the actual payout at the end of the three-year performance period is illustrated below.

In addition, our CEO forfeited 100% of his KBR Performance Restricted Stock Units (“PRSUs”) that were scheduled to vest in 2016. Our CEO was subject to an additional performance criterion on the below restricted stock units granted in 2014 because of his assumption of the CEO role mid-year. In order to vest in these PRSUs, our stock must have 6% TSR for each year prior to vesting.

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These payouts and forfeitures demonstrate a compensation program designed on the principles of “Pay for Performance.” Our incentive plan payouts are more fully described beginning on page 41 of this proxy statement in the sections titled “Short-Term Incentives (Annual)” and “Long-Term Performance Incentives.” Even though we believe our compensation program reflects pay for performance, our Compensation Committee exercised downward discretion to reduce the 2016 Short-Term Incentive Plan payouts for our NEOs below the achieved metrics (for a more detailed description of how the downward discretion was applied, see the section titled “Short-Term Incentives (Annual)” beginning on page 41 of this proxy statement).

In addition to the downward discretion applied to the NEOs’ 2016 Short-Term Incentive Plan payouts, our Compensation Committee exercised downward discretion to reduce the payout of the KBR Long-Term Performance Cash Awards payable for the period ended on December 31, 2016, from a 30.5% payout to a 0% payout.

Changes Made to NEOs’ 2016 Compensation

Based on prior year performance, peer-comparative data, and the recommendation of our CEO, our Compensation Committee approved zero 2016 base salary increases for all NEOs. In addition, our Compensation Committee approved zero 2016 short-term incentive target increases and zero 2016 long-term incentive target increases for all NEOs, excluding the CEO and Mr. Ibrahim.

Based on peer-comparative data for the CEO’s level of compensation, our strong financial and TSR (third best TSR out of 10 companies in our TSR Peer Group) results in 2015, and on our Board’s satisfaction with his personal engagement in formulating and leading KBR’s strategic expansion (our CEO’s performance is more fully described on page 33 of this proxy statement in the section titled “Performance Highlights”), our Compensation Committee and Board approved increases to our CEO’s short- and long-term at-risk incentive targets for 2016 rather than increasing his base salary. These increases were made to recognize our CEO’s performance in 2015 and to bring his target compensation closer to the median of our Core Peer Group (our Core Peer Group is described below in the section titled “Core Peer Group”). The CEO’s 2016 total target compensation was kept below the median total target compensation for our Core Peer Group. The CEO’s base salary has remained unchanged since his hire date in June 2014.

With respect to Mr. Ibrahim, based on peer-comparative data and his strong performance, our Compensation Committee approved an increase to Mr. Ibrahim’s short-term incentive target for 2016. Mr. Ibrahim’s short-term incentive target was kept below the median short-term incentive target for our Core Peer Group.

OVERVIEW OF EXECUTIVE COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES

Philosophy

Our Compensation Committee regularly reviews the elements of the individual compensation packages for our CEO and Senior Executive Management. Our Compensation Committee delegates to our CEO the duty to approve and administer the individual compensation packages for our other executives and employees, excluding our Senior Executive Management, subject to the Committee’s annual review of the delegation.

Our compensation plans are designed to achieve the following primary objectives:

•

provide a clear and direct relationship between executive pay and Company (and Business, as applicable) performance, both on a short-and long-term basis;

•

emphasize operating and financial performance measures;

•

link executive pay to measures of stockholder value;

•

support our business strategies and management processes in order to motivate our executives; and

•

generally target base salary, short-term incentives, long-term incentives, and total compensation levels near the 50th percentile of the competitive market for good performance and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

Our executive compensation program is regularly reviewed to ensure that the program’s components continue to align with the above objectives and that the program is administered in a manner consistent with established compensation policies.

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Policies and Practices

Below is a summary of our compensation policies and practices in place during 2016 for our Named Executive Officers:

Clawbacks
•

If our Committee determines that a NEO (or any other employee) has been paid incentive compensation (both cash and equity) based on restated financial results, the Committee may seek recovery of any overpayments.

Stock Ownership Guidelines	• We require our NEOs to own a significant amount of stock to align their interests with our stockholders.
No Pledging	• No officers may pledge Company stock.
No Hedging	• No officers may hedge Company stock.
No Option Repricing	• We prohibit the repricing of KBR stock options.
Market Comparison
•

Base salary, short-term incentives, long-term incentives and total compensation levels are generally targeted near the median of peer companies for good performance, and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

Performance-Based Compensation	• A majority of our NEOs’ compensation is performance-based compensation and is paid on the achievement of absolute and relative performance goals.
Double-Trigger
•

The severance and change-in-control agreements require a double-trigger for a change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits.

No Employment Agreements	• No employment agreements are provided.
No Tax Gross-Ups	• No excise tax gross-up agreements are provided.
No House Buyouts	• No house buyouts are provided to any NEOs.

We encourage you to read the following detailed discussion and analysis of our executive compensation program, including the tables that follow the Compensation Discussion and Analysis.

Third-Party Consultants

Under its charter, our Compensation Committee is authorized to retain a compensation consultant and has the sole authority to approve the consultant’s fees and other retention terms. While our Compensation Committee believes that using third-party consultants is an efficient way to keep current regarding competitive compensation practices, our Compensation Committee does not accord undue weight to the advice of outside professional advisors, but instead makes changes in our compensation program in light of whether the program’s intended objectives are being achieved. In 2016, our Compensation Committee used the services of one compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”). Our Compensation Committee engaged and managed its relationship with the Meridian executive compensation consultants directly. In addition, Meridian reported directly to the Compensation Committee with respect to all executive and non-executive director compensation matters.

The nature and scope of Meridian’s engagement by the Compensation Committee included advising the Compensation Committee, as it needed, with respect to all executive compensation matters under the Compensation Committee’s purview. The material elements of the instructions or directions given to Meridian with respect to the performance of its duties to the Compensation Committee included engaging Meridian to provide the Compensation Committee with: (1) a 2016 proxy update; (2) a review of the peer groups used to assess the competitiveness of our executive compensation programs for the 2016-2017 compensation cycle; (3) regular updates of the valuation of our long-term performance cash awards; (4) a competitive market study of executive compensation for the Senior Executive Management; (5) regular updates on notable legislative and regulatory activities; (6) a review of the risk profile of the proposed long-term incentive performance metrics for 2017; (7) a review of the CEO’s 2017 executive compensation recommendations for our Senior Executive Management; (8) a review of the CEO’s compensation for 2017; and (9) a review of non-executive director compensation for 2017.

Outside of providing executive and director advisory services to our Compensation Committee, Meridian provided no other services to us or our affiliates. In May 2016, after the Compensation Committee reviewed the independence factors approved by the SEC for implementation by the NYSE in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) for compensation consultants and considered Meridian’s independence based on such factors, the Compensation Committee confirmed Meridian’s independence and approved the continued retention of Meridian.

Core Peer Group

In the design and administration of our 2016 executive compensation programs for our Named Executive Officers, our Compensation Committee considered competitive market data from our Core Peer Group. Our Compensation Committee also used its discretion and business judgment in determining overall compensation.

The Core Peer Group is comprised of eight companies with primary operations in the engineering, construction, and services industry, against which we believe KBR most competes for employees and business. The compensation data for our Core Peer Group was obtained from publicly available sources, including proxy statements and Form 4 and 8-K disclosures, and was not adjusted. The Core Peer Group used for 2016 compensation decisions consisted of the companies in the table below, which includes revenue, asset, and market cap data relevant at the time these companies were relied upon for making the decisions on 2016 compensation.

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Data in billions – as of 12/31/2015 (except as noted below)

Company	Revenues		Assets	Market Cap
AECOM Technology Corporation(1)	$17.990		$14.014	$4.547
Chicago Bridge & Iron Company N.V.	$12.930		$9.202	$4.089
CH2M HILL Companies, Ltd.(2)	$5.362		$2.861	$-
EMCOR Group, Inc.	$6.719		$3.546	$3.013
Fluor Corporation	$18.114		$7.632	$6.687
Jacobs Engineering Group Inc.(3)	$12.115		$7.786	$5.163
McDermott International, Inc.	$3.070		$3.387	$0.801
Quanta Services, Inc.	$7.572		$5.214	$3.096
Median (including KBR)	$7.572		$5.214	$3.593
KBR, INC.(4)	$5.096	(4)	$3.412	$2.441
(1)

AECOM Technology Corporation’s Revenues and Assets are as of 9/30/2015 and Market Cap is as of 12/31/2015.

(2)

CH2M Hill Companies, Ltd.’s Revenues and Assets are as of 12/25/2015.

(3)

Jacobs Engineering Group Inc.’s Revenues and Assets are as of 10/2/2015 and Market Cap is as of 12/31/2015.

(4)

KBR’s revenue does not include our share of revenue from our unconsolidated joint ventures, which was approximately $1.3 billion in 2015.

In addition to publicly-available data for the Core Peer Group, a supplemental group of companies was selected to provide additional data for assessing the competitiveness of our compensation programs for our Named Executive Officers. The Diversified Peer Group consisted of 20 companies that were participants in the Equilar Executive Compensation Survey (which was used by Meridian to analyze peer company compensation data that was not publicly available), crossing multiple manufacturing and operations-focused industries of similar size and scope as KBR. The companies were generally selected based on company revenue, size, complexity and performance, and the nature of their principal business operations with specific emphasis on engineering, heavy manufacturing, and industrial services. Special consideration was also given to companies based in Houston. The Compensation Committee believes the Diversified Peer Group appropriately represents both the local Houston and the broader market for key management and technical talent. The companies that comprised the Diversified Peer Group used for 2016 compensation decisions were: AECOM Technology Corporation; CH2M Hill Companies, Ltd.; Colfax Corporation; Dover Corporation; EMCOR Group, Inc.; Flowserve Corporation; Fluor Corporation; Illinois Tool Works; Ingersoll-Rand, PLC.; Jacobs Engineering Group Inc.; Leidos Holdings Inc.; McDermott International, Inc.; Newell Rubbermaid Inc.; Parsons Corp.; Rockwell Collins, Inc.; Terex Corporation; Tetra Tech, Inc.; Textron Inc.; Trinity Industries; and Waste Management, Inc.

During 2016, our Compensation Committee asked Meridian to review the appropriateness of the Core and Diversified Peer Groups used in the assessment of the competitiveness of our executive compensation programs. The review considered several factors relating to the companies in both our Core and Diversified Peer Groups, including an analysis of certain financial metrics drawn from the Equilar Executive Compensation Survey (i.e., revenue, net assets, market capitalization, enterprise value, and number of employees), the business strategies of the peer group companies, the effects of corporate transactions, and the availability of market data. As a result of the review, effective for 2017 compensation decisions, our Compensation Committee maintained the same Core Peer Group. Our Compensation Committee made changes to our Diversified Peer Group. The changes to our Diversified Peer Group were made due to some of our peers not participating in the Equilar Executive Compensation Survey.

Role of Compensation Committee and CEO

During 2016, our CEO made recommendations to our Compensation Committee regarding the compensation and incentives for our Senior Executive Management other than himself. Our CEO also:

•

recommended performance measures, target goals and award schedules for short-term and long-term incentive awards, and reviewed performance goals for consistency with our projected business plan;

•

reviewed competitive market data for Senior Executive Management positions; and

•

developed specific recommendations regarding the amount and form of equity compensation to be awarded to our Senior Executive Management.

Based on the CEO’s recommendations and in concert with him, our Compensation Committee’s role is to annually review and approve the compensation and incentive awards for our Senior Executive Management.

Changes Made in 2016 to KBR’s Compensation Program

In 2016, our Compensation Committee determined to continue with our current compensation practices relatively unchanged except for: (1) revising the 2016 Short-Term Incentive Plan (Annual) to better measure safety, (2) adding a second performance hurdle to achieve a payout under the strategic initiatives sub-performance metric of the 2016 Short-Term Incentive Plan (Annual), (3) eliminating stock options from our long-term incentives, and (4) adding a performance-based vesting requirement for the KBR Long-Term Performance Cash Awards and restricted stock units.

We split the KBR Consolidated Safety metric into two, equally weighted safety metrics (KBR Consolidated Safety minus Fabrication Yards and KBR Safety for KBR Controlled Fabrication Yards) to ensure that our Consolidated Safety metric maintained the same level of rigor as in 2015 under the 2016 Short-Term Incentive Plan (Annual). In 2016, we expected to have a significant drop in our fabrication hours (from 64 million fabrication hours in 2015 to 25 million hours in 2016) with zero fabrication work after August 2016. With the fabrication hours reduction, we wanted to ensure an equitable comparison with our consolidated safety from 2015. We saw an improvement in both targets (as noted in the KBR Total Recordable Incident Rate chart on page 39 of this proxy statement), where KBR TRIR Fabrication Yards had a 42.3% improvement from 0.097 in 2015 to 0.056 in 2016 and KBR TRIR (minus Fabrication Yards) had a 15.1% improvement from 0.279 in 2015 to 0.237 in 2016. For a more detailed description of our safety focus, see the section titled “Zero Harm – A Personal Relationship with Safety” on page 13 of this proxy statement.

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By adding a second performance hurdle to the Strategic Initiatives performance metric under the 2016 Short-Term Incentive Plan (Annual), we emphasized the importance of overhead reduction on the success of our strategy. This helped focus our attention on winning projects to improve our labor chargeability.

We eliminated stock options and revised the mix of our remaining long-term incentives so that KBR Long-Term Performance Cash Awards still comprise a larger percentage (66 2/3%) of our NEOs’ target dollar value of long-term incentives than restricted stock units (33 1/3%). Our Compensation Committee decided against granting stock options because we wanted to add more emphasis on our performance cash awards tied to our relative TSR and job income sold (“JIS”) and our restricted stock units, which are aligned directly with our stockholders. In addition, stock options were no longer prevalent among our Core Peer Group.

By adding a performance-based vesting requirement for 20% of the KBR Long-Term Performance Cash Awards and restricted stock units, we further incentivize the achievement of KBR’s strategic plan. This metric that applied to 20% of our NEOs’ long-term incentive awards was a one-time metric that if not met at the end of 2016 would require the permanent forfeiture of 20% of the long-term incentive awards. This applied to the NEOs’ standard long-term incentive awards. It was not an additional 20% above the standard long-term incentive award. All of the changes made to our 2016 long-term incentives were made based on the Compensation Committee’s review of the competitiveness of KBR’s compensation program with our Core Peer Group and a review of our strategic plan.

STOCKHOLDER ADVISORY VOTE ON COMPENSATION

We believe we have a well-designed executive compensation program. The most recent stockholder advisory proposal on executive compensation (“Say-on-Pay Proposal”) was presented to our stockholders during the Company’s annual meeting of stockholders on May 12, 2016. At that 2016 annual meeting, approximately 95% of the votes cast (in person and by proxy) on the Say-on-Pay Proposal were voted in favor of the proposal.

Our Compensation Committee considered the results to be an affirmation of the stockholders’ support of our compensation policies and decisions. Our Company maintains a regular dialogue with our stockholders on a broad range of topics, including governance and executive compensation, and we will continue to consider the outcome of our Say-on-Pay Proposal when determining future compensation policies and decisions for our NEOs.

SUMMARY OF 2016 COMPENSATION TO NAMED EXECUTIVE OFFICERS

2016 Base Salary and Target Short- and Long-Term Incentives

The table below reflects target annual compensation and is not intended to replace the more detailed information provided in the Summary Compensation Table. The target dollar amounts for restricted stock units are rounded to the next whole share upon grant, as reflected in the Summary Compensation Table. Note: A portion of Mr. Mujib’s 2016 base salary was paid in British Pounds until he moved from the United Kingdom to the United States in October 2016. The amount in the table below for 2016 base salary reflects the U.S. Dollar target amount effective after his relocation back to the United States.

	2016 Base Salary	Target 2016 Short-Term Incentive	Target 2016 Long-Term Performance Incentives		Total Target Amount
			Restricted Stock Units Target Dollar Amount	Performance Cash Award Target Dollar Amount
Mr. Bradie	$1,000,000	$1,250,000	$1,833,333	$3,666,667	$7,750,000
Mr. Ferraioli	$650,000	$585,000	$466,667	$933,333	$2,635,000
Mr. Mujib	$550,000	$495,000	$466,667	$933,333	$2,445,000
Mr. Ibrahim	$485,000	$363,750	$250,000	$500,000	$1,598,750
Mr. Hill	$550,000	$412,500	$333,333	$666,667	$1,962,500
Mr. Oelking	$630,000	$567,000	$500,000	$1,000,000	$2,697,000
Mr. Harrington	$630,000	$0	$0	$0	$630,000
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Performance-Based Compensation

A significant portion of our NEOs’ target annual compensation in 2016 was performance-based compensation. The following circle charts show the percentage of our CEO’s and other NEOs’ (excluding Messrs. Harrington and Oelking whose employment terminated before year-end) 2016 total target annual compensation that is performance-based compensation and the percentage that is not performance-based compensation. The circle charts reflect target annual compensation, except where actual is noted, and are not intended to replace the more detailed information provided in the Summary Compensation Table.

ELEMENTS OF COMPENSATION

Our executive compensation program has been designed to ensure that KBR is able to attract and retain ideal executives for applicable positions and that its compensation plans support KBR’s strategies, focus efforts, help achieve business success, and align with KBR’s stockholders’ interests. There is no pre-established formula for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, each year our Compensation Committee determines, at its discretion and business judgment, the appropriate level and mix of short-term and long-term incentive compensation for our Senior Executive Management to reward near-term superior performance and to encourage commitment to our long-range strategic business goals. To determine the appropriate combination of elements, we consider our philosophy to condition the majority of Named Executive Officer compensation on Company performance.

As illustrated in the below charts, our 2016 executive compensation program consisted of the following core elements (at target): base salary, short-term incentives (annual), and long-term incentives. The circle charts are not intended to replace the more detailed information provided in the Summary Compensation Table. “Other Current NEOs” include all NEOs except the CEO and Messrs. Harrington and Oelking. Messrs. Harrington and Oelking were excluded because their employment terminated before year-end.

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In addition to the core elements outlined above, our 2016 executive compensation program included the following supplemental benefits: supplemental retirement, severance and change-in-control protection, and other generally available benefits, which are not reflected in the circle charts. Each element of our executive compensation program is described below.

A. BASE SALARY

We pay our Senior Executive Management market-competitive base salaries for the skills and experience necessary to meet the requirements of the executive’s role. To determine base salary for our Senior Executive Management, our Compensation Committee relied primarily on (1) market data for comparable positions within the Core Peer Group, (2) individual performance, and (3) internal pay equity. In addition to considering market comparisons in making salary decisions, our Compensation Committee exercised discretion and judgment based on the following factors:

•

level of responsibility;

•

experience in current role and equitable compensation relationships among our executives;

•

performance and leadership; and

•

external factors involving competitive positioning, general economic conditions, and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor, and the factors are considered by our Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally established base salaries at competitive levels, primarily using the median pay levels of comparable positions in the Core Peer Group as reference points.

In 2016, the Committee made no increases to the Named Executive Officers’ base salaries. The Compensation Committee believed it was in the Company’s best interest due to the highly unpredictable and competitive environment that the Company remain committed to its business strategy and continue its cost control measures. The Committee suspended salary increases for all of our Named Executive Officers for 2016 consistent with the Company-wide decision to suspend salary increases to allow the Company to control costs within payroll.

The following are the base salaries for our Named Executive Officers, effective January 1, 2016:

Name	Increase (% of 2015 Base Salary)	2016 Base Salary	Basis for Decision
Mr. Bradie	$0 (0%)	$1,000,000	Core Peer Group data and cost control.
Mr. Ferraioli	$0 (0%)	$650,000	Core Peer Group data, internal equity, and cost control.
Mr. Mujib	$0 (0%)	$550,000	Core Peer Group data, internal equity, and cost control.
Mr. Ibrahim	$0 (0%)	$485,000	Core Peer Group data, internal equity, and cost control.
Mr. Hill	$0 (0%)	$550,000	Core Peer Group data, internal equity, and cost control.
Mr. Oelking	$0 (0%)	$630,000	Core Peer Group data, internal equity, and cost control.
Mr. Harrington	$0 (0%)	$630,000	Core Peer Group data, internal equity, and cost control.

B. SHORT-TERM INCENTIVES (ANNUAL)

Our Compensation Committee established the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) to reward Senior Executive Management for improving financial results for stockholders of KBR and to provide a means to link cash compensation to KBR’s short-term performance. The Performance Pay Plan is a performance program under the stockholder-approved KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated (the “KBR Stock and Incentive Plan”). We provide for short-term incentives in order to motivate and reward achievement of, and performance in excess of, KBR’s annual goals.

In December 2015, our Compensation Committee met to determine the 2016 target award percentages of base salary for our Named Executive Officers under the Performance Pay Plan. The target award percentages of base salary among our Named Executive Officers were generally set to be consistent with the median target awards of similar positions within our Core Peer Group as provided below. The short-term incentive award opportunities were based on a percentage of base salary assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for Mr. Bradie, 31.25%, 125%, and 250%; (ii) for Messrs. Ferraioli, Mujib, and Oelking, 22.5%, 90%, and 180%; and (iii) for Messrs. Hill and Ibrahim, 18.75%, 75%, and 150%.

Name	Increase to Target Short-Term Award % of Base Salary	2016 Target Short-Term Award % of Base Salary	Basis for Decision
Mr. Bradie	15%	125%	Core Peer Group data and performance (see rationale in “Changes Made to NEOs’ 2016 Compensation” on page 36).
Mr. Ferraioli	0%	90%	Core Peer Group data and internal equity.
Mr. Mujib	0%	90%	Core Peer Group data and internal equity.
Mr. Ibrahim	10%	75%	Core Peer Group data, internal equity, and performance (see rationale in “Changes Made to NEOs’ 2016 Compensation” on page 36).
Mr. Hill	0%	75%	Core Peer Group data and internal equity.
Mr. Oelking	0%	90%	Core Peer Group data and internal equity.
Mr. Harrington	0%	0%	Termination of employment in February 2016.
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Fiscal year 2016 was the second full year after Mr. Bradie’s arrival at KBR in June 2014 and after the initiation of our strategic plan in December 2014. The metrics below reflect the continued vision and strategy of our Company. The metrics remained the same as our 2015 short-term incentive plan, which focused our Senior Executive Management on the key measures of success in connection with the execution of our strategic plan, except for splitting the KBR Consolidated Safety metric into two, equally weighted safety metrics (KBR Consolidated Safety minus Fabrication Yards and KBR Safety for KBR Controlled Fabrication Yards) and adding a second performance hurdle to achieve a payout under the strategic initiatives sub-performance metric.

We split the KBR Consolidated Safety metric into two, equally weighted safety metrics (KBR Consolidated Safety minus Fabrication Yards and KBR Safety for KBR Controlled Fabrication Yards) to better measure safety under the 2016 Short-Term Incentive Plan (Annual) because we expected to have a significant drop in our fabrication hours in 2016 (from 64 million fabrication hours in 2015 to 25 million hours in 2016). This split was intended to focus improvement in both targets. For a more detailed description of our safety focus, see the section titled “Zero Harm – A Personal Relationship with Safety” on page 13 of this proxy statement.

By adding a second performance hurdle to the Strategic Initiatives performance metric under the 2016 Short-Term Incentive Plan (Annual), we emphasized the importance of overhead reduction on the success of our strategy. This helped focus our attention on winning projects to improve our labor chargeability.

In addition, our Compensation Committee took measures to ensure that targets remained challenging and competitive. Our Compensation Committee adopted the following performance metrics (and weightings) for our Named Executive Officers:

Performance Metric	Weighting	Rationale
KBR Corporate Controllable Gross Overhead Cost (“OH”) OH measures total overhead. Also, this served as a threshold requirement to receive any payout with respect to the “Strategic Initiatives.”	45%

Lowering overhead cost through efficiencies and innovation is essential for our businesses. Not only does it increase profitability, but it allows us to be more competitive and successful in winning new contracts and maintaining existing ones. Target is $175 million and Maximum is $200 million of the two-year, pre-established cost reduction measure that was noted in our strategy to investors in December 2014. A 45% weighting on OH was intended to drive our strategy of transforming KBR into a more cost effective business that will position us well for project awards. OH is a transparent metric and also includes the effects of labor chargeability to projects. Once Target OH is met, the amount paid can be reduced depending on the NEO’s individual performance. $175 million at year-end 2016 was considered ambitious given the difficulty in winning projects in the challenging energy market. Labor cost absorption was necessary to avoid reversing the OH reduction we had already achieved in 2015.

KBR Earnings Per Share (“EPS”) Measures net income divided by the weighted average number of fully diluted Company shares outstanding.	25%

This metric helps to align our Senior Executive Management with the interests of our stockholders because strong EPS generally increases the value of our stock. EPS was set at a challenging level given the difficult energy market. Buybacks are considered in reviewing EPS achievement to provide for an accurate comparison against the pre-established target.

KBR Operating Cash Flow (“OCF”) KBR OCF measures the amount of cash generated by KBR’s operations.	20%

KBR’s OCF Target is based on its 2016 budgeted Cash Flow from Operations. This metric was aligned with our strategic transformation plan. This metric was established to ensure that our Senior Executive Management focuses on generating cash flow. Threshold is Target minus 33 ⅓%, and Maximum is Target plus 33 ⅓%.

Completed SAFE Tours SAFE (Shaping Accident Free Environments) Tours measure the number of SAFE tours completed by KBR leadership.	5%

This is intended to be a forward-looking metric to promote the safety of all Company employees and affiliates. Safety incentives also help reduce costs for the Company. KBR’s 2016 Completed SAFE Tours target number was derived from the goal to have at least one SAFE tour per week (excluding two weeks for vacation). Threshold is Target minus 7%, and Maximum is Target plus 7%. A SAFE Tour is a project, office, or site visit by a member of our Senior Executive Management team where the member must ensure implementation of KBR’s Zero Harm 24/7 initiative. The objective of the SAFE Tour is to exhibit visible leadership and commitment to health, safety, security and environment from the highest level of our Company. It requires a significant commitment from each member of our Senior Executive Management.

KBR Consolidated Safety Minus Fabrication Yards Safety measures the total recordable incident rate (“TRIR”), which is calculated as the number of recordable incidents for every 200,000 work-hours, for consolidated KBR minus fabrication yards.	2.5%

This historic metric measures the safety of all Company employees and affiliates, excluding fabrication yards. Safety incentives also help reduce costs for the Company. KBR’s 2016 Consolidated Safety Minus Fabrication Yards Target is the 2015 actual rate. Threshold is Target minus approximately 7%, and Maximum is Target plus approximately 7%. The reason we split out fabrication yards and our safety initiative are more fully described on page 13 of this Proxy Statement in the section titled “Zero Harm – A Personal Relationship with Safety”.

KBR Safety for KBR Controlled Fabrication Yards Safety measures TRIR of fabrication yards.	2.5%

This historic metric measures the safety of all Company employees and affiliates solely with respect to fabrication yards controlled by the Company. KBR’s 2016 Safety for KBR Controlled Fabrication Yards Target is the 2015 actual rate. Threshold is Target minus approximately 10%, and Maximum is Target plus approximately 10%. The reason we split out fabrication yards and our safety initiative are more fully described on page 13 of this Proxy Statement in the section titled “Zero Harm – A Personal Relationship with Safety”.

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We believe the above metrics are the most important measures to drive KBR’s growth and to increase our stockholders’ value. We believe OH reduction is especially important in a challenging market because of the need to manage our non-chargeable time.

OH reduction was achieved by both Company cost savings initiatives and improved chargeability to projects. OH includes the effect of labor cost absorption. Labor cost absorption is a risk in a challenging market that directly affects overhead savings. If we do not win the projected projects / contracts in which we can allocate our labor costs, our OH can increase. Accordingly, this metric is transparent and includes both increases and decreases to OH. OH cost savings initiatives included, among other reductions, reducing travel, decreasing our real estate footprint, divesting non-strategic businesses, entering into strategic alliances, and managing our labor cost absorption.

Target Award Level

When establishing target levels for the incentive reward schedule for 2016, the Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. With natural gas prices at a 17-year low and oil prices less than $30 a barrel, capital expenditures of our industry clients continued to be depressed. At the beginning of 2016, the challenging energy industry showed no signs of improvement. We took this into consideration when setting targets for 2016. Generally, award target levels reflect the objectives set by our Compensation Committee and are generally intended to approximate the 50th percentile of our Core Peer Group (using the Diversified Peer Group data for additional input) for good performance and above the 50th percentile for consistent, outstanding performance, but our Compensation Committee also considers other factors as noted earlier in this Compensation Discussion and Analysis. At the time the target levels are established, the outcome is intended to be substantially uncertain but achievable, and to require better than expected performance from our executives. Our Compensation Committee adopted target levels for its annual incentive reward schedule that maintained the same rigor as the performance targets from the prior year, especially in light of the challenging hydrocarbons market.

Our Compensation Committee established the target award levels below, with actual results and payouts certified in February 2017.

2016 SHORT-TERM INCENTIVES TABLE

Weight	Measure	Threshold for Strategic Initiatives Funding			Actual Result	Payout
45%	OH Reduction(1) (Strategic Initiatives)

The maximum available percentage payout for OH Reduction is two times the weighting if ≥ $200MM of overhead is reduced. If ≥ $175MM but < $200MM, then only 55% of the OH Reduction metric result may be earned. The final payout is subject to the individual rating for Strategic Initiatives as noted below. If at least $175MM is not achieved, payout for the Strategic Initiatives will be zero.

					$297MM	90%(2)
Weight	Measure	Threshold	Target	Maximum	Actual Result	Payout
25%	KBR EPS	$0.92	$1.17	$1.37	($0.43)	0%
20%	KBR OCF	$(100MM)	$(75MM)	$(50MM)	$60.6M	40%
5%	SAFE Tours Completed	49	55	61	89	10%
2.5%	Consolidated Safety Minus Fabrication Yards (TRIR)	.300	.279	.260	.237	5%
2.5%	Safety for KBR Controlled Fabrication Yards (TRIR Fab)(1)	.107	.096	.087	0.056	5%
						60%
(1)

The Compensation Committee reduced payouts for Safety for KBR Controlled Fabrication Yards (TRIR Fab)
and for the strategic initiatives, as noted below.

(2)

The ultimate payout for the OH Reduction is further subject to a NEO’s achievement of their strategic initiatives.

						Final Payout, see below.

Exercise of Negative Discretion for Safety Measure

In 2016, we exceeded our maximum goal under both cash flow and the three safety metrics, TRIR (Fab and non-Fab) and SAFE Tours Completed. Despite our strong cash flow and safety results, the Compensation Committee exercised negative discretion to reduce payouts for the TRIR Fab safety metric from 5% payout to 0% payout because of two fatalities. This demonstrates the importance of safety to KBR.

Overhead Reduction (Strategic Initiatives)

The OH Reduction metric provides the funding under which the Strategic Initiatives can be paid. The metric is based on two performance thresholds, which require a reduction of at least $175 million in corporate controllable gross overhead cost for 55% of the OH Reduction payout and at least $200 million in corporate controllable gross overhead cost for the remaining 45% of the OH Reduction payout. If overhead is not reduced by at least $175 million, then the NEOs will not receive any payouts under the Strategic Initiatives component of the Performance Pay Plan. However, in no event may the rating for strategic initiatives exceed the actual achieved percentage payout of 90%.

OH Reduction is a transparent metric that also includes the effects of labor chargeability on projects that we expect to have or win during the year. Specifically, we forecast that the majority of our employees will be working (and chargeable) on projects that we expect to have during the year and will not be part of our overhead. If for some reason we do not have the projects or win the work that we expected to win, those employees will no longer be chargeable to a project and will consequently raise our overhead. These can be key employees that we need to retain to have them available when we do move forward on a project. In the difficult hydrocarbons market, where many clients have reduced their capital expenditures, the management of this varying cost is a key component of our Senior Executive Management’s objectives.

The OH Reduction metric is intended to incentivize the NEOs to drive OH reductions consistent with KBR’s strategic plan. The OH Reduction

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metric is also intended to allow for full tax deductibility of the payouts related to our NEOs’ strategic initiatives. The strategic initiatives are intended to be sub-performance metrics that are subject to satisfying the OH Reduction performance metric. For 2016, the Compensation Committee applied downward discretion and awarded all NEOs (except Mr. Mujib) less than 0% with respect to the OH Reduction metric payout that was achieved above, which was 90%, as reflected below because of KBR’s lower than expected EPS and our project charges.

STI Payout for the CEO

The CEO’s performance against his strategic initiatives earned him the following payout:

CEO and Target	Maximum STI Payout per Actual Metrics Results	Negative Discretion for Safety	Rating for Strategic Initiatives out of 90% Available As Noted Above	Total Payout
Mr. Bradie Target 125%	$1,875,000 150% of target	$(62,500) (-5%)	$(1,187,500) (-95%)	$625,000 50% of target

The CEO accomplished the following pre-established strategic initiatives: (1) grew industrial services; (2) expanded the technology and consulting segment; (3) expanded the government services offerings with key project wins and two major acquisitions; and (4) achieved segment margin percentages as noted in our strategy (see the section titled “Status of Strategic Initiatives” on page 34 of this proxy statement) in all but our E&C segment (due to project-specific charges). In addition, the CEO’s strategic initiatives included delivering on the preset initiatives of our strategy (see the section titled “Status of Strategic Initiatives” on page 34 of this proxy statement). In determing our CEO’s rating, we considered these as well as his performance in general (see the section titled “Performance Highlights” on page 33 of this proxy statement). While we believe our CEO performed very well during 2016, our Compensation Committee applied downward discretion and rated our CEO a -5% out of 90% for the strategic initiatives because of our lower than expected earnings and project charges.

STI Payout for the Other NEOs

In addition, the NEOs (excluding the CEO) delivered results against their strategic initiatives that earned them the following payouts:

NEO and Target	Maximum STI Payout per Actual Metric Results		Negative Discretion for Safety	Rating for Strategic Initiatives out of 90% Available As Noted Above		Total Payout
Mr. Ferraioli Target 90%		$877,500 150% of target	$(29,250) (-5%)	$(585,000) (-100%)		$263,250 45% of target
Mr. Mujib Target 90%		$742,500 150% of target	$(24,750) (-5%)	$(420,750) (-85%)		$297,000 60% of target
Mr. Ibrahim Target 75%		$545,625 150% of target	$(18,187) (-5%)	$(363,750) (-100%)		$163,688 45% of target
Mr. Hill Target 75%		$618,750 150% of target	$(20,625) (-5%)	$(412,500) (-100%)		$185,625 45% of target
Mr. Oelking Target 90%	$	N/A	N/A	N/A	$	N/A
Mr. Harrington Target 0%	$	N/A	N/A	N/A	$	N/A

The NEO’s strategic initiatives included implementing the strategy of the Company, managing and looking for opportunities to reduce their controllable overhead, and demonstrating leadership by promoting ONE KBR throughout the organization. Other than Mr. Mujib, our Compensation Committee applied downward discretion and awarded all of the NEOs listed in the table above -10% out of 90% for their strategic initiatives because of our lower than expected earnings and project charges. Mr. Mujib received a 5% out of 90% for his strategic initiatives because he was promoted to President, Engineering & Construction Americas (assuming Mr. Oelking’s position) and performed well in his new role, including his review of the projects for which we took charges in the fourth quarter. Mr. Oelking forfeited his right to receive a 2016 short-term incentive award payout upon his termination of employment from the Company on September 28, 2016. Mr. Harrington’s employment terminated on February 12, 2016, and he was not a participant in the Performance Pay Plan.

Changes Made to KBR’s 2017 STI Plan

Given the difficulty in meeting our EPS guidance in 2016, we increased the weighting of our EPS metric in the 2017 short-term incentive plan by moving 15% from our strategic initiatives and adding it to the weighting of EPS, such that EPS is now weighted 40% instead of 25% in 2016. In addition, our OH Reduction (Strategic Initiative) has been replaced by earnings before interest, tax, depreciation and amortization (EBITDA) growth targets. As a result, the 2017 short-term metrics are: 40% EPS, 30% EBITDA, 20% OCF, and 10% safety-related metrics. There is no longer an OH Reduction (strategic initiatives) metric.

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C. LONG-TERM PERFORMANCE INCENTIVES

Under the KBR Stock and Incentive Plan, our Compensation Committee made the following grants to our Named Executive Officers in 2016: KBR Long-Term Performance Cash Awards and KBR Restricted Stock Units. A description of the KBR Stock and Incentive Plan, the methodology used by our Compensation Committee to determine the mix of awards to grant, and the KBR Long-Term Performance Cash Awards and KBR Restricted Stock Units granted under the KBR Stock Incentive Plan are provided below.

Our internal stock award process is designed and administered to provide equity award grant dates that are prospective and not retrospective, or back-dated. Stock awards approved by our Compensation Committee are generally effective on the date of the meeting at which the approval occurs. Stock option grants, when approved by our Compensation Committee, are never issued with an exercise price below the fair market value of our common stock on the date of grant.

KBR Stock and Incentive Plan

We use long-term performance incentives to achieve the following objectives:

•

reward consistent achievement of value creation and operating performance goals;

•

align management’s interests with stockholders’ interests; and

•

encourage long-term perspectives and commitment.

Long-term incentives represent the largest component of total executive compensation opportunity for our executives. We believe this is appropriate given our belief that executive pay should be closely tied to stockholders’ interests.

The KBR Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock/units, performance shares/units, stock appreciation rights, and stock value equivalents, also known as phantom stock. The KBR Stock and Incentive Plan allows the Compensation Committee the discretion to select from among these types of awards to establish individual long-term incentive awards. Our Compensation Committee met in December 2015 to review the amount of shares available under the KBR Stock and Incentive Plan for future stock-based awards and to review the CEO’s recommendations on the value of the long-term incentive awards to our Senior Executive Management. In addition, the Committee met in February 2016 to review and approve the amount and appropriate mix of long-term incentive awards to be granted to our Named Executive Officers.

For purposes of establishing the target dollar value of the long-term incentive awards, our Compensation Committee engaged Meridian to review our Named Executive Officers’ long-term incentive compensation. In February 2016, the Compensation Committee elected not to increase the long-term incentive target dollar values of our Named Executive Officers, except for Mr. Bradie. Mr. Bradie’s original compensation package when he was hired was well below the median of our Core Peer Group. Because 2015 was a strong year both financially and from a total shareholder return perspective (third best TSR out of 10 companies in our TSR Peer Group), we elected to increase his long-term incentive target dollar value closer, but still below, the median of our Core Peer Group. The below table outlines the changes for 2016:

Name	Increase (% of Target 2015 Long-Term Incentive Award)	2016 Long-Term Incentive Target Dollar Value of Award	Basis for Decision
Mr. Bradie	$1,000,000 (22.2%)	$5,500,000	Core Peer Group data and in connection with his strong performance (see rationale in “Changes Made to NEOs’ 2016 Compensation” on page 36).
Mr. Ferraioli	$0 (0%)	$1,400,000	Core Peer Group data and internal equity.
Mr. Mujib	$0 (0%)	$1,400,000	Core Peer Group data and internal equity.
Mr. Ibrahim	$0 (0%)	$750,000	Core Peer Group data and internal equity.
Mr. Hill	$0 (0%)	$1,000,000	Core Peer Group data and internal equity.
Mr. Oelking	$0 (0%)	$1,500,000	Core Peer Group data and internal equity.
Mr. Harrington	$0 (0%)	$0	Termination of employment in February 2016.

Using the long-term incentive target dollar value of award for each Named Executive Officer listed above, our Compensation Committee granted our Named Executive Officers a mixture of 66 2/3% performance cash awards (based on target value) and 33 1/3% restricted stock units under the KBR Stock and Incentive Plan. The Committee concluded that this mix of performance cash awards and restricted stock units was consistent with the Company’s pay for performance objectives. Specifically, 50% of the performance cash awards are directly tied to our stock price performance and, therefore, directly to stockholder value. The other 50% of the performance cash awards focus executives to improve job income sold long term. In addition, our restricted stock units are tied directly to stockholder value and provide a significant incentive for our Named Executive Officers to remain with the Company. Our Compensation Committee reviewed the mix of equity awards of our Core Peer Group and Diversified Peer Group. Our Compensation Committee awarded a much higher percentage of performance cash awards (66 2/3%) than either of our peer groups because our Compensation Committee believes that emphasizing job income sold and sustained TSR is more likely to increase sustained stockholder value. Our Compensation Committee decided against granting stock options under the KBR Stock and Incentive Plan because we wanted to add more emphasis on our performance cash awards tied to our relative TSR and JIS and our restricted stock units, which are aligned directly with our stockholders. In addition, stock options were no longer as prevalent among our Core Peer Group. Mr. Oelking forfeited his 2016 long-term incentive award upon his termination of employment from the Company on September 28, 2016. Mr. Harrington was not granted a 2016 long-term incentive award due to his termination of employment from the Company on February 12, 2016.

KBR Long-Term Performance Cash Awards

The KBR Long-Term Performance Cash Awards are long-term incentive awards designed to provide selected executives with specified incentive opportunities contingent on the level of achievement of pre-established corporate performance objectives. When establishing target levels of corporate performance, our Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. At the time the target levels were established, the outcome was intended to be substantially uncertain, but achievable. The KBR Long-Term Performance Cash Awards may only be paid in cash, which minimizes stockholder dilution.

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The 2016 KBR Long-Term Performance Cash Awards were granted to our Named Executive Officers in March 2016. Each KBR Long-Term Performance Cash Award has a target value of $1.00. For the 2016 KBR Long-Term Performance Cash Awards, the Compensation Committee maintained the weightings of the two performance measures, TSR and JIS, at 50% each. JIS was moved from the short-term annual Performance Pay Plan in 2015 because the Compensation Committee believed it was more appropriate to measure JIS over a longer, three-year period given the long-term nature of our projects and to focus more weight on it due to the operational challenges we experienced before our CEO’s tenure. The long-term tracking of JIS ensures that contract amendments and scope adjustments (both increases and decreases) are captured. TSR and JIS are measured over a three-year performance period beginning January 1, 2016, and ending December 31, 2018, as indicated below:

The Compensation Committee determined the number of KBR Long-Term Performance Cash Awards for each Named Executive Officer by multiplying the total long-term incentive target value by 66 2/3% and dividing the product by $1.00 (the target value of each KBR Long-Term Performance Cash Award). The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.” Our Compensation Committee decided to use $1.00 as the target value for each KBR Long-Term Performance Cash Award for the purpose of administering and communicating the award to participants. In addition, the use of $1.00 as a target value for each KBR Long-Term Performance Cash Award is a means of expressing the value of each award since the number of KBR Long-Term Performance Cash Awards was granted based on the total target value of long-term incentive awards. The actual value of a KBR Long-Term Performance Cash Award may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of KBR Long-Term Performance Cash Awards for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention and align with long-term stockholder returns.

TSR is measured based on a sustained approach rather than a cumulative (point to point) approach. The Compensation Committee believes that the cumulative approach to measure TSR did not discern sustained performance over the three-year performance period. To measure sustained performance, each peer group company’s TSR (measured with a 20-trading-day average price) is calculated every quarter during the three-year performance period, and KBR’s average quarterly indexed TSR is ranked relative to the average quarterly indexed TSR of KBR’s peers. The average TSR for a company for the three-year performance period is the sum of the TSRs of the company measured at the end of each calendar quarter during the three-year performance period, divided by 12. The Compensation Committee believes that the sustained approach is better because it does not overemphasize a single ending point, but rather considers how investors may fare at different points over the entire three-year performance period.

Our 2016 TSR Peer Group includes: AECOM Technology Corporation, Chicago Bridge & Iron Company N.V., Chiyoda Corporation, EMCOR Group, Inc., Fluor Corporation, Jacobs Engineering Group Inc., McDermott International, Inc., Quanta Services, Inc., and TechnipFMC (previously Technip prior to the merger of FMC Technologies and Technip in January 2017). This is unchanged from the 2015 and 2014 TSR Peer Groups (in October 2014, the 2014 TSR Peer Group was automatically revised per the terms of the 2014 KBR Long-Term Performance Cash Award agreement to exclude URS Corporation because it was acquired by AECOM Technology Corporation, and as a result, the 2014 TSR Peer Group is now the same as the 2015 and 2016 TSR Peer Groups).

The 2016 TSR Peer Group is slightly different than our Core Peer Group used for market comparison of the compensation of our Named Executive Officers, as described above under the section titled “Core Peer Group.” In our Core Peer Group, we excluded two foreign companies used for our TSR percentage, Chiyoda Corporation and Technip (now TechnipFMC due to the merger of FMC Technologies and Technip in January 2017), due to difficulties in determining compensation data for foreign companies.

The TSR percentage is calculated by subtracting KBR’s TSR ranking as compared to the peer group from the total number of companies in the peer group, including KBR, dividing the difference by the number of companies in the peer group excluding KBR, and multiplying the quotient by 100%. Assuming a peer group of 10 companies (including KBR), the TSR rankings and corresponding payout percentages are shown in the table that follows. Because our three-year TSR percentage has been at or below threshold for the last three years, the below percentages are very rigorous for KBR.

2016 LONG-TERM PERFORMANCE CASH AWARD

Performance Level	TSR Ranking	Percentile*	Payout
Maximum	1	100.0%	200.0%
	2	88.9%	197.3%
	3	77.8%	169.5%
	4	66.7%	141.8%
Target	5	55.6%	114.0%
	6	44.4%	86.0%
	7	33.3%	58.3%
Threshold	8	22.2%	30.5%
	9	11.1%	0.0%
	10	0.0%	0.0%
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After the end of each performance award cycle, our Compensation Committee will determine the extent to which the performance goal has been achieved, and the amount of the performance award attributable to the TSR performance measure will be computed for each selected executive in accordance with the table above. For results between Threshold and Target and Target and Maximum, the Performance Percentage earned is determined by linear interpolation between the two applicable standards based on the results achieved for the TSR performance measure.

The remaining 50% of the KBR Long-Term Performance Cash Awards will be determined based on JIS over the same 3-year performance period. JIS is the Company’s and its consolidated subsidiaries’ job income from (i) new projects awarded and (ii) earnings changes from contract amendments (increases or decreases), or scope adjustments (increases or decreases) to existing projects. JIS is calculated as the average of the achievement levels of the JIS performance metric for each year during the three-year performance period. For 2016, Target JIS was $341.3MM, Maximum JIS was 133 ⅓% of Target, and Threshold JIS was 66 ⅔% of Target. Like the TSR portion of the 2016 KBR Long-Term Performance Cash Awards, achievement of Threshold pays out at 25%, Target at 100%, and Maximum at 200%, all weighted 50%. This metric differs from the JIS metric we used in our short-term incentive plan in 2014 because it excludes JIS from (1) mega projects (individual projects having a value greater than or equal to $500MM in gross revenue) and (2) nonstrategic businesses that we noted to our stockholders we would exit as part of our strategic plan. The Compensation Committee excluded mega projects to demonstrate transparency of the performance of the underlying business in a challenging market. For the second and third years in the JIS performance period, the Compensation Committee will set the JIS Target to ensure that it remains rigorous. The Compensation Committee decided to establish the JIS Target one year at a time due to the inability to forecast JIS beyond one year in the challenging hydrocarbons market. No award will be paid for JIS under the KBR Long-Term Performance Cash Awards until after the end of the three-year performance period when the average JIS earned will be calculated using the average JIS percentage achieved during each year in the three-year performance period.

In addition to the TSR and JIS performance measures, 20% of the KBR Long-Term Performance Cash Awards were subject to forfeiture if our Company did not meet the target OH Reduction measure under the Performance Pay Plan. The 20% metric applied to the total KBR Long-Term Performance Cash Award granted in 2016. The metric was a one-time metric that if not satisfied at the end of 2016 would result in the permanent forfeiture of 20% of the entire KBR Long-Term Performance Cash Award granted in 2016. The 20% could not be earned back during the second and third years of the three-year performance period. In addition, there was no upside with the 20% metric. In 2016, this metric was met. Our Compensation Committee added this measure because of the significance of meeting this metric under our strategic plan.

In February 2017, our Compensation Committee certified the results for the KBR Long-Term Performance Cash Awards that were granted in March 2014, which were based solely on a TSR performance measure. The following table is a summary of the 2014 KBR Long-Term Performance Cash Awards for the January 1, 2014, to December 31, 2016, performance period and amounts actually paid for each of our Named Executive Officers, which were $0. Messrs. Bradie, Ibrahim, and Hill did not participate because they were not employees of the Company when the 2014 KBR Long-Term Performance Cash Awards were granted. Messrs. Oelking and Harrington forfeited their 2014 KBR Long-Term Performance Cash Award because their employment with KBR terminated before the payment date.

PAYOUT TABLE FOR 2014-2016 KBR LONG-TERM PERFORMANCE CASH AWARD PERIOD

Named Executive Officer	2014 Long-Term Incentive Payout			Total Shareholder Return
	Target ($)	Max ($)	Actual (after downward adjustment) ($)	Target (%)	Max (%)	Actual (% rank)
Mr. Ferraioli	840,000	1,680,000	0	50	100	22.2
Mr. Mujib	660,000	1,320,000	0	50	100	22.2

For the 2014 KBR Long-Term Performance Cash Awards, a TSR ranking below the 20th percentile results in zero payout, a ranking in the target 50th percentile results in target payout, and a ranking in the maximum 100th percentile results in a maximum payout. Therefore, the ranking of 22.2 percentile resulted in a 30.5% payout as the ranking was slightly above the threshold for TSR. However, our Compensation Committee exercised downward discretion consistent with KBR policy to reduce the payout to zero because of the large write-downs of our projects in the fourth quarter. As a result, each of the Named Executive Officer’s 2014 KBR Long-Term Performance Cash Award paid 0% of the target payout shown in the table.

KBR Restricted Stock Units

During 2016, our Compensation Committee granted our Named Executive Officers restricted stock units that are subject to a three-year graded vesting schedule, based on service with the Company. In addition, dividend equivalents are paid on restricted stock units at the same time dividends are paid to common stockholders. The Compensation Committee determined the number of restricted stock units for each Named Executive Officer by multiplying the total long-term incentive target value by 33 1/3% and dividing the product by the closing price of our common stock on the date of grant. The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.” The Compensation Committee selected a three-year vesting schedule to facilitate retention and provide incentives to enhance long-term value. The three-year schedule meets the minimum vesting period generally mandated in the KBR Stock and Incentive Plan (other than with respect to a small, limited number of awards) for grants of restricted stock units.

In addition to the service requirement for vesting of the restricted stock units, 20% of the restricted stock units were subject to forfeiture if our Company did not meet the target OH Reduction measure under the Performance Pay Plan. Our Compensation Committee added this measure because of the significance of meeting this metric under our strategic plan. We refer to these as our performance stock units. The 20% metric applied to the total restricted stock units granted to our NEOs in 2016. The metric was a one-time metric that if not satisfied at the end of 2016 would result in the permanent forfeiture of 20% of the total award. There was no upside to this metric. In 2016, this metric was met.

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In addition to the above, our CEO continues to hold his performance restricted stock units granted in 2014. In 2016, our CEO forfeited 100% of his 2014 performance restricted stock units that were scheduled to vest in 2016 as shown below:

SUMMARY OF ACTIONS WITH RESPECT TO FORMER NAMED EXECUTIVE OFFICERS

Our former NEOs include Messrs. Harrington and Oelking. Mr. Harrington left KBR as President, Engineering & Construction (E&C) APAC, effective February 12, 2016. Mr. Oelking left KBR as President, E&C Americas, effective September 28, 2016. Messrs. Harrington and Oelking each received the post-employment payment due them pursuant to the terms of their individual agreements for an involuntary termination without cause. There was no acceleration of outstanding equity awards held by Messrs. Harrington and Oelking in connection with their terminations of employment from KBR, other than with respect to their one-time 2013 restricted stock unit grants that were intended to facilitate the smooth CEO transition in 2014, but only in accordance with the terms of such grants. Such grants were scheduled to vest in December of 2016 regardless. Messrs. Harrington and Oelking are subject to a one-year noncompete.

OTHER COMPENSATION ELEMENTS

NONQUALIFIED DEFERRED COMPENSATION

We maintain the following active nonqualified deferred compensation plans in which one or more of our Named Executive Officers participate: (1) KBR Elective Deferral Plan and (2) KBR Benefit Restoration Plan. Our Compensation Committee approved these plans in April 2007 in order to provide a continuation of benefits to our employees who were entitled to such benefits under our prior parent’s nonqualified plans. Both of these plans are available to all KBR employees who meet the limits imposed by the Internal Revenue Code or the Employee Retirement Income Security Act. Our Compensation Committee continues to maintain these plans because they are offered by many of the companies in our Core Peer Group.

KBR Elective Deferral Plan

Our Named Executive Officers may participate in the KBR Elective Deferral Plan, a nonqualified deferred compensation plan, to meet their retirement and other future income needs. No Company contributions are made to fund deferrals to the KBR Elective Deferral Plan. Deferrals are entirely employee funded. Benefits under this plan are payable upon a termination of employment (or a specified future date).

KBR Benefit Restoration Plan

Our Named Executive Officers may participate in the KBR Benefit Restoration Plan, a nonqualified plan that provides a vehicle to restore qualified plan benefits that are reduced because of limitations imposed under the Internal Revenue Code or due to participation in other Company sponsored plans. Benefits under this plan are payable upon a termination of employment.

KBR Supplemental Executive Retirement Plan

(Frozen Effective January 1, 2012)

The KBR Supplemental Executive Retirement Plan (the “SERP”) was established to provide competitive retirement benefits (based on a review of our Core Peer Group and Diversified Peer Group data) to selected executives of KBR. Beginning in 2012 our Compensation Committee froze future SERP contributions to simplify our compensation program and to be consistent with our Core Peer Group. Benefits under the SERP are payable upon a termination of employment.

Defined Benefit Pension Plan

Our Named Executive Officers do not participate in any KBR sponsored defined benefit pension plans.

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SEVERANCE AND CHANGE-IN-CONTROL PROTECTION

In 2008, our Compensation Committee desired for our Named Executive Officers and certain other senior executive officers of the Company to enter into severance and change-in-control agreements (the “Agreement”) with the Company for several reasons. Providing termination benefits under a severance and change-in-control agreement allows the Company to be competitive with the practices of its Core Peer Group as well as the general market. Also, the specific terms for receiving termination benefits under the Agreement provide a means to motivate and retain key employees of the Company. Noncompetition and clawback provisions provide protection for the Company by ensuring that the Company’s trade secrets and confidential information are safeguarded and that the Company retains rights to recover any termination benefits paid in the event of material evidence of an executive’s malfeasance. In addition, the Compensation Committee elected for the Agreement to require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits. In March 2009 our Compensation Committee publicly committed to rejecting any proposals that request new excise tax gross-ups. Our Compensation Committee reconfirms that commitment, which is evidenced by each new Agreement we have entered into since March 2009, none of which have provided an excise tax gross-up. None of our NEOs’ Agreements contain an excise tax gross-up.

The Compensation Committee offered the Agreement to Mr. Oelking in December 2011, Mr. Harrington in July 2012, Mr. Mujib in February 2013, Mr. Ferraioli in October 2013, Mr. Bradie in June 2014, Mr. Hill in November 2014, and Mr. Ibrahim in May 2015 because each of our other members of Senior Executive Management at those times had an Agreement. The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) in the event of a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), which for some members of Senior Executive Management are graded based on service time with the Company, (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits. As a condition of receipt of these benefits (other than the death and disability benefits), the executives must first execute a release and full settlement agreement. The Agreement contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause as defined within the Agreement. The Agreement provides that all unvested stock options, stock appreciation rights, restricted stock, restricted stock units, and performance cash awards granted to the executive by the Company will be forfeited upon severance. Such awards, however, will fully vest (prorata for KBR Long-Term Performance Cash Awards granted prior to 2015) upon a double-trigger change-in-control termination. The terms of the Agreements for each NEO are further described and quantified below in the section titled “2016 Potential Payments Upon Termination or Change-in-Control” and “Severance and Change-in-Control Agreements”.

OTHER BENEFITS

Generally, our Named Executive Officers participate in the same retirement and health and welfare programs as our other employees. In 2016, our Named Executive Officers participated in the Company’s 401(k) plan. Pursuant to this plan, we made employer matching contributions equal to 5.5% of eligible compensation. Their health care and insurance coverage is the same as that provided to other active employees, except that the Named Executive Officers are eligible to receive an executive physical. Executives are provided physicals as part of our Zero Harm initiative.

Our Compensation Committee generally does not offer perquisites to our Named Executive Officers, unless generally available to other Company employees. Our executives do not have company cars or car allowances, housing, or travel allowances, except in the case of relocation-related travel, housing, and car allowances.

To allow for maximum efficiency and productive use of time, one Company-leased car and a driver is provided in Houston for use by our Named Executive Officers and others for business purposes, except that our Named Executive Officers may use the Company-leased car and a driver for limited personal use only if the car is not being used by another Named Executive Officer for business purposes at that time. In addition, Named Executive Officers are eligible to receive limited financial planning advice.

In connection with their international assignments, Mr. Harrington and Mr. Ibrahim received the standard allowances for a car, housing, school, and relocation costs. In addition, Mr. Harrington and Mr. Ibrahim were included in our standard tax equalization program. Mr. Mujib received a car allowance in the United Kingdom, which is consistent with standard allowances for similarly situated employees in the United Kingdom. Mr. Mujib was also included in our standard tax equalization program. Our standard tax equalization program is available to all U.S. employees on international assignment. In addition, as part of Mr. Mujib’s relocation (at the Company’s request) to the United States in October 2016 to assume his new role, we provided him with an apartment from October 2016 to June 2017, a six-month car lease, and airfare to relocate.

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IMPACT OF EXECUTIVE CONDUCT OR A RESTATEMENT OF EARNINGS ON COMPENSATION (CLAWBACK POLICY)

If we determine at any time within two years after the termination of employment of a Named Executive Officer that such senior executive’s employment could have been terminated for Cause, as defined in the senior executive’s Agreement, we retain the rights to recover any severance benefits (both cash and equity) provided under the Agreement to such senior executive. In such case, the senior executive agrees to promptly repay such amounts to us.

In addition, our Company’s cash and equity incentive programs allow the Compensation Committee to seek recovery of any incentives that are determined to be an overpayment due to any restatement of our financial results that impact the performance metrics on which the incentive awards were calculated. The Compensation Committee will adopt all clawback provisions required by the Dodd-Frank Act.

IMPACT OF ACCOUNTING, REGULATORY, AND TAX REQUIREMENTS ON COMPENSATION

We apply the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718-10 for share-based payments to account for and report equity-based compensation. FASB ASC 718-10 requires equity-based compensation expense to be measured based on the grant-date fair value of the award. For performance-based awards, compensation expense is measured based on the grant-date fair value of the award and the fair value of that award is re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period or the vesting period are recognized as compensation cost on a straight line basis over that period. Compensation expense was recognized for restricted stock unit awards.

In the years where we grant stock option awards, the grant-date fair value of employee share options is estimated using option-pricing models. If an award is modified after the grant date, incremental compensation cost is recognized immediately before the modification. The benefits of tax deductions in excess of the compensation cost recognized for the options (excess tax benefits) are classified as addition to paid-in-capital, and cash retained as a result of these excess tax benefits is presented in the statement of cash flows as financing cash inflows.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the three other most highly compensated officers (excluding the CEO and the Chief Financial Officer) to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing our compensation programs, we consider all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, we have attempted to preserve the Federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our compensation philosophy. However, we may from time to time pay compensation to our executives that may not be fully deductible.

The KBR Stock and Incentive Plan was designed to allow qualification of stock options, stock appreciation rights, and performance share awards, as well as short-term and long-term cash performance plans under Section 162(m) of the Internal Revenue Code.

Section 304 of the Sarbanes-Oxley Act of 2002 applies to any cash or equity-based incentive compensation paid to specified executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement.

We are administering all nonqualified, deferred compensation plans and payouts applicable to our Named Executive Officers with the intent to be exempt from, or in compliance with, the provisions of Section 409A of the Internal Revenue Code added under the American Jobs Creation Act of 2004.

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STOCK OWNERSHIP GUIDELINES FOR OFFICERS

The Nominating and Corporate Governance Committee of our Board of Directors determined that we should establish stock ownership guidelines for certain of our officers and officers of our subsidiaries in an effort to link more closely the financial interests of these officers with those of our stockholders.

Our Board of Directors adopted the following ownership guidelines for our common stock, $0.001 par value (“Common Stock”), for the officers at the levels indicated below:

Group	Ownership Level
CEO	5x base salary
Level 1 Executives (Direct reports to CEO)	3x base salary
Level 2 Executives (Direct reports to Level 1 Executives and at least a vice president)	1x base salary

Our Board of Directors approved that: (a) each such officer will have five years after the adoption of these guidelines or his or her appointment to an applicable office, whichever is later, to achieve the indicated ownership level; (b) all beneficially owned shares of Common Stock and vested and unvested restricted stock and restricted stock units are counted towards achievement of the ownership guideline; (c) once an officer has achieved the applicable level of Common Stock ownership he or she is not required to retain or purchase additional shares if a decline in the price for the Common Stock causes his or her holdings to be less than the applicable ownership level; (d) the value of shares of Common Stock is determined as the closing price of the Common Stock for the particular date; and (e) on and after each officer’s 60th birthday, the officer’s required ownership level is reduced to fifty percent (50%) of the ownership level provided for above; provided, however, no such adjustment will be made for the ownership levels of the CEO, Chief Operating Officer (if any), CFO, and General Counsel. All of our Named Executive Officers meet our Stock Ownership Guidelines or are on track to meet the guidelines within the five year period described above.

NO PLEDGING

Our Board of Directors approved as part of the stock ownership guidelines above that no officer of the Company may pledge, hypothecate, create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of Common Stock.

MINIMUM HOLDING PERIOD FOR RESTRICTED STOCK UNITS AND STOCK OPTIONS

In October and December 2010, our Compensation Committee reviewed whether or not to adopt a holding period for our restricted stock units and stock options. The Compensation Committee elected not to adopt a minimum holding period because we have (i) strong stock ownership guidelines and (ii) adopted a long vesting schedule for our restricted stock units.

ANTI-HEDGING POLICY

Our anti-hedging policy prohibits all of our Board of Directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; and (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

CONCLUSION

In a highly competitive market for executive talent, we believe our customers’ and employees’ interests, as well as those of our stockholders and other stakeholders, are well served by our compensation programs. These programs are reasonably positioned among our Core Peer Group, encourage and promote our compensation objectives with a strong emphasis on pay for performance, and permit the exercise of our Compensation Committee’s discretion in the design and implementation of compensation packages. Going forward, we will continue to review our compensation plans periodically to determine what revisions, if any, should be made.

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Compensation Committee Report

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided above, with KBR’s management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. Respectfully submitted,

The Compensation Committee of Directors

Jack B. Moore, Chairman
James R. Blackwell
Umberto della Sala
Richard J. Slater

March 15, 2017

Compensation Committee Interlocks and Insider Participation

As of the date of this proxy statement, our Compensation Committee consists of Messrs. Moore, Blackwell, della Sala, and Slater, all of whom are independent, non-executive directors. None of our Compensation Committee members has served as an officer or employee of KBR. Further, none of KBR’s executive officers has served as a member of a board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of KBR.

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Executive Compensation

SUMMARY COMPENSATION

The following table sets forth information regarding the compensation of our Named Executive Officers for the fiscal year ended December 31, 2016, and, if the individual was a NEO for the applicable fiscal year, for the fiscal years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(7)(9)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stuart J. B. Bradie(7)	2016	1,000,022	—	2,276,270	—	625,000	2,307	61,178	3,964,778
President & CEO	2015	1,038,485	—	2,533,062	675,004	1,870,000	5,391	151,363	6,273,305
	2014	538,474	500,000	4,637,415	—	500,000	—	386,985	6,562,874
Brian K. Ferraioli(8)	2016	650,021	—	579,424	—	263,250	17,100	37,611	1,547,406
Former EVP & CFO	2015	675,022	—	788,076	210,005	837,720	11,313	65,490	2,587,626
(through February 28, 2017)	2014	650,021	—	776,739	210,000	—	2,901	188,295	1,827,956
Farhan Mujib	2016	499,502	—	579,424	—	297,000	171	65,785	1,441,882
President, E&C Americas	2015	543,372	—	788,076	210,005	668,274	1,945	207,353	2,419,025
J. Jay Ibrahim	2016	447,706	—	310,404	—	163,688	118	259,466	1,181,382
President, EMEA
K. Graham Hill	2016	550,014	—	413,871	—	185,625	694	33,451	1,183,656
EVP, Global Business Development
& Strategy
Roy B. Oelking	2016	479,778	—	620,807	—	—	23,324	1,277,489	2,401,398
Former President E&C Americas	2015	654,242	—	844,354	225,003	783,878	40,585	68,944	2,617,007
(through September 28, 2016)	2014	628,050	—	832,200	225,005	—	28,688	60,192	1,774,135
Ivor J. Harrington(9)	2016	84,809	—	—	—	—	1,092	1,327,324	1,413,226
Former President E&C APAC	2015	654,242	—	844,354	225,003	735,399	15,197	289,267	2,763,462
(through February 12, 2016)	2014	628,004	100,000	832,200	225,005	—	5,681	64,232	1,855,122
(1)

Salary equals base pay paid to each Named Executive Officer during the applicable year, including any elective deferrals into the Kellogg Brown & Root, Inc. Retirement and Savings Plan or the KBR Elective Deferral Plan. The actual salary paid may fluctuate due to the number of pay periods during the calendar year and the timing of payroll processing at each calendar-year end. The amount of Mr. Mujib’s salary from January 1, 2016, through September 31, 2016 (during his employment in the UK), in this column was converted from British Pounds to U.S. Dollars using the exchange rate applicable for each month that his salary was paid. The exchange rates used were the rates reported by Bloomberg on the last business day of the month prior to payment. The exchange rates ranged from $1.3138 to $1.4736.

(2)

The amounts in columns (e) and (f) represent the aggregate grant date fair value of awards granted in 2014, 2015, and 2016, pursuant to the KBR Stock and Incentive Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Description of Company and Significant Accounting Policies” and note 19 under “Share-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2016, and the comparable disclosures in 2014 and 2015. Mr. Bradie was not granted stock options in 2014 due to his mid-year start date. The award granted to Mr. Oelking in 2016 was forfeited due to his termination of employment from KBR in September 2016. Mr. Harrington was not granted an award in 2016 due to his termination of employment from KBR in February 2016.

(3)

For Mr. Bradie, $2,669,513 of his 2014 stock awards amount in column (e) is dependent on having TSR of at least 6% each year. An assumption has been made (in accordance with FASB ASC 718, excluding the effect of estimated forfeitures) that the probable outcome is that the Company will have TSR of at least 6%, as applicable, for the years in question. This is both the probable and maximum performance for the restricted stock/units in column (e) and the stock options in column (f), which are one and the same. With respect to the performance cash awards granted in 2014, which are based 100% on TSR, and the performance cash awards granted in 2015 and 2016, which are based 50% on TSR, and are included in the value of stock awards in column (e), the assumptions assume the probable outcome of the TSR performance condition, which is computed in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures). At maximum performance, each performance award unit reported in column (e) would be equal to $2.00. This would give (i) Mr. Bradie a stock awards value under column (e) of $5,500,005 in 2016 and $6,525,012 in 2015; (ii) Mr. Ferraioli a stock awards value under column (e) of $1,400,014 in 2016, $2,030,016 in 2015, and $2,030,019 in 2014; (iii) Mr. Mujib a stock awards value under column (e) of $1,400,014 in 2016 and $2,030,016 in 2015; (iv) Mr. Ibrahim a stock awards value under column (e) of $750,004 in 2016; (v) Mr. Hill a stock awards value under column (e) of $1,000,006 in 2016; (vi) Mr. Oelking a stock awards value under column (e) of $1,500,009 in 2016, $2,175,004 in 2015, and $2,175,000 in 2014; and (vii) Mr. Harrington a stock awards value under column (e) of $2,175,004 in 2015 and $2,175,000 in 2014. Mr. Bradie was not granted stock options or performance cash awards in 2014 due to his mid-year start date. Mr. Harrington was not granted restricted stock units, stock options, or performance cash awards in 2016 due to his termination of employment from KBR in February 2016.

(4)

Amounts reportable in column (g) relate to payments under our Performance Pay Plan for 2014, 2015, and 2016. Benefits under our Performance Pay Plan are payable by their terms during the first quarter of the following year.

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(5) The amounts shown in column (h) include the following:

Name	Year	SERP	Benefit Restoration	Elective Deferral	Total(A)
Bradie	2016	—	2,307	—	2,307
	2015	—	5,391	—	5,391
	2014	—	—	—	—
Ferraioli	2016	—	1,843	15,257	17,100
	2015	—	9,134	2,179	11,313
	2014	—	1,594	1,307	2,901
Mujib	2016	—	171	—	171
	2015	—	1,945	—	1,945
Ibrahim	2016	—	118	—	118
Hill	2016	—	694	—	694
Oelking(B)	2016	9,030	3,689	10,605	23,324
	2015	—	30,710	9,875	40,585
	2014	—	21,318	7,370	28,688
Harrington	2016	—	1,092	—	1,092
	2015	—	15,197	—	15,197
	2014	—	5,681	—	5,681
(A)

Any amounts reportable here and in column (h) of the Summary Compensation Table are payable in connection with KBR’s nonqualified deferred compensation plans, including the KBR Supplemental Executive Retirement Plan (“SERP”), KBR Benefit Restoration Plan (“Benefit Restoration”), and KBR Elective Deferral Plan (“Elective Deferral”). These amounts reflect above-market or preferential earnings on nonqualified deferred compensation.

(B)

Mr. Oelking is the only Named Executive Officer who is a participant in the SERP.

(6) The amounts shown in column (i) above include the following:

Name	Year	Comp- any Retire- ment Plan Match(A)	Benefit Restor- ation Award(B)	Divi- dends(C)	Vaca- tion Payoff(D)	Hous- ing Allow- ance(E)	Company Car(F)	Relo- cation Costs(G)	School Fees(H)	Standard Tax Equa- lization(I)	Travel(J)	Charity Match(K)	Exec- utive Physicals(L)	Finan- cial Plann- ing	Severance Pay	Total
Bradie	2016	14,575	40,426	—	—	—	651	—	—	—	1,186	—	2,150	2,190	—	61,178
	2015	14,143	42,542	40,174	—	9,994	584	28,223	—	—	5,120	—	2,150	8,433	—	151,363
	2014	13,750	15,316	9,057	—	54,254	38,909	138,612	—	—	97,087	—	—	20,000	—	386,985
Ferraioli	2016	14,575	21,176	—	—	—	—	—	—	—	—	—	1,860	—	—	37,611
	2015	14,438	22,551	28,442	—	—	59	—	—	—	—	—	—	—	—	65,490
	2014	14,300	21,451	22,811	—	81,975	20,623	—	—	—	26,635	500	—	—	—	188,295
Mujib	2016	30,510	—	—	—	13,556	15,515	—	—	1,647	—	—	996	3,561	—	65,785
	2015	50,968	—	18,532	—	—	13,785	—	—	122,443	—	—	—	1,625	—	207,353
Ibrahim(M)	2016	14,575	10,049	—	—	91,982	14,627	38,946	40,485	27,611	17,416	—	2,150	1,625	—	259,466
Hill	2016	14,575	15,676	—	—	—	—	—	—	—	—	—	2,150	1,050	—	33,451
Oelking	2016	14,575	—	—	63,764	—	—	—	—	—	—	—	2,150	—	1,197,000	1,277,489
	2015	13,967	21,408	31,419	—	—	—	—	—	—	—	—	2,150	—	—	68,944
	2014	14,300	20,243	25,649	—	—	—	—	—	—	—	—	—	—	—	60,192
Harrington	2016	5,298	—	—	11,510	38,992	8,344	14,363	14,311	24,248	9,259	—	2,375	1,625	1,197,000	1,327,324
	2015	14,575	21,408	29,508	17,192	60,905	34,397	75,190	21,974	—	11,518	—	2,150	450	—	289,267
	2014	14,283	20,240	28,455	—	—	66	—	—	—	—	1,188	—	—	—	64,232
(A)

The amount of Mr. Mujib’s Company retirement plan matching contribution in this column for the period of January 1, 2016, through September 30, 2016, was converted from British Pounds to U.S. Dollars using the exchange rate applicable for the month paid. The exchange rates used were the same rates used for Mr. Mujib’s base salary as described in footnote (1) to the Summary Compensation Table above.

(B)

Messrs. Bradie, Ferraioli, and Oelking’s amounts in this column for 2014 were adjusted after further review to reflect their actual amounts received.

(C)

Dividends reflect amounts paid on non-performance related stock awards. Dividends are not paid on unearned performance awards. The amount of Mr. Mujib’s dividends in this column for the period of January 1, 2016, through September 30, 2016, was converted from British Pounds to U.S. Dollars using the exchange rate applicable for the month paid. The exchange rates used were the same rates used for Mr. Mujib’s base salary as described in footnote (1) to the Summary Compensation Table above. Dividends on the stock awards listed in column (e) of the Summary Compensation Table are factored into the grant date fair value. As a result, we are not required under the SEC rules to report separately in column (i) of the Summary Compensation Table any dividends paid on the stock awards. For 2014 and 2015, we reported dividends paid in column (i) of the Summary Compensation Table under the “Dividends” column of footnote 6 of the Summary Compensation Table. For 2016 and going forward, we are not reporting dividends paid to be consistent with the SEC rules that allow them to be excluded if they are factored into the grant date fair value. We did not remove the dividends paid in 2014 and 2015 from the “Dividends” column of footnote 6 of the Summary Compensation Table to be consistent with what we reported in the proxy statements for 2014 and 2015.

(D)

The amounts in this column represent payment of Mr. Harrington’s Paid Time Off balance due to his relocation from the U.S. to Singapore for his international assignment in 2015 and Messrs. Harrington and Oelking’s Paid Time Off balances due to their terminations of employment in February 2016 and September 2016, respectively.

(E)

The amounts in this column represent housing allowances provided to: Messrs. Bradie and Ferraioli in connection with their initial business-related moves; Mr. Mujib in connection with his relocation to the United States in October 2016 to assume his new role; and Messrs. Harrington and Ibrahim in connection with their international assignments, which are consistent with the Company’s standard KBR Relocation Policy offered to all employees who receive a relocation package. The amount of Mr. Harrington’s housing allowance was converted from Singapore Dollars to U.S. Dollars using the exchange rate applicable for the month paid. The exchange rates used were the rates reported by Bloomberg on the last business day of the month prior to payment. The exchange rates ranged from 0.72585 to 0.7340. The amount of Mr. Ibrahim’s housing allowance was converted from United Arab Emirates Dollars to U.S. Dollars using the exchange rate applicable for the month paid, which was 0.27226.

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(F)

The amounts in this column represent: (i) costs for Messrs. Bradie, Ferraioli, and Harrington’s personal use of the Company-leased car and driver; (ii) payments for agreed upon rental cars for Messrs. Bradie and Ferraioli in 2014, which were one-time and limited in duration; (iii) Mr. Mujib’s car allowance received during his employment in the United Kingdom from January 1, 2016, through September 30, 2016, and his six-month car lease to assist with his relocation to the United States in October 2016 to assume his new role; and (iv) Messrs. Harrington and Ibrahim’s car allowances in connection with their international assignments. The amount of Mr. Mujib’s car allowance in this column, which was provided under the UK car allowance policy offered to all similarly situated employees, was converted from British Pounds to U.S. Dollars using the exchange rate applicable for the month paid. The exchange rates used were the same rates used for Mr. Mujib’s base salary as described in footnote (1) to the Summary Compensation Table. The amount of Mr. Harrington’s car allowance in this column was converted from Singapore Dollars to U.S. Dollars using the exchange rate applicable(1) for the month paid. The exchange rates used were the same rates used for Mr. Harrington’s housing allowance as described in footnote (6)(E) to the Summary Compensation Table. The amount of Mr. Ibrahim’s car allowance was converted from United Arab Emirates Dollars to U.S. Dollars using the exchange rate applicable for the month paid, which was 0.27226.

(G)

The amounts in this column represent closing and/or other relocation costs in connection with Messrs. Bradie, Ibrahim, and Harrington’s business-related relocations and Mr. Harrington’s repatriation to the United States after his termination, which are consistent with the Company’s standard KBR Relocation Policy offered to all employees who receive a relocation package. Messrs. Bradie, Ibrahim, and Harrington did not receive any home-loss buyout protection in connection with their relocations. The relocation payments are one-time and limited in duration. The amount of Mr. Ibrahim’s relocation cost was converted from United Arab Emirates Dollars to U.S. Dollars using the exchange rate applicable for the month paid, which was 0.27226.

(H)

The amounts in this column represent school fees paid by the Company for Messrs. Ibrahim and Harrington’s dependents in connection with their international assignments. The amount of Mr. Ibrahim’s dependents’ school fees was converted from United Arab Emirates Dollars to U.S. Dollars using the exchange rate applicable for the month paid, which was 0.27226. The amount of Mr. Harrington’s dependent’s school fees was converted from Singapore Dollars to U.S. Dollars using the exchange rate applicable for the month paid. The exchange rates used were the same rates used for Mr. Harrington’s housing allowance as described in footnote (6)(E) to the Summary Compensation Table.

(I)

The tax equalization is the payment of the taxes associated with international assignment, which is consistent with the Company’s standard KBR Relocation Policy that is offered to all employees who receive a relocation package.

(J)

The travel payments for Mr. Bradie are payments for his family to travel between the United Kingdom and Houston, Texas to assist with the international relocation, except for $1,186 in 2016, which relates to spousal travel for a business trip. The travel expenses for Mr. Ferraioli represent reimbursement for trips between Florida and Houston, Texas as originally agreed in his offer letter and extended through December 31, 2014. The travel expenses for Messrs. Ibrahim and Harrington relate to travel by them and/or their dependents to assist with their international assignments and Mr. Harrington’s repatriation to the United States after his termination, which are consistent with the Company’s standard KBR Relocation Policy offered to all employees who receive a relocation package.

(K)

In 2014, Messrs. Ferraioli and Harrington participated in the Company’s U.S. charity matching program, which was offered to all U.S.-based Company employees with terms similar to what was offered to Messrs. Ferraioli and Harrington. The Company matched between 50% and 100% for each eligible donation, up to the maximum dollar amount allowed for each category of charity.

(L)

The amounts in this column represent costs for executive physicals required by the Company. The Company believes the health of its leadership impacts how it delivers for the organization. Taking a proactive approach to health and wellness with a focus on prevention is in alignment with the Company’s Zero Harm and Wellness Program initiatives and ensures business stability.

(M)

The amounts for Mr. Ibrahim in columns E, F, G, H, I, and J relate to his expatriate assignment consistent with the Company’s standard expatriate policies.

(7)

Mr. Bradie’s base salary for 2014 represents his salary for the seven months he was employed in 2014. Mr. Bradie’s bonus in column (d) reflects a one-time, make-whole $500,000 sign-on payment made pursuant to his offer letter in 2014. This payment compensated Mr. Bradie for the forfeited annual incentive payment that would have been paid to him by his former employer in June 2014. KBR did not include any future short-term incentive payouts. This one-time, make-whole bonus is not part of KBR’s compensation program and did not continue in the future for Mr. Bradie.

(8)

Mr. Ferraioli was no longer Chief Financial Officer of KBR effective February 28, 2017.

(9)

Mr. Harrington’s employment with the Company ceased effective February 12, 2016. Mr. Harrington’s bonus in column (d) reflects $100,000 (25%) of his sign-on payment deferred to 2014 pursuant to his 2012 offer letter. This bonus is not part of KBR’s compensation program and did not continue in the future for Mr. Harrington. KBR did not include any future short-term incentive plan payouts for Mr. Harrington in his offer letter. Mr. Harrington’s sign-on payment compensated him for equity that he forfeited with his prior employer. However, Mr. Harrington’s sign-on payment was paid in three portions over three years so that it would reduce KBR’s obligation in a fiscal year and reduce KBR’s losses if Mr. Harrington had left KBR prior to 2014.

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GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding awards in 2016 under the KBR Senior Executive Performance Pay Plan and the KBR Stock and Incentive Plan.

Name	Grant Type(1)	Grant Date	Approval Date	Number Of Non-Equity Incentive Plan Units Granted	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(3)	All Other Option Awards: Number Of Securities Underlying Options (#)(4)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($)(4)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)
Stuart J. B. Bradie	STI	—	—	—	312,500	1,250,000	2,500,000	—	—	—	—	—	—	—
	PAs-TSR	03/01/16	02/17/16	—	—	—	—	458,333	1,833,333	3,666,667	—	—	—	1,012,000
	PAs-JIS	03/01/16	02/17/16	1,833,333	458,333	1,833,333	3,666,667	—	—	—	—	—	—	—
	RSUs	03/01/16	02/17/16	—	—	—	—	—	—	—	105,440	—	—	1,466,670
	PSUs(8)	03/01/16	02/17/16	—	—	—	—	—	26,360	—	—	—	—	—
Brian K. Ferraioli(5)	STI	—	—	—	146,250	585,000	1,170,000	—	—	—	—	—	—	—
	PAs-TSR	03/01/16	02/17/16	—	—	—	—	116,667	466,667	933,333	—	—	—	257,600
	PAs-JIS	03/01/16	02/17/16	466,667	116,667	466,667	933,333	—	—	—	—	—	—	—
	RSUs	03/01/16	02/17/16	—	—	—	—	—	—	—	26,840	—	—	373,344
	PSUs(8)	03/01/16	02/17/16	—	—	—	—	—	6,710	—	—	—	—	—
Farhan Mujib	STI	—	—	—	123,750	495,000	990,000	—	—	—	—	—	—	—
	PAs-TSR	03/01/16	02/17/16	—	—	—	—	116,667	466,667	933,333	—	—	—	257,600
	PAs-JIS	03/01/16	02/17/16	466,667	116,667	466,667	933,333	—	—	—	—	—	—	—
	RSUs	03/01/16	02/17/16	—	—	—	—	—	—	—	26,840	—	—	373,344
	PSUs(8)	03/01/16	02/17/16	—	—	—	—	—	6,710	—	—	—	—	—
J. Jay Ibrahim	STI	—	—	—	90,938	363,750	727,500	—	—	—	—	—	—	—
	PAs-TSR	03/01/16	02/17/16	—	—	—	—	62,500	250,000	500,000	—	—	—	138,000
	PAs-JIS	03/01/16	02/17/16	250,000	62,500	250,000	500,000	—	—	—	—	—	—	—
	RSUs	03/01/16	02/17/16	—	—	—	—	—	—	—	14,379	—	—	200,012
	PSUs(8)	03/01/16	02/17/16	—	—	—	—	—	3,594	—	—	—	—	—
K. Graham Hill	STI	—	—	—	103,125	412,500	825,000	—	—	—	—	—	—	—
	PAs-TSR	03/01/16	02/17/16	—	—	—	—	83,333	333,333	666,667	—	—	—	184,000
	PAs-JIS	03/01/16	02/17/16	333,333	83,333	333,333	666,667	—	—	—	—	—	—	—
	RSUs	03/01/16	02/17/16	—	—	—	—	—	—	—	19,172	—	—	266,683
	PSUs(8)	03/01/16	02/17/16	—	—	—	—	—	4,792	—	—	—	—	—
Roy B. Oelking(6)	STI	—	—	—	141,750	567,000	1,134,000	—	—	—	—	—	—	—
	PAs-TSR	03/01/16	02/17/16	—	—	—	—	125,000	500,000	1,000,000	—	—	—	276,000
	PAs-JIS	03/01/16	02/17/16	500,000	125,000	500,000	1,000,000	—	—	—	—	—	—	—
	RSUs	03/01/16	02/17/16	—	—	—	—	—	—	—	28,757	—	—	400,010
	PSUs(8)	03/01/16	02/17/16	—	—	—	—	—	7,189	—	—	—	—	—
Ivor J. Harrington(7)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
(1)

During fiscal year 2016, the Named Executive Officers received the following types of plan-based awards: Short-Term Incentive (Annual) (“STI”); KBR Long-Term Performance Cash Awards (“PAs”), which are based 50% on total shareholder return (“TSR”) and 50% on job income sold (“JIS”); KBR Restricted Stock Units (“RSUs”); and Performance Stock Units (“PSUs”). All awards were granted under the KBR Stock and Incentive Plan, except that the STI was granted under the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”), which is a performance program under the KBR Stock and Incentive Plan.

(2)

The PAs in the Equity Incentive Plan Awards columns have a target value of $1.00 per unit (not the value of the Company’s common stock), and the PA amounts above represent the total dollar value of the incentive opportunity. Actual STI and PA payments may equal amounts between performance level percentages based on the achievement levels of performance metrics. Estimated 2016 STI payments are calculated using the Participant’s annual base salary as determined on January 1, 2016 (or the first day the Participant becomes eligible to participate in the Performance Pay Plan if such day occurs after the first day of January). Estimated payments of the portions of the PAs based 50% on TSR and 50% on JIS are each calculated using half of the Participant’s total KBR Long-Term Performance Cash Award granted in 2016.

(3)

The restricted stock units in column (l) vest equally over three years.

(4)

The amounts in column (o) are calculated for RSUs based on the product of the number of RSUs granted and the closing price of the Company’s common stock on the Grant Date and are calculated for PAs based on each PA unit having a grant date fair value of $0.552. These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC 718.

(5)

The PAs and 2/3 of the RSUs and PSUs granted to Mr. Ferraioli on March 1, 2016 were forfeited due to his retirement from KBR in March 2017.

(6)

The STI, PAs, RSUs, and PSUs granted to Mr. Oelking on March 1, 2016 were forfeited due to his termination of employment from KBR on September 28, 2016.

(7)

Mr. Harrington did not participate in the Performance Pay Plan nor was he granted PAs, RSUs, or PSUs in 2016 due to his termination of employment from KBR on February 12, 2016.

(8)

PSUs represent the 20% of the restricted stock units subject to the OH Reduction metric. These PSUs had zero value at grant date under FASB ASC 718, but the performance condition was met on December 31, 2016. Accordingly, these PSUs will vest according to their 3-year (from grant date) service vesting schedule.

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NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

NO EMPLOYMENT AGREEMENTS

Our Named Executive Officers do not have employment agreements. Each of our Named Executive Officers entered into severance and change-in-control agreements that only provide for severance-type benefits (including severance following a change in control) (see the section titled “Severance and Change-in-Control Agreements” for more detail).

LONG-TERM INCENTIVES

During fiscal year 2016, our Named Executive Officers received the following types of plan-based awards under the KBR Stock and Incentive Plan (under which the Performance Pay Plan was adopted): (1) an annual short-term incentive (“STI”) award, which is based on achieving pre-established metrics and is paid in cash (see the section titled “Short-Term Incentives (Annual)” for more detail), (2) long-term performance cash awards (“PAs”), which are based 50% on total shareholder return (“TSR”) and 50% on job income sold (“JIS”), (3) restricted stock units (“RSUs”) and (4) performance stock units.

The PAs were granted on March 1, 2016. Each PA has a target value of $1.00. The actual payout, if earned, of a PA at the end of the performance period will be determined based 50% on the level of achievement during the performance period of the comparison of the average TSR (measured with a 20-trading-day average price) of the Company’s common stock at the end of the performance period to the average TSR of each of the common stocks of the members of the peer group for the performance period and 50% on JIS. Specifically, each peer group company’s TSR is measured every quarter, indexed back to the start of the year, and KBR’s similarly calculated average quarterly indexed TSR is ranked relative to its peers. The average quarterly indexed Company’s TSR rank is measured over the 3-year performance period, which runs from January 1, 2016, to December 31, 2018.

The remaining 50% of the PAs will be determined based on JIS over the same 3-year performance period. JIS is the Company’s and its consolidated subsidiaries job income from (i) new projects awarded and (ii) earnings changes from contract amendments (increases or decreases), or scope adjustments (increases or decreases) to existing projects. JIS is calculated as the average of the achievement levels of the JIS performance metric for each year during the three-year performance period. Like the TSR portion of the 2016 PAs, achievement of Threshold pays out at 25%, Target at 100%, and Maximum at 200%, all weighted 50%. No award will be paid for JIS under the PAs until after the end of the three-year performance period when the average JIS earned will be calculated using the average JIS percentage achieved during each year in the three-year performance period.

In addition to the TSR and JIS performance measures, 20% of the PAs granted on March 1, 2016 were subject to forfeiture if our Company did not meet the target OH Reduction measure under the Performance Pay Plan. The metric was a one-time metric that if not satisfied at the end of 2016 would result in the forfeiture of 20% of the PAs granted in 2016. In 2016, this performance metric was satisfied.

100% of the 2014 grants and the 50% TSR portion of the 2015 and 2016 grants of KBR Long-Term Performance Cash Awards are reported in the “Stock Awards” column of the Summary Compensation Table for 2014, 2015, and 2016, the years in which the awards were granted (rather than in the “Non-Equity Incentive Plan Compensation” column in the year they were earned (2016, 2017, and 2018)), because the TSR portion of KBR Long-Term Performance Cash Awards fell within the scope of FASB ASC 718.

However, the payouts for the 50% JIS portion of the 2015 and 2016 KBR Long-Term Performance Cash Awards will be reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table in the year earned because the JIS portion does not fall within the scope of FASB ASC 718.

In February 2016, our Compensation Committee approved long-term incentive target values of $5,500,000 for Mr. Bradie, $1,400,000 for Mr. Ferraioli, $1,000,000 for Mr. Hill, $750,000 for Mr. Ibrahim, $1,400,000 for Mr. Mujib, and $1,500,000 for Mr. Oelking. The Compensation Committee established these long-term incentive target values as described in the “Compensation Discussion and Analysis” section of this proxy statement under the section titled “KBR Stock and Incentive Plan.” Long-term incentive awards were delivered through a combination of cash-based PAs and equity-based RSUs.

The Compensation Committee determined the number of PAs for each Named Executive Officer by multiplying the total long-term incentive target value by 66 2/3% and dividing the product by $1.00 (the target value of each PA). Our Compensation Committee decided to use $1.00 as the target value for each PA for the purpose of administering and communicating the award. In addition, the use of $1.00 as a target value for each PA is a means of expressing the value of each award since the number of PAs were granted based on the total target value of long-term incentive awards. The actual value of a PA may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of PAs for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention and to align the long-term interest of the Named Executive Officers with our stockholders.

The RSUs granted on March 1, 2016, under the KBR Stock and Incentive Plan vest in increments of 33 ⅓% annually over three years. The Compensation Committee determined the number of RSUs for each Named Executive Officer by multiplying the total long-term incentive target value by 33 ⅓% (25% in 2014 and 2015) and dividing the product by the closing price of our common stock on the date of grant.

In addition to the service requirement for vesting, 20% of the restricted stock units that were granted on March 1, 2016 were subject to forfeiture if our Company did not meet the target OH Reduction measure under the

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Performance Pay Plan. We refer to that 20% tranche of the 2016 restricted stock units as our performance stock units. The metric was a one-time metric that if not satisfied at the end of 2016 would result in the forfeiture of the performance stock units granted in 2016. In 2016, this performance metric was satisfied.

The nonqualified stock options (“NQSOs”) were granted in 2014 and 2015 under the KBR Stock and Incentive Plan. Options vest in increments of 33 ⅓% annually over three years. Using the total long-term incentive target values, our Compensation Committee determined the number of NQSOs for each Named Executive Officer by multiplying the total long-term incentive value by 15% and dividing the product by the Black Scholes’ value of the NQSO on the date of grant. Options have an exercise price equal to the closing price of our common stock on the date of grant.

SHORT-TERM INCENTIVES (ANNUAL)

Our Named Executive Officers were eligible to participate in the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2016 calendar year. Payouts under the Performance Pay Plan are based on our Named Executive Officer’s individual performance and on the levels of achievement of the Performance Pay Plan’s performance metrics.

The pre-established performance metrics for the 2016 calendar year are described in the Compensation Discussion and Analysis above.

During 2016, the short-term incentive award opportunities were based on a percentage of base salary assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for Mr. Bradie, 31.25%, 125%, and 250% and (ii) for Messrs. Ferraioli, Mujib, and Oelking 22.5%, 90%, and 180% and (iii) for Messrs. Hill and Ibrahim 18.75%, 75% and 150%.

SALARY AND SHORT-TERM INCENTIVE IN PROPORTION TO TOTAL COMPENSATION

Assuming target performance with respect to the long-term incentive awards under our KBR Stock and Incentive Plan, our CEO, Mr. Bradie, received approximately 40.3% of his total compensation in the form of base salary and annual cash-based STI awards, and our Named Executive Officers (other than our CEO) generally received on average approximately 42.4% of their total compensation in the form of base salary and annual cash-based STI awards. Please see the “Compensation Discussion and Analysis” section of this proxy statement for a description of the philosophy and objectives of our compensation program.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2016.

Name	Grant Date(1)	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stuart J. B. Bradie	03/01/2016	—	—	—	—	—	131,800	2,199,742	1,833,334	458,333
	02/25/2015	41,058	82,118	—	18.16	02/25/2025	41,300	689,297	1,350,000	1,350,000
	12/21/2014	—	—	—	—	—	—	—	38,302	639,260
	07/02/2014	—	—	—	—	—	38,427	641,347	18,527	309,216
TOTAL		41,058	82,118	—	—	—	211,527	3,530,386	3,240,163	2,756,809
Brian K. Ferraioli	03/01/2016	—	—	—	—	—	33,550	559,950	466,667	116,667
	02/25/2015	12,774	25,548	—	18.16	02/25/2025	12,850	214,467	420,000	420,000
	03/05/2014	14,583	7,292	—	27.85	03/05/2024	4,190	69,931	—	—
TOTAL		27,357	32,840	—	—	—	50,590	844,347	886,667	536,667
Farhan Mujib	03/01/2016	—	—	—	—	—	33,550	559,950	466,667	116,667
	02/25/2015	12,774	25,548	—	18.16	02/25/2025	12,850	214,467	420,000	420,000
	03/05/2014	11,458	5,730	—	27.85	03/05/2024	3,292	54,943	—	—
	03/06/2013	14,194	—	—	30.24	03/06/2023	1,489	24,851	—	—
	02/01/2013	9,011	—	—	31.42	02/01/2023	796	13,285	—	—
	04/04/2012	4,151	—	—	35.14	04/04/2022	216	3,605	—	—
	08/22/2011	532	—	—	25.99	08/22/2021	—	—	—	—
	04/01/2011	1,779	—	—	38.33	04/01/2021	—	—	—	—
	03/10/2010	2,343	—	—	21.19	03/10/2020	—	—	—	—
	06/26/2009	678	—	—	18.66	06/26/2019	—	—	—	—
	03/06/2009	2,496	—	—	11.71	03/06/2019	—	—	—	—
TOTAL		59,416	31,278	—	—	—	52,193	871,101	886,667	536,667
J. Jay Ibrahim	03/01/2016	—	—	—	—	—	17,973	299,969	250,000	62,500
	05/14/2015	7,396	14,794	—	18.30	05/14/2025	14,117	235,613	225,000	225,000
TOTAL		7,396	14,794	—	—	—	32,090	535,582	475,000	287,500
K. Graham Hill	03/01/2016	—	—	—	—	—	23,964	399,959	333,334	83,333
	02/25/2015	9,124	18,249	—	18.16	02/25/2025	9,178	153,181	300,000	300,000
	12/10/2014	—	—	—	—	—	8,445	140,947	—	—
TOTAL		9,124	18,249	—	—	—	41,587	694,087	633,334	383,333
Roy B. Oelking(7)	02/25/2015	13,686	—	—	18.16	09/28/2017	—	—	—	—
	03/05/2014	15,625	—	—	27.85	09/28/2017	—	—	—	—
	03/06/2013	24,603	—	—	30.24	09/28/2017	—	—	—	—
	03/07/2012	15,480	—	—	35.27	09/28/2017	—	—	—	—
	03/09/2011	7,803	—	—	33.65	09/28/2017	—	—	—	—
	03/10/2010	5,623	—	—	21.19	09/28/2017	—	—	—	—
TOTAL		82,820	—	—	—	—	—	—	—	—
Ivor J. Harrington(7)	2/25/2015	13,686	—	—	18.16	02/12/2017	—	—	—	—
	03/05/2014	15,625	—	—	27.85	02/12/2017	—	—	—	—
	03/06/2013	21,764	—	—	30.24	02/12/2017	—	—	—	—
	07/09/2012	42,500	—	—	24.98	02/12/2017	—	—	—	—
TOTAL		93,575	—	—	—	—	—	—	—	—

2017 | PROXY STATEMENT	59

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(1)

The awards granted consist of KBR restricted stock units (“RSUs”), performance stock units (“PSUs”), performance cash awards based on total shareholder return (“TSR”), or options under the KBR Stock and Incentive Plan.

(2)

All options listed in column (c) vest at a rate of 33 ⅓% per year over the 3-year vesting period.

(3)

All RSUs listed in this column that were granted on March 6, 2013, and earlier vest at a rate of 20% per year over the 5-year vesting period. The RSUs granted on March 5, 2014, and later, vest at a rate of 33 ⅓% per year over the 3-year vesting period. With respect to the RSUs granted to Mr. Bradie on July 2, 2014, 41,169 vest at a rate of 20% per year over the 5-year vesting period and 41,170 vest at a rate of 33 ⅓% per year over the 3-year vesting period. With respect to the RSUs granted on March 1, 2016, 80% vest at a rate of 33 ⅓% per year over the 3-year vesting period and 20% vest at a rate of 33 ⅓% per year over the 3-year vesting period subject to the achievement of the KBR consolidated net cost savings target performance requirement, which was satisfied on December 31, 2016.

(4)

Market value in this table is based upon a fair market value of $16.69 per share for KBR common stock, the closing price on December 30, 2016.

(5)

The number of unearned shares includes 60% of Mr. Bradie’s 30,877 RSUs that were granted on July 2, 2014, and vest at a rate of 20% per year over the 5-year vesting period subject to KBR having TSR of at least 6% in the immediately preceding year and 33 1/3% of Mr. Bradie’s 114,905 RSUs that were granted on December 21, 2014, and vest at a rate of 33 ⅓% per year over the 3-year vesting period subject to KBR having TSR of at least 6% each year. In addition, this column includes 50% of the performance cash awards granted in 2015 and 2016 that are based on TSR. These performance cash awards are payable only in cash and cliff-vest, if earned, at the end of the three-year vesting periods (December 31, 2017 and December 31, 2018, respectively).

(6)

This column includes the value of both performance cash awards based on TSR and PSUs. With respect to the performance cash awards granted in 2016, this column represents the threshold cash payout of $.25 for the number of performance cash awards based on TSR. With respect to the performance cash awards granted in 2015, this column represents the target cash payout of $1.00 for the number of performance cash awards based on TSR. Under the SEC rules, the payout value reported in this column must be disclosed based on achieving threshold performance goals, except that if performance during the last completed fiscal year (or, if the payout is based on performance to occur over more than one year, the last completed fiscal years over which performance is measured) has exceeded threshold, we must disclose the next higher performance measure (target or maximum) that exceeds the last completed fiscal year’s performance (or, if the payout is based on performance to occur over more than one year, the last completed fiscal years over which performance is measured). The payout of these performance cash awards is not calculated based on the Company’s stock price and accordingly was calculated by using the applicable cash payout amount of $.25 or $1.00 for each performance award unit. With respect to the performance RSUs granted in previous years, this column represents the target value of such awards, which is the fair market value of $16.69 per share for KBR common stock on December 30, 2016. Under SEC rules, if an award provides only for a single estimated payout, that amount should be reported. With respect to the performance cash awards granted in 2014, because they were reduced to zero due to the exercise of negative discretion by our Compensation Committee, they are not included in this column.

(7)

Messrs. Oelking and Harrington forfeited their outstanding equity upon their terminations of employment from KBR on September 28, 2016, and February 12, 2016, respectively; however, pursuant to Mr. Harrington’s release agreement, the first tranche of his RSUs granted on February 25, 2015, were allowed to vest on February 25, 2016. In addition, pursuant to Messrs. Oelking and Harrington’s severance and change-in-control agreements, Messrs. Oelking and Harrington may exercise their already vested stock options within the one-year period following their dates of terminations, but in no event may they exercise such stock options later than the remaining term of the stock options (unexercised stock options will forfeit after one year even if they have a remaining term).

OPTION EXERCISES AND STOCK VESTED

The following table shows information for 2016 regarding the exercise of stock options and the vesting of restricted stock and restricted stock units.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Stuart J. B. Bradie	—	—	42,606	595,945
Brian K. Ferraioli	—	—	75,613	1,285,701
Farhan Mujib	—	—	64,939	1,096,410
J. Jay Ibrahim	—	—	7,058	99,094
K. Graham Hill	—	—	13,033	207,813
Roy B. Oelking	—	—	78,959	1,163,186
Ivor J. Harrington	—	—	71,883	868,141
(1)

Represents the number of restricted stock units (“RSUs”) that vested during the fiscal year. No performance cash awards (“PAs”) were deemed to be vested during 2016.

(2)

Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of common stock on the vesting date. The 2014 PAs that would have been paid out with respect to the 2016 fiscal year were reduced to zero due to the exercise of negative discretion by our Compensation Committee.

2017 | PROXY STATEMENT	60

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PENSION BENEFITS

Our Named Executive Officers did not participate in a KBR sponsored pension plan required to be reported under the Pension Benefits table. Accordingly, the Pension Benefits Table has not been included here.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding each Named Executive Officer’s contributions to covered deferred compensation plans, earnings accrued during the year, withdrawals and distributions during the year, and plan balances at fiscal year-end.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
(a)		(b)	(c)	(d)	(e)	(f)
Stuart J. B. Bradie	Elective Deferral	—	—	—	—	—
	Restoration	—	40,426	3,575	—	102,833
	SERP	—	—	—	—	—
Brian K. Ferraioli	Elective Deferral	628,290	—	51,794	—	811,314
	Restoration	—	21,176	3,010	—	73,660
	SERP	—	—	—	—	—
Farhan Mujib	Elective Deferral	—	—	—	—	—
	Restoration	—	—	308	—	5,352
	SERP	—	—	—	—	—
J. Jay Ibrahim	Elective Deferral	—	—	—	—	—
	Restoration		10,049	174	—	13,090
	SERP	—	—	—	—	—
K. Graham Hill	Elective Deferral	—	—	—	—	—
	Restoration	—	15,676	1,022	—	33,537
	SERP	—	—	—	—	—
Roy B. Oelking	Elective Deferral	95,956	—	20,082	—	554,352
	Restoration	—	—	6,341	—	110,464
	SERP	—	—	14,699	—	223,950
Ivor J. Harrington	Elective Deferral	—	—	—	—	—
	Restoration	—	—	1,963	(44,433)	0
	SERP	—	—	—	—	—
(1)

The amounts in column (b) are reported as compensation for 2016 in columns (c) and/or (g) of the Summary Compensation Table.

(2)

The amounts in column (c) are reported as compensation for 2016 in column (i) of the Summary Compensation Table.

(3)

Only the above-market earnings in column (d) are reported as compensation for 2016 in column (h) of the Summary Compensation Table.

(4)

Only the amount of the aggregate balance in column (f) that relates to registrant contributions that are reported in column (c) are reported as compensation for 2016, 2015, and 2014 in column (i) of the Summary Compensation Table.

2017 | PROXY STATEMENT	61

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NARRATIVE DISCLOSURE TO NONQUALIFIED DEFERRED COMPENSATION TABLE

Under the Elective Deferral Plan, pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each year. Participation, however, is completely voluntary. The other plans do not allow employee elective deferrals. Earnings for the Elective Deferral Plan are based upon the executive’s election from among diversified investment options that include both stock and bond funds. Investment elections may be changed by the executive on a monthly basis. Any preferential interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table.

Earnings for the Restoration Plan are credited based on a bond fund in the KBR Elective Deferral Plan, which was above 120% of the applicable Federal long-term rate. Accordingly, the preferential interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. In 2016, our Named Executive Officers received awards under the plan in the amounts shown in the footnotes to the Summary Compensation Table.

While employed, earnings (or losses) on amounts in the SERP are credited (or deducted) based on the default investment portfolio in the Company’s 401(k) plan. An executive must be at least 50 years of age to participate in the SERP. Each executive who receives a SERP allocation must be a participant in the SERP for at least five years (three years for executives who were over age 60) following the allocation in order to begin vesting. Once the participant requirement is met, an executive’s SERP account vests on a graded scale in which 50% of the account is vested if the executive has attained age 55 prior to termination of employment and 10% more of the account is vested each additional year until 100% of the account is vested upon the executive’s attainment of age 60 prior to termination of employment. If the executive has not attained age 55 prior to termination of employment or met the minimum participation requirement, 100% of his or her SERP account is forfeited. The vesting provision was put in place to encourage participant retention.

Because the SERP was frozen on January 1, 2012, none of the Named Executive Officers received a contribution for 2016 under the terms of the SERP. Mr. Oelking was credited with earnings in 2016 on amounts already allocated to his account prior to 2012. Any preferential interest credited in 2016 to amounts in SERP accounts that were above 120% of the applicable Federal long-term rate are recorded in the Summary Compensation Table. Mr. Oelking became a participant in the SERP in March 2011 and fulfilled the five-year participation requirement to begin vesting in March 2016. Mr. Oelking was 100% vested in his SERP account prior to his termination of employment in September 2016 because he had already attained age 60. Messrs. Bradie, Ferraioli, Harrington, Hill, Ibrahim and Mujib are not participants in the SERP because the plan was frozen prior to the dates they began employment or were executives with the Company.

Payouts under the Restoration Plan and the SERP are paid in a lump sum upon termination. Payouts under the Elective Deferral Plan are paid on termination of employment or a specified future date, either as a lump sum or in installments. Withdrawals under the Elective Deferral Plan are allowed in the case of an unforeseeable emergency.

ELEMENTS OF POST-TERMINATION COMPENSATION AND BENEFITS

In 2011 with respect to Mr. Oelking, in 2012 with respect to Mr. Harrington, in 2013 with respect to Messrs. Ferraioli and Mujib, in 2014 with respect to Messrs. Bradie and Hill, and in 2015 with respect to Mr. Ibrahim, our Company entered into severance and change-in-control agreements with our Named Executive Officers.

Termination events that trigger payments and benefits include change-in-control, normal or early retirement, termination without cause or for good reason, voluntary termination, disability, and death. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short and long-term incentive plans, nonqualified account balances, and health benefits among others.

See the section below titled “2016 Potential Payments Upon Termination or Change-in-Control” for more detail on: (i) estimated potential payments and benefits under Messrs. Bradie, Ferraioli, Mujib, Hill, and Ibrahim’s severance and change-in-control agreements and (ii) the actual payments received by Messrs. Harrington and Oelking in connection with their terminations of employment in 2016 pursuant to their severance and change-in-control agreements and their restricted stock unit agreements granted in December 2013.

Further, see the section titled “Severance and Change-in-Control Agreements” after the “2016 Potential Payments Upon Termination or Change-in-Control” table for a description of: (a) the specific circumstances that would trigger payments and benefits, (b) the appropriate payment and benefit levels as determined under the various circumstances that trigger payments and benefits, (c) any material conditions or obligations applicable to the receipt of payments or benefits, and (d) any other material factors regarding the severance and change-in-control agreements.

2017 | PROXY STATEMENT	62

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2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive	Benefits(1)(2)	Change in Control without Termination 12/31/2016 ($)	Change in Control with Involuntary Termination 12/31/2016 ($)	Retirement, Disability, or Death on 12/31/2016(7) ($)	Involuntary Not For Cause or Voluntary for Good Reason Termination on 12/31/2016 ($)	Voluntary without Good Reason on 12/31/2016 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Stuart J. B. Bradie	Stock Awards(3)	—	4,478,862	4,478,862	229,054	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	6,366,667	3,022,222	—	—
	Cash Severance(6)	—	7,486,621	625,000	4,500,000	—
	TOTAL	—	18,332,150	8,126,084	4,729,054	—
Brian K. Ferraioli	Stock Awards(3)	—	844,347	844,347	—	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	2,613,333	1,711,111	—	—
	Cash Severance(6)	—	2,789,370	263,250	1,235,000	—
	TOTAL	—	6,247,050	2,818,708	1,235,000	—
Farhan Mujib	Stock Awards(3)	—	871,101	871,101	—	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	2,433,333	1,531,111	—	—
	Cash Severance(6)	—	2,568,546	297,000	1,045,000	—
	TOTAL	—	5,872,980	2,699,212	1,045,000	—
J. Jay Ibrahim	Stock Awards(3)	—	535,582	535,582	—	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	950,000	466,667	—	—
	Cash Severance(6)	—	1,959,105	163,688	848,750	—
	TOTAL	—	3,444,687	1,165,937	848,750	—
K. Graham Hill	Stock Awards(3)	—	694,087	694,087	—	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	1,266,667	622,222	—	—
	Cash Severance(6)	—	2,163,767	185,625	962,500	—
	TOTAL	—	4,124,521	1,501,934	962,500	—
Roy B. Oelking	Stock Awards(3)	—	—	—	969,150	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	—	—	—	—
	Cash Severance(6)	—	—	—	1,197,000	—
	TOTAL	—	—	—	2,166,150	—
Ivor J. Harrington	Stock Awards(3)	—	—	—	868,141	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	—	—	—	—
	Cash Severance(6)	—	—	—	1,197,000	—
	TOTAL	—	—	—	2,065,141	—
(1)

The aggregate nonqualified deferred compensation payable to all Named Executive Officers upon termination is set forth in column (f) of the Nonqualified Deferred Compensation Table and is not reflected in this Table.

(2)

The Table does not include amounts otherwise payable to the Named Executive Officers if they remained employed through December 31, 2016, pursuant to the KBR Senior Executive Performance Pay Plan (STI), as reported in column (g) of the Summary Compensation Table. If a Named Executive Officer is terminated for “cause” (as defined under the applicable plan/program), all such executive’s rights to payment would be automatically forfeited. Also, the Table does not include those benefits that are generally available to all employees.

(3)

For Mr. Bradie, the amount provided under stock awards in column (f) relates to 50% of the one-time (make-whole) restricted stock units that vest over three years and were granted in July 2014. These were specifically provided to Mr. Bradie to provide him security to resign from his prior employer, which caused him to forfeit equity holdings granted to him in prior years.

(4)

The Table assumes full exercise of options that become exercisable upon termination or change-in-control as of December 31, 2016. This Table does not include the exercisable options reflected in column (b) of the Outstanding Equity Awards at Fiscal Year End Table. Option values are based on the difference between the option exercise price and the closing price for our common stock on December 31, 2016, multiplied by the number of shares to be acquired upon exercise of the option. While options do not vest upon an approved retirement, they do continue to vest on the original vesting schedule after an approved retirement.

(5)

Assumes for purposes of change-in-control with termination, retirement, death, and disability that payout for the Performance Cash Awards will be at Target, except for the Performance Cash Awards granted in 2014, which are based on actual payout of 0.0%. Performance Cash Awards are fully vested on a change-in-control termination but are only prorated on retirement, death, and disability.

(6)

Cash severance includes welfare costs in the case of a change in control with involuntary termination. Cash severance does not include amounts that may be paid to the Named Executive Officers under the severance plan generally available to all employees of the Company.

(7)

Retirement is discretionary and subject to the approval of the CEO, or in the case of our Senior Executive Management, it is subject to the approval of our Compensation Committee.

2017 | PROXY STATEMENT	63

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SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

Our Compensation Committee approved severance and change-in-control agreements (collectively, the “Agreement”) for Messrs. Bradie, Ferraioli, Mujib, Ibrahim, Hill, Oelking and Harrington, along with certain other senior executive officers of the Company.

CIRCUMSTANCES THAT WOULD TRIGGER PAYMENTS AND BENEFITS

The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) in the event of a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.

Under the Agreement, “cause,” “good reason,” and “change-in-control” are defined as follows:

“Cause” means any of the following: (i) the executive’s gross negligence or willful misconduct in the performance of the duties and services required of him by the Company; (ii) the executive’s conviction of, or plea other than not guilty to, a felony or a misdemeanor involving moral turpitude; or (iii) a material violation of the Company’s Code of Business Conduct. However, prior to a change-in-control, “cause” also means the executive’s failure to perform, in a reasonably satisfactory manner, the duties and services required of him by the Company, provided that the Company gives the executive at least 10 days’ written notice to cure the failure.

“Good Reason” means any of the following: (i) a material diminution in the executive’s base salary, (ii) a material diminution in the executive’s authority, duties, or responsibilities, including, with respect to Mr. Bradie, the failure to maintain him in the position of CEO of the Company or nominate him to stand for re-election to the Board of Directors, or (iii) unless agreed to by the executive, the relocation of the offices at which the executive is principally employed to a location more than 50 miles away. However, prior to a change-in-control, “good reason” means a 25% or more diminution in the executive’s base salary, unless a similar reduction is made to the base salaries of all senior executive officers of the Company, and with respect to Mr. Bradie, it also means (ii) and (iii) of the definition of “good reason” above.

“Change-in-Control” is generally triggered upon any of the following: (i) a person acquires 20% or more of the voting power of the Company, (ii) the majority of our Board of Directors changes, (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets.

If, prior to, on, or after a change-in-control, Messrs. Bradie, Ferraioli, Mujib, Ibrahim, or Hill die or become disabled, then the Company will provide them with the following benefits: (a) the executive’s unearned bonus under the Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (b) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than the March 15th following the end of such prior performance period, (c) the restrictions on all restricted stock and restricted stock units of the executive shall lapse in full on his date of termination, (d) all stock options and stock appreciation rights (“SARs”) of the executive shall become fully vested and exercisable on his date of termination and may be exercised until the earlier of (i) the second anniversary of his date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (ii) the remaining term of such option or SAR, (e) all outstanding performance awards of the executive shall be prorated to his date of termination and to the extent such awards become “earned” based on actual performance results at the end of the performance period, shall be paid to the executive in a lump sum on the normal payment date for such awards under the plan, but not later than the March 15th following the end of the performance period, and (f) all account balances of the executive in all supplemental and/or non-qualified retirement plans of the Company and its affiliates shall become fully vested on his date of termination.

If, prior to, on, or after a change-in-control, the Named Executive Officer retires, then the Company will provide him with the above death and disability benefits, except that the executive may only exercise his stock options and SARs until the earlier of (a) the first anniversary of his date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (b) the remaining term of such option or SARs.

If, prior to, on, or after a change-in-control, the Named Executive Officer voluntarily terminates his employment for any reason other than a “good reason” or retirement, the executive will not be entitled to any payments or benefits and his vested stock options and SARs must be exercised within 30 days of the date of his termination, but not later than the option or SAR expiration date.

If, prior to, on, or after a change-in-control, the Named Executive Officer’s employment is terminated by the Company for “cause,” the executive will not be entitled to any severance payments or benefits.

If, prior to a change-in-control, the Named Executive Officer’s employment is terminated by us (except for “cause”), or if the Named Executive Officer terminates his employment for “good reason,” the Company will provide the executive with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) one (two with respect to Mr. Bradie) year’s base salary in effect at termination plus (ii) (two times with respect to Mr. Bradie) the executive’s annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his date of termination, but not later than the remaining term of the option or SARs, and (c) all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards shall be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards.

If both (1) a change-in-control occurs and (2) on, or within two years after the change-in-control, the Company involuntarily terminates the Named Executive Officer’s employment without cause or the Named Executive Officer terminates his employment for “good reason” then, the Company will provide them with the following change-in-control termination benefits: (a) a lump sum cash payment equal to the sum of: (i) two times (three times with respect to Mr. Bradie) the executive’s base salary in effect

2017 | PROXY STATEMENT	64

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at termination (or, if higher, the executive’s base salary in effect immediately prior to the change-in-control) plus (ii) two times (three times with respect to Mr. Bradie) the executive’s annual target bonus opportunity, (b) the executive’s unearned bonus under the Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (c) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than 74 days following the executive’s termination of employment with the Company, (d) all of the outstanding stock options, SARs, restricted stock and restricted stock unit awards, and other equity based awards granted by the Company to the executive that are not performance awards shall become fully vested and immediately exercisable or payable in full on the effective date of the release required under the Agreement, provided such release is timely executed by the executive following his termination of employment with the Company, (e) all performance award units granted prior to January 1, 2015, other than those that are covered under the Company’s annual cash incentive plan, shall be prorated to the date of termination and paid on actual performance at the end of the performance period, but not later than March 15th following the end of the performance period, and all performance award units granted on or after January 1, 2015, other than those that are covered under the Company’s annual cash incentive plan, shall become fully vested and paid at target performance as soon as administratively feasible following his termination of employment with the Company, but not later than March 15th following the year in which he terminated employment with the Company, (f) all account balances in any supplemental and/or nonqualified retirement plans shall become fully vested, and (g) welfare plan costs equal to two times (three times with respect to Mr. Bradie) the total annual cost to the executive and the Company of the medical, dental, life, and disability benefits provided to the executive and the executive’s eligible dependents by the Company for the year of the executive’s termination.

DETERMINATION OF APPROPRIATE PAYMENT AND BENEFIT LEVELS UNDER THE VARIOUS CIRCUMSTANCES THAT TRIGGER PAYMENTS AND BENEFITS

Our Compensation Committee engaged AonHewitt, its previous compensation consultant, to assist in the development of the Agreement. In February 2008, AonHewitt presented a comprehensive overview of market practices of severance and change-in-control benefits among our then Core Peer Group, as well as, AonHewitt’s knowledge of general market practices and emerging trends. In addition, AonHewitt provided the Compensation Committee with a proposed severance and change-in-control program that was consistent with the median of such Core Peer Group. Our Compensation Committee elected to move forward with the proposed program, except that the Compensation Committee wanted to make severance payments (without a change-in-control) more difficult to trigger as compared to the terms of the companies in such Core Peer Group. Further, our Compensation Committee elected to add a broad two-year clawback provision. Our Compensation Committee asked its Chairman to work with AonHewitt, in-house legal counsel, and outside legal counsel to prepare the Agreement consistent with these suggestions. In May 2008, AonHewitt presented the revised program, with all the potential costs associated with the suggested Agreement. After further review, and advice from outside legal counsel that the Agreement was more favorable to KBR than our peer companies with respect to severance (without a change-in-control) payment triggers and that it was consistent with our peer companies with respect to severance following a change-in-control, our Compensation Committee approved the Agreement in May 2008. Since May 2008, our Compensation Committee has regularly reviewed the Agreement to ensure it remains consistent with the median of our Core Peer Group.

MATERIAL CONDITIONS OR OBLIGATIONS APPLICABLE TO THE RECEIPT OF PAYMENTS OR BENEFITS

As a condition to receive the severance benefits upon a termination by the Company (except for “cause”) or a resignation by the executive for “good reason” or retirement, the executives must first execute a release and full settlement agreement. The Agreement also contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause. The Agreement provides that all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to the executives by the Company will be forfeited upon severance (without a change-in-control). Such awards, however, will fully vest upon a double-trigger change-in-control termination (other than performance awards granted prior to 2015, which will vest on a prorata basis and remain subject to actual performance results).

NO EMPLOYMENT AGREEMENTS

The Company has no employment agreements with its Named Executive Officers. Each of our Named Executive Officers has entered into severance and change-in-control agreements that only provide for severance-type benefits, as described in the above section.

2017 | PROXY STATEMENT	65

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Director Compensation

In 2016, all non-executive Directors received an annual retainer of $100,000. An additional annual retainer of $125,000 was paid to Mr. Carroll for his role as non-executive Chairman of the Board. The Chairman of each committee also received an additional annual retainer as follows: Audit—$16,250; Compensation—$15,000; and Health, Safety, Security, Environment and Social Responsibility—$10,000. The additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee is $10,000; however, if the non-executive Chairman of the Board is concurrently serving as the Chairman of the Nominating and Corporate Governance Committee, the non-executive Chairman of the Board will not receive the annual retainer for the Nominating and Corporate Governance Committee Chairman in addition to the annual retainer for the non-executive Chairman of the Board. As recommended by our Nominating and Corporate Governance Committee, in 2016 each of our non-executive Directors received an annual award of $110,000 worth of restricted stock units under the KBR Stock and Incentive Plan. The vesting period is six-month cliff vesting. Our Board of Directors established share ownership guidelines for the non-executive Directors in an effort to link more closely the financial interests of the non-executive Directors with those of KBR’s stockholders. Non-executive Directors are required to own KBR stock in an amount equal to five times the non-executive Director annual cash retainer within five years of joining the Board of Directors.

In December 2013, based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors adopted a nonqualified elective deferral plan for non-executive directors. The plan, which became effective January 1, 2014, permits non-executive directors to make an annual election to defer payment of some or all of their cash retainers and equity compensation for the following year. The non-executive directors also have the option to elect to have their cash compensation converted to restricted stock units. For the 2016 plan year, Mr. Lyles elected to defer 100% of his 2016 cash compensation into the plan.

Periodically, our Compensation Committee reviews the competitiveness of the compensation of our non-executive Directors. The results of such reviews were presented to our Board in October 2016 with regard to the compensation of our non-executive Directors for 2016 and 2017. Our Board approved one change to the program, which was to increase the additional annual retainer for the Chairman of the Audit Committee from $15,000 to $20,000 beginning in the fourth quarter of 2016. There have been no increases to the additional annual retainers for the chairmen of the other committees since 2012. In addition, there has been no increase to the annual award of restricted stock units since 2012, and the annual retainer has remained unchanged since 2010.

The following table sets forth certain information with respect to KBR’s director compensation for non-executive Directors during the fiscal year ended December 31, 2016.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Change in Persion Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mark E. Baldwin	100,000	110,000	—	—	210,000
James R. Blackwell	100,000	110,000	—	—	210,000
Loren K. Carroll	225,000	110,000	—	—	335,000
Jeffrey E. Curtiss	116,250	110,000	—	—	226,250
Umberto della Sala	100,000	110,000	—	—	210,000
Lester L. Lyles(5)	110,000	110,000	1,315	—	221,315
Jack B. Moore	115,000	110,000	—	—	225,000
Ann D. Pickard	100,000	110,000	—	—	210,000
Richard J. Slater	110,000	110,000	7,595	—	227,595
(1)

Directors who were also full-time officers or employees of KBR received no additional compensation for serving as directors.

(2)

Director fees reflect fees earned in 2016, including fees that may have been deferred into the KBR Non-Employee Directors Elective Deferral Plan.

(3)

The amounts in column (c) represent the grant date fair value of awards granted in 2016 pursuant to the KBR Stock and Incentive Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Description of Company and Significant Accounting Policies” and note 19 under “Share-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2016. All directors were fully vested in their restricted stock units (“RSUs”) at the end of 2016. Dividends paid on the stock awards are not reported separately in this table because they are already factored into the grant date fair value.

(4)

Messrs. Lyles and Slater elected to defer 100% of their RSUs granted in 2014 and, with respect only to Mr. Slater, in 2015 into the KBR Non-Employee Directors Elective Deferral Plan. Messrs. Lyles and Slater also elected that any dividends to which they were entitled for their deferred RSUs be reinvested in shares of Company stock. The amounts in column (d) reflect these reinvested shares.

(5)

Mr. Lyles elected to defer 100% of his annual cash retainers payable for 2016 into the KBR Non-Employee Directors Elective Deferral Plan.

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Certain Relationships and Related Transactions

We perform many of our projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, we often provide engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where we provide services to a joint venture that we control and therefore consolidate for financial reporting purposes, we eliminate intercompany revenues and expenses on such transactions. In situations where we account for our interest in the joint venture under the equity method of accounting, we do not eliminate any portion of our revenues or expenses. We recognize the profit on our services provided to joint ventures that we consolidate and joint ventures that we record under the equity method of accounting primarily using the percentage-of-completion method.

Related Person Policies

Our Board of Directors has adopted a policy requiring its approval of any transactions involving our directors, executive officers or any nominees for director and any greater than 5% stockholders and their immediate family members. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we (including any of our subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in our public filings. The Board of Directors will only approve transactions with related persons when the Board of Directors determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board of Directors will apply the following standards and such other standards it deems appropriate:

•

whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•

whether the transaction is material to us or the related person;

•

the role the related person has played in arranging the related person transaction;

•

the structure of the related person transaction;

•

the extent of the related person’s interest in the transaction; and

•

whether there are alternative sources for the subject matter of the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires KBR’s directors and executive officers, and persons who own more than ten percent of a registered class of KBR’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock of KBR.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2016, and during 2017 through the date of this proxy statement, all officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

2017 | PROXY STATEMENT	67

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Audit Committee Report

KBR’s Audit Committee operates under a written charter adopted by the Board that outlines the responsibilities of, and practices followed by the Committee. A copy of the Charter is available on KBR’s website, www.kbr.com, by choosing “Our Company” under the “About” menu, then selecting “Corporate Governance” and “Board Committees.” We review and reassess the charter annually and recommend any changes to the Board of Directors for approval. We met 11 times in 2016 and this report summarizes the activities of the Committee during those meetings.

KBR’s management is responsible for preparing KBR’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants.

Primary Responsibilities and 2016 Actions

The Audit Committee assists the Board in overseeing the accounting and financial reporting process and integrity of the financial statements of the Company; the compliance by the Company with legal and regulatory requirements; and the performance of the internal audit function, internal accounting controls, disclosure controls and procedures, and internal control over financial reporting. In 2016, in fulfilling these responsibilities, among other things, we:

•

Met with senior members of the Company’s financial management team at each meeting;

•

Held separate private sessions, during regularly scheduled meetings, with each of the Company’s Chief Financial Officer, General Counsel, and Head of Internal Audit, providing an opportunity for candid discussions regarding financial management, legal, accounting, auditing, and internal controls matters;

•

Reviewed and discussed with management the Company’s earnings releases and the financial results for each quarterly period and for the fiscal year as set out in the Company’s Forms 10-Q and Form 10-K prior to filing with the SEC;

•

Received periodic reports on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

•

Met with the Chief Information Officer to review and discuss cyber security initiatives, a review of data privacy and security controls, and measures implemented to improve systems and processes;

•

Reviewed and discussed with senior management significant risks and exposures identified by management and the Company’s processes related to risk assessment and management, including the Company’s enterprise risk management process;

•

Reviewed and discussed with senior management, including the Head of Internal Audit, prior period adjustments and significant changes in estimates of costs to complete certain engineering, procurement and constructions projects and the evaluation of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting;

•

Met with the General Counsel and Chief Compliance Officer to receive status reports on compliance matters and to discuss the effectiveness of the Company’s compliance program;

•

Discussed with the Company’s financial management the plans and procedures for implementation of FASB Accounting Standards Update No, 2014-09 Revenue from Contracts with Customers, and the anticipated impact of the new standard on the controls and financial statements of the Company;

•

Reviewed and discussed with senior management major financial risk exposures, including a review of the funding valuation and investment processes of the Company’s pension plan in the UK, a review of tax planning, tax valuation allowances and certain tax positions, and periodic reviews of the financial covenants under the Company’s revolving credit agreement and liquidity positions and analysis; and

•

Reviewed the Company’s internal audit plan, received individual audit reports, discussed with management measures implemented in response to internal audits, and reviewed the performance of the Company’s internal audit function.

Oversight of Independent Auditors

In addition to the responsibilities described above, the Audit Committee oversees the audits of the Company’s financial statements and the independence, qualifications, and performance of the independent auditors. In fulfilling our oversight role for the year ended December 31, 2016, under the Audit Committee’s charter, among other things, we reviewed and discussed with KPMG LLP, the Company’s independent auditors and principal independent accountants, as well as with senior members of the Company’s financial management team, the overall audit scope and plan, the results of the external audit, and evaluations by KPMG LLP of the Company’s internal controls over financial reporting, the quality of the Company’s financial reporting, and the effectiveness of the Company’s disclosure controls and procedures. KPMG LLP also reported to us on significant accounting judgments and estimates made by management in preparing the financial statements as well as their analysis and assessment of significant risks. We also discussed with KPMG LLP the matters required to be communicated pursuant to the standards promulgated by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

We discussed with KPMG LLP their assessment of their independence, including with respect to the tax services provided by them, and received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with us concerning independence. In light of the required rotation of the independent auditor’s lead partner and SEC partner following the audit of the Company’s 2017 financial statements, we met with the proposed new lead partner and SEC partner, and reviewed their experience and qualifications.

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2016 Audited Financial Statements

Based on our review of the audited financial statements, discussions with management and with KPMG LLP, and our review of KPMG LLP’s written disclosures and letter, we recommended to the Board of Directors that the audited financial statements be included in KBR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. Our recommendation considers our review of that firm’s qualifications as independent accountants for the Company. Our review also included matters required to be considered under SEC rules on auditor independence, including the nature and extent of non-audit services. In our judgment the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm’s independence.

After discussions with management, considering KPMG LLP’s historical and recent performance of KBR’s audit, the capabilities and performance of the audit team, and KPMG LLP’s independence, the Committee concluded that it would be in the best interests of KBR and its shareholders to retain KPMG LLP to serve as the independent registered public accounting firm to audit the consolidated financial statements for KBR for 2017 and recommend that such appointment be ratified by shareholders at the 2017 annual meeting of the company.

Respectfully submitted,

The Audit Committee of Directors

Jeffrey E. Curtiss, Chairman
Mark E. Baldwin
Lester L. Lyles
Ann D. Pickard

March 15, 2017

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Principal Accountant Fees and Services

The following table presents fees for audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed or expected to be billed for audit-related, tax and all other services rendered by KPMG during those periods.

Thousands of dollars	2016	2015
Audit fees(a)	$6,024	$5,916
Audit-related fees(b)	86	22
Tax fees(c)	420	867
Other fees	—	—
Total	$6,530	$6,805
(a)

Audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2016 and December 31, 2015. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, and review of registration statements.

(b)

Audit-related fees primarily include professional services rendered by KPMG for special purpose audits of separate KBR entities primarily related to jurisdictional licensing requirements and audits of some of our subsidiaries relating to certain transactions.

(c)

Tax fees consist of the aggregate fees billed for professional services rendered by KPMG for federal, state and international tax compliance and advice.

PRE-APPROVAL POLICY

The Audit Committee is directly responsible for appointing, setting compensation for and overseeing the work of KPMG, our principal independent registered public accounting firm. The Audit Committee has established written pre-approval policies requiring approval by the Audit Committee of all services to be provided by KPMG and all audit services provided by other independent accountants. The policy provides that all audit, audit-related and tax services to be provided by KPMG will be described in a written plan submitted to the Audit Committee annually for pre-approval. The Audit Committee, its Chairman or another Audit Committee member designee must pre-approve any audit, audit-related or tax services to be provided by KPMG that were not submitted for annual pre-approval if the fees to be paid for such services will exceed $150,000. All other services for fees in excess of $50,000 must be specifically approved in the same manner as audit, audit-related and tax services greater than $150,000. Any services provided by KPMG must be pre-approved by the Audit Committee if the fees are $250,000 or greater.

The policy also provides that all audit services to be provided by independent public accountants other than KPMG will be described in writing and presented to the Audit Committee by our Chief Accounting Officer annually for pre-approval. Any audit services not included in the annual pre-approved plan must be approved in the same manner as unplanned audit, audit-related and tax services to be provided by KPMG.

As permitted by the SEC, to ensure prompt handling of unexpected matters, our policy allows for the delegation of the Audit Committee’s pre-approval authority under the policy to the Chairman or another member of the Audit Committee designated by the Audit Committee or the Chairman. Any pre-approval decisions by the Audit Committee Chairman or other Audit Committee designee will be reported to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

Proposal No. 2

Ratify the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has audited the financial statements of KBR and its predecessor beginning with the year ended December 31, 2004. A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment by the Audit Committee of the Board of Directors of that firm as independent registered public accounting firm to audit the consolidated financial statements of KBR as of and for the year ending December 31, 2017. The engagement of KPMG LLP was made by the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in KBR. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with KBR in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions from stockholders.

Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Audit Committee of the Board of Directors has decided to ask our stockholders to ratify this appointment.

The proposal to ratify the appointment of KPMG LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The Audit Committee of the Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2017. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

2017 | PROXY STATEMENT	70

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Proposal No. 3

Advisory Vote to Approve Named Executive Officer Compensation

As required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our Named Executive Officers (“NEOs”) as disclosed in this proxy statement.

The sixth stockholder advisory vote to approve named executive officer compensation since the initial public offering of KBR’s common stock was held last year at KBR’s 2016 Annual Meeting of Stockholders. Under KBR’s Bylaws, the 2016 advisory vote was in favor of approval of our named executive officer compensation, that choice having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. The Compensation Committee considered the results to be an affirmation of the stockholders’ support of our compensation policies and decisions. However, we did make minor changes to our executive compensation program effective January 1, 2016, which are noted in the Compensation Discussion and Analysis in this proxy statement. The first advisory vote on the frequency of advisory votes to approve named executive officer compensation was held at KBR’s 2011 Annual Meeting of Stockholders. Under KBR’s Bylaws, the advisory vote on the frequency of the advisory vote to approve named executive officer compensation was in favor of one year, with that period having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. In light of these voting results, KBR’s Board of Directors determined that KBR will hold an advisory vote to approve named executive officer compensation each year until the results of the next advisory vote on the frequency of advisory votes to approve named executive officer compensation are reviewed at the 2017 annual meeting.

EXECUTIVE COMPENSATION

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for KBR’s NEOs, as defined above under “Compensation Discussion and Analysis — Executive Summary.” Consistent with our compensation philosophy, our executive compensation program has been designed to achieve the following primary objectives:

•

provide a clear and direct relationship between executive pay and Company (and Business, as applicable) performance, both on a short and long-term basis;

•

emphasize operating performance measures;

•

link executive pay to measures of stockholder value;

•

support our business strategies and management processes in order to motivate our executives; and

•

generally target base salary, short-term incentives, long-term incentives, and total compensation levels near the 50th percentile of the competitive market for good performance, and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but we also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

In consideration of these objectives, KBR provides pay that is highly dependent on performance (both short and long-term) in order to align total compensation with stockholder interests. Performance pay represents the majority of our CEO’s compensation as a percentage of total compensation. We continually review best practices in governance and executive compensation. In observance of such best practices, KBR:

•

does not maintain employment agreements with the NEOs;

•

does not provide excise tax gross-ups;

•

has incentive plans that discourage undue risk and align executive rewards with short and long-term company performance; and

•

requires executives to satisfy stock ownership requirements.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While the resolution is non-binding, the Board of Directors values the opinions that stockholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

For all the reasons set forth above, the Board of Directors recommends that you vote FOR the advisory vote to approve our NEOs’ compensation as disclosed in this proxy statement. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

2017 | PROXY STATEMENT	71

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Proposal No. 4

Advisory Vote to Approve the Frequency of Advisory Votes on Named Executive Officer Compensation

As required by Section 14A(a)(2) of the Exchange Act, the Board of Directors is providing our stockholders with an opportunity to provide a non-binding advisory vote to determine whether the stockholder vote on named executive officer compensation should occur every one, two, or three years, or abstain. The first advisory vote on the frequency of advisory votes to approve named executive officer compensation was held at KBR’s 2011 Annual Meeting of Stockholders. Under KBR’s Bylaws, the advisory vote on the frequency of the advisory vote to approve named executive officer compensation was in favor of one year, with that period having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. The next advisory vote on named executive officer compensation, and the frequency of such vote thereafter, will be determined by the Board of Directors after this meeting, taking into consideration the outcome of this proposal.

We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program.

For the reasons discussed above, the Board of Directors recommends that stockholders vote to hold the advisory vote on named executive officer compensation every year. Stockholders are not voting, however, to approve or disapprove of this recommendation of the Board of Directors. The proxy card provides stockholders with the opportunity to choose among four choices. Specifically, stockholders are entitled to vote on whether the advisory vote on named executive officer compensation should be held every one, two, or three years, or to abstain from voting.

While the result of this advisory vote on the frequency of the vote on named executive officer compensation is non-binding, the Board of Directors values the views that our stockholders express in their votes. It will consider the outcome of the vote when deciding how frequently to conduct the vote on named executive officer compensation.

For all the reasons set forth above, the Board of Directors recommends that you vote on Proposal No. 4 to hold the advisory vote on named executive officer compensation EVERY YEAR. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

2017 | PROXY STATEMENT	72

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Questions and Answers About Voting

The following are answers to common questions about voting KBR shares at the meeting. If your question is not addressed below or elsewhere in this proxy statement, please contact KBR’s Investor Relations Department at (713) 753-5082 or (866) 380-7721.

WHO IS ENTITLED TO VOTE?

Holders of record at the close of business on March 22, 2017, which is the record date for the meeting, will be entitled to one vote per share. Fractional shares will not be voted. On the record date, KBR had 143,140,791 shares of common stock, par value $0.001 per share, outstanding.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES?

KBR’s Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 17, 2017 meeting and at any adjournment or postponement of that meeting.

WHAT CONSTITUTES A QUORUM?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of KBR common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

HOW DO I GIVE VOTING INSTRUCTIONS?

As described on the enclosed proxy card, proxies may be submitted:

•

over the Internet,

•

by telephone, or

•

by mail.

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Tuesday, May 16, 2017.

CAN I CHANGE MY VOTE?

A proxy may be revoked by a stockholder at any time before it is voted by:

•

giving notice of the revocation in writing to KBR’s Corporate Secretary at 601 Jefferson Street, Houston, Texas 77002;

•

submitting another valid proxy by mail, telephone, or over the Internet that is later dated and, if mailed, is properly signed; or

•

voting in person at the meeting.

WHAT ARE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND APPROVE EACH OF THE PROPOSALS?

KBR’s Bylaws provide that, in general, holders of a majority of the voting stock, present in person or represented by proxy, will constitute a quorum at any meeting of the stockholders. Directors are elected by a majority of votes cast (the number of shares voted “for” a candidate must exceed the number of shares voted “against” the candidate). Adoption of all proposals (except the vote on the frequency of the advisory vote on named executive officer compensation) will require the affirmative vote of a majority of the shares of KBR’s common stock present in person or represented by proxy at the meeting and entitled to vote. The frequency of future advisory votes on the named executive officer compensation receiving the greatest number of votes (every one, two, or three years) will be considered the frequency recommended by stockholders in an advisory manner. For this purpose, abstentions and broker non-votes are not counted as a vote cast “for” any of a one-, two-, or three-year frequency.

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IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, HOW WILL MY SHARES BE VOTED?

Shares held in street name which are not voted by a broker on a matter in the absence of instructions from the beneficial owner, known as broker non-vote shares, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not be counted for or against the matter unless you provide instructions to your broker. Your vote is important, and we request that you vote your shares as promptly as possible by returning your instructions to your broker.

WHAT HAPPENS IF I ABSTAIN OR WITHHOLD MY VOTE ON ANY PROPOSAL?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against all other proposals.

DOES KBR OFFER ELECTRONIC DELIVERY OF PROXY MATERIALS?

Yes. KBR encourages you to reduce printing and mailing costs by signing up for electronic delivery of KBR stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the proxy statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

To sign up for electronic delivery, please follow the instructions on your proxy card to vote by Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

WHAT IS “HOUSEHOLDING?”

In accordance with notices that KBR sent to certain stockholders, KBR is sending only one copy of its meeting materials to stockholders who share the same address, unless they have notified KBR that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or proxy statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to 1-800-542-1061. You will begin to receive individual copies within 30 days after your request.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing KBR stock at two different brokerage firms, your household will receive two copies of the notice or meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of the notice or meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Does KBR offer electronic delivery of proxy materials?”

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Additional Information

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING AND DIRECTOR NOMINATIONS

If you wish to present a proposal to be considered for inclusion in our proxy material for our Annual Meeting of Stockholders to be held in 2018, you must submit the proposal in writing to our Corporate Secretary at 601 Jefferson Street, Suite 3400, Houston, Texas 77002, and we must receive your proposal not later than December 4, 2017 (the 120th day prior to April 3, 2018, the one-year anniversary of the date on which we estimated that we would send our materials for our 2017 Annual Meeting of Stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Exchange Act.

In order for stockholder proposals to have been properly submitted for presentation at our Annual Meeting of Stockholders, we must have received notice of the proposal not earlier than January 17, 2017, nor later than February 16, 2017 (the 120th and 90th days, respectively, prior to May 17, 2017, the intended date of the 2017 Annual Meeting of Stockholders). Your proposal must comply with Article I, Section 9 of our Bylaws.

A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require KBR to include the proposed nominee or business in KBR’s proxy solicitation materials.

PROXY SOLICITATION COSTS

The proxies accompanying this proxy statement are being solicited by KBR. The cost of soliciting proxies will be paid by KBR. We have retained D.F. King & Co. to aid in the solicitation of proxies. For these services, we will pay D.F. King & Co. $8,500 and reimburse it for out-of-pocket expenses. Some of the executive officers and other employees of KBR also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. KBR will, upon request, reimburse banks, brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of KBR common stock.

Other Matters

As of the date of this proxy statement, we know of no business that will be presented at the 2017 Annual Meeting of Stockholders other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting of Stockholders for action by stockholders, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

Additional Information Available

KBR files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to KBR’s Investor Relations Department at 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

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Forward Looking Statement

This proxy statement contains forward-looking statements regarding our plans, objectives, goals, strategies, future events, future financial performance and other information that is not historical. When used in this proxy statement, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Such statements are based upon our current expectations and various assumptions, which are made in good faith, and we believe there is a reasonable basis for them. However, because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from the forward-looking statements contained in this proxy statement. Additional information about potential risk factors that could affect our business and financial results is included in our Form 10-K filed on February 24, 2017.

We caution you not to place undue reliance on the forward-looking statements included in this proxy statement, which speak only as of the date hereof. We disclaim any intent or obligation, except as required by law, to revise or update this information to reflect new information or future events or circumstances.

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Sangachal Terminal in Azerbaijan: KBR provides engineering, design, and procurement support services for an offshore complex consisting of two bridge-linked fixed jacket platforms as well as an onshore gas processing facility in Sangachal. The onshore facility consists of two gas processing trains and condensate processing facilities.

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www.kbr.com
Listed on the NYSE: KBR
© 2017 KBR, Inc. All Rights Reserved
ZERO 24/7 HARM
courage to care

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KBR, INC.
ATTN: ADAM KRAMER
601 JEFFERSON STREET
HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Mark E. Baldwin
02 James R. Blackwell
03 Stuart J. B. Bradie
04 Loren K. Carroll
05 Jeffrey E. Curtiss
06 Umberto della Sala
07 Lester L. Lyles
08 Jack B. Moore
09 Ann D. Pickard

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements for KBR,Inc. as of and for the year ending December 31, 2017.	☐	☐	☐
3. Advisory vote to approve KBR's named executive officers' compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers.	☐	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000327883_1 R1.0.1.15

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Combined Document is/are available at www.proxyvote.com

KBR, INC.
Annual Meeting of Stockholders
May 17, 2017
This proxy is solicited by the Board of Directors

The undersigned stockholder of KBR, Inc., a Delaware corporation, hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 3, 2017, and hereby appoints Loren K. Carroll and Eileen G. Akerson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of KBR, Inc., to be held on May 17, 2017 at 09:00 a.m. CDT, in The Texas Room, 601 Jefferson St., Houston, TX 77002, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN THIS PROXY STATEMENT; FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS FOR KBR AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2017; FOR THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION; FOR A ONE-YEAR FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION; AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

0000327883_2 R1.0.1.15

Continued and to be signed on reverse side